Exhibit 10.1

LOAN AND SECURITY AGREEMENT

by and among

WEST MARINE PRODUCTS, INC.

and

EACH OF THE PERSONS THAT ARE SIGNATORIES HERETO AS BORROWERS

as Borrowers,

-and-

EACH OF THE PERSONS THAT ARE SIGNATORIES HERETO AS GUARANTORS

as Guarantors,

-and-

THE LENDERS THAT ARE SIGNATORIES HERETO

as Lenders,

-and-

WELLS FARGO RETAIL FINANCE, LLC

as Administrative Agent

Dated as of December 29, 2005

i

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			Page
Section	8.	EVENTS OF DEFAULT	89

Section	9.	THE LENDER GROUP’S RIGHTS AND REMEDIES	91

	9.1.	Rights and Remedies	91

	9.2.	Securities and Deposits	94

	9.3.	Standards for Exercising Rights and Remedies	95

	9.4.	Remedies Cumulative	95

Section	10.	TAXES AND EXPENSES	95

Section	11.	WAIVERS; INDEMNIFICATION	96

	11.1.	Demand; Protest; etc	96

	11.2.	The Lender Group’s Liability for Collateral	96

	11.3.	Indemnification	96

Section	12.	NOTICES	97

Section	13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER	98

Section	14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS	100

	14.1.	Assignments and Participations	100

	14.2.	Successors	103

Section	15.	AMENDMENTS; WAIVERS	103

	15.1.	Amendments and Waivers	103

	15.2.	Replacement of Holdout Lender	104

	15.3.	No Waivers; Cumulative Remedies	105

Section	16.	AGENT; THE LENDER GROUP	105

	16.1.	Appointment and Authorization of Agent	105

	16.2.	Delegation of Duties	106

	16.3.	Liability of Agent	106

	16.4.	Reliance by Agent	106

	16.5.	Notice of Default or Event of Default	107

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EXHIBITS AND SCHEDULES

The following exhibits and schedules have been omitted and will be provided to the Commission upon request.

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit L-1	Form of LIBOR Notice
Exhibit N-1	Form of Note
Exhibit S-1	Form of Security Agreement of West Marine Canada

Schedule A-1	Agent’s Account
Schedule D-1	Designated Account
Schedule 2.11	Existing Letters of Credit
Schedule 5.17	Deposit Accounts and Securities Accounts
Schedule 7.18	Deposit Accounts, Credit Card Agreements

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as amended and in effect from time to time, this “Agreement”), is entered into as of December 29, 2005 by and among, on the one hand, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as, a “Lender” and collectively as, the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as issuing bank, and WELLS FARGO RETAIL FINANCE, LLC, a Delaware limited liability company, as the arranger and administrative agent for Lenders, and, on the other hand, WEST MARINE PRODUCTS, INC., a California corporation (“West Marine Products”), and each Person identified on the signature pages hereof as a “Borrower” (such Persons, together with West Marine Products, are referred to hereinafter each individually as, a “Borrower” and, collectively, as the “Borrowers”) and each Person identified on the signature pages hereof as a “Guarantor” (such Persons are referred to hereinafter each individually as, a “Guarantor” and, collectively, as the “Guarantors”).

The parties agree as follows:

Section 1. DEFINITIONS AND CONSTRUCTION.

1.1. Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accordion Activation” has the meaning set forth in Section 2.2(h).

“Accordion Activation Fee” means a fee in an amount equal to (i) 0.15% of the applicable Accordion Amount in the event an Accordion Activation occurs on or prior to the first anniversary of the Closing Date or (ii) 0.10% of the Accordion Amount in the event an Accordion Activation occurs after the first anniversary of the Closing Date but prior to the Maturity Date, in either case, payable to the Agent, for the account of the applicable Accordion Lenders, on the effective date of the Accordion Activation effected in accordance with Section 2.2(h).

“Accordion Amount” has the meaning set forth in Section 2.2(h).

“Accordion Commitment” means the commitments of Accordion Lenders to fund the Accordion Amount as set forth in Section 2.2(h).

“Accordion Lenders” means after the Accordion Activation, the Lenders identified as “Accordion Lenders” on Schedule C-1 to this Agreement and, when used in the context of a particular Accordion Commitment, shall mean Accordion Lenders having that Accordion Commitment.

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

“Accounts” means an “account” (as such term is defined in the Code), and any and all supporting obligations in respect thereof.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of any Loan Party or its Subsidiaries.

“Adjusted Availability” means as of any date of determination, if such date is a Business Day, and determined at the close of business on the immediately preceding Business Day, if such date of determination is not a Business Day, the amount as determined by Agent at any time, in its Permitted Discretion equal to (x) the Borrowing Base, minus (y) the Revolver Usage (in each case, determined after giving effect to all sublimits and Reserves then applicable hereunder).

“Adjustment Date” means the first day of the Fiscal Month immediately following the Fiscal Month in which a Borrowing Base Certificate is to be delivered pursuant to Section 6.2.

“Administrative Borrower” has the meaning set forth in Section 18.11.

“Advances” has the meaning set forth in Section 2.1.

“Affiliate” means, as to any Person, (a) any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person or (b) each of such Person’s officers, directors, joint venturers and partners; provided, however, that in no case shall the Agent or any Lender be deemed to be an Affiliate of any Loan Party or any of its Subsidiaries for purposes of this Agreement. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of Stock, by contract or otherwise); provided, however, that, for purposes of the definition of “Eligible Accounts” and Section 7.12 hereof: (a) any Person that owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person; and (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person.

“Agent” means WFRF, solely in its capacity as administrative agent for Lenders hereunder and any other holder of Obligations, and any successor thereto.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, partners, investors, attorneys, and agents.

“Agent’s Account” means the account identified on Schedule A-1.

“Agent’s Liens” means the Liens granted by the Loan Parties or their Subsidiaries to Agent under this Agreement or the other Loan Documents.

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Margin” means for each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the applicable margin set forth below with respect to Availability based on the average Availability for the Fiscal Quarter most recently ended prior to the applicable Rate Adjustment Period:

Level	Performance Criteria	Prime Rate Margin	LIBOR Rate Margin	Documentary Letters of Credit	Standby Letters of Credit
I	Availability greater than or equal to $100,000,000	-0.25%	1.00%	0.50%	1.00%
II	Availability greater than or equal to $75,000,000 and less than $100,000,000	0.00%	1.25%	0.75%	1.25%
III	Availability greater than or equal to $40,000,000 and less than $75,000,000	0.00%	1.50%	1.00%	1.50%
IV	Availability less than $40,000,000	0.25%	1.75%	1.25%	1.75%

Notwithstanding the foregoing, (a) for Advances outstanding and Letter of Credit fees payable during the period commencing on the Closing Date and ending on June 30, 2006, the Applicable Margin shall be the Applicable Margin set forth in Level II above, and (b) if Administrative Borrower fails to deliver any Borrowing Base Certificate pursuant to Section 6.2 hereof then, for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Borrowing Base Certificate is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above.

“Approved Broker or Forwarder” means a customs broker or freight forwarder selected by Borrowing Group acceptable to Agent in its Permitted Discretion (and which may be affiliated with one of the Lender Group) to perform port of entry services, to accept and process Inventory imported by a member of the Borrowing Group and who has executed and delivered to the Agent a customs broker agreement or freight forwarder agreement, as applicable, in form and substance reasonably satisfactory to Agent, which agreement has also been duly executed and delivered to Agent by the applicable member of the Borrowing Group.

“Assignee” has the meaning set forth in Section 14.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Authorized Person” means the Chief Executive Officer, President, Chief Financial Officer, Vice President - Financial Planning & Analysis, Treasurer, Assistant Treasurer, Secretary, Assistant Secretary, Controller or Assistant Controller of any Loan Party.

“Availability” means, as of any date of determination, if such date is a Business Day, and determined at the close of business on the immediately preceding Business Day, if such date of determination is not a Business Day, the amount as determined by Agent at any time, in its Permitted Discretion equal to (x) the lesser of (i) the Maximum Revolver Amount and (ii) the Borrowing Base, minus (y) the Revolver Usage (in each case, determined after giving effect to all sublimits and Reserves then applicable hereunder).

“Bailee Acknowledgment” means a record in form and substance satisfactory to Agent (determined in its Permitted Discretion) authenticated by any bailee, warehouseman or other third party in possession of any Inventory acknowledging that it holds possession of the applicable Inventory for the benefit of Agent, on behalf of the Lender Group.

“Bank Products” means any financial accommodation extended to any Loan Party or its Subsidiaries by a Bank Product Provider (other than pursuant to this Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under any Hedge Agreement.

“Bank Product Agreements” means those certain cash management service agreements entered into from time to time by any Loan Party in connection with any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Loan Party to a Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Borrower is obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to such Loan Party or its Subsidiaries pursuant to the Bank Product Agreements.

“Bank Product Provider” means Wells Fargo, any Lender or any of their respective Affiliates.

“Bank Product Reserves” means, as of any date of determination, the amount of reserves that Agent in its Permitted Discretion has established (based upon the applicable Bank Product Provider’s exposure in respect of then extant Bank Products) for Bank Products then provided or outstanding.

“Bankruptcy Code” means Title 11 of the United States Code, as in effect from time to time.

“Base LIBOR Rate” means for any Interest Period with respect to a LIBOR Rate Loan, the rate of interest equal to (i) the rate determined by the Agent at which Dollar deposits for such Interest Period are offered based on information presented on Page 3750 of the Dow Jones Market Service (formerly known as the Telerate Service) as of 11:00 a.m. (London time) on the second Business Day prior to the first day of such Interest Period, divided by (ii) a number equal to 1.00 minus the Eurocurrency Reserve Rate. If the rate described above does not appear on the Dow Jones Market Service on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such LIBOR Rate Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. (London time), on the second Business Day prior to the first day of such Interest Period as selected by the Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. (New York, New York time), on the second Business Day prior to the first day of such Interest Period. In the event that the Agent is unable to obtain any such quotation as provided above, it will be considered that LIBOR Rate pursuant to a LIBOR Rate Loan cannot be determined.

“Benefit Plan” means, collectively, (a) a “defined benefit plan” (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA for which any Loan Party or any Subsidiary or ERISA Affiliate of any Loan Party has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years and (b) any “registered pension plan” as defined in subsection 248(1) of the Income Tax Act (Canada) that is a defined benefit plan in which any Loan Party or any Subsidiary has been a participating employer within the past six years.

“Bingham” has the meaning as set forth in Section 16.22.

“Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf thereof.

“Books” means all of each Loan Party’s and its Subsidiaries’ now owned or hereafter acquired books and records (including without limitation all of its Records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of each Loan Party’s or its Subsidiaries’ Records relating to its or their business operations or financial condition or relating to its or their account debtors and amounts owing from account debtors, and all of each Loan Party’s or its Subsidiaries’ goods or General Intangibles related to such information).

“Borrower” and “Borrowers” have the respective meanings set forth in the preamble to this Agreement.

“Borrowing” means a borrowing hereunder consisting of Advances made on the same day by Lenders (or Agent, on behalf thereof), or by Swing Lender in the case of Swing Loans, in each case, to Administrative Borrower, as the case may be.

“Borrowing Base” means, as of any date of determination, an amount equal to:

(a) the lesser of (i) 85% of the Net Retail Liquidation Value of Eligible Inventory and (ii) 75% of the Cost of Eligible Inventory owned by a member of the Borrowing Group; provided, however, that during the Seasonal Period, the advance rate shall be the lesser of (x) 90% of the Net Retail Liquidation Value of Eligible Inventory owned by a member of the Borrowing Group and (y) 80% of the Cost of Eligible Inventory owned by a member of the Borrowing Group, plus

(b) 85% of the face amount of Eligible Credit Card Receivables of a member of the Borrowing Group, plus

(c) 85% of the face amount of Eligible Accounts (other than Eligible Accounts constituting Eligible Credit Card Receivables and included in clause (b) above) of a member of the Borrowing Group, plus

(d) 100% of cash and Cash Equivalents pledged to the Agent and held by the Agent in a segregated investment account (a “Segregated Account”), minus

(e) the aggregate of such Reserves as may have been established by Agent from time to time in its Permitted Discretion.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1, with respect to the Borrowing Base and as such form may be revised from time to time by Agent.

“Borrowing Group” means, collectively, each Borrower and West Marine Canada.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the States of New York or Massachusetts, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Business Plan” means the set of Projections of Parent and its Subsidiaries for the one (1) year period following the Closing Date (on a month by month basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent, together with any amendment, modification or revision thereto approved by Agent in its Permitted Discretion.

“Canadian Dollars” means the lawful currency of Canada.

“Capitalized Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means any Indebtedness represented by obligations under a Capitalized Lease that are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

“Cash Dominion Event” means either (a) the occurrence and continuance of any Event of Default, or (b) the period commencing with the failure by Borrowers to maintain Adjusted Availability in an amount of less than the lesser of (i) $15,000,000 and (ii) 7.50% of the Borrowing Base at any time and, in each case, ending with the occurrence of a Cash Dominion Release Event; provided, however that no more than three (3) Cash Dominion Release Events may occur in any 365 day period.

“Cash Dominion Release Event” means that Borrowers shall have maintained Adjusted Availability in an amount of not less than $25,000,000 for a period of thirty (30) consecutive days as evidenced by a Borrowing Base Certificate delivered to Agent; provided, however that no more than three (3) Cash Dominion Release Events may occur in any 365 day period.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 1 year from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody’s, respectively, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand Deposit Accounts maintained with any bank organized under the laws of the United States or any state thereof so long as the amount maintained with any individual bank is less than $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“Cash Management Bank” has the meaning set forth in Section 2.6(a).

“Change of Control” means (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) (excluding for this purpose any member of the Repass Control Group) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 33 1/3%, or more, of the Stock of Parent, having the right to vote for the election of members of the Board of Directors, or (b) Parent or a Borrower shall cease to own and control, directly or indirectly, 100% of the outstanding capital stock or other equity interests of any Subsidiary of Parent, including the Borrowers, or a Subsidiary of such Borrower, as the case may be, other than with respect to (i) any Subsidiary the Stock of which was sold or otherwise disposed of in a transaction permitted by Section 7.4, or (ii) any Subsidiary that is merged or consolidated in a transaction permitted by Section 7.4, or (c) a majority of the members of the Board of Directors do not constitute Continuing Directors.

“Closing Date” means the date of the making of the initial Advance (or other extension of credit) hereunder or the date on which Agent sends Administrative Borrower a written notice that each of the conditions precedent set forth in Section 3.1 either have been satisfied or have been waived.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means, collectively, (i) in respect of West Marine Canada, all personal property in which Liens are purported to be granted pursuant to the Security Agreement to which West Marine Canada is a party as security for the Obligations; and (ii) in respect of the Loan Parties, all right, title and interest of each Loan Party in and to each of the following, wherever located and whether now owned or hereafter acquired or arising:

(a) all of its Accounts,

(b) all of its Books relating to the Specified Collateral,

(c) all of its Deposit Accounts (other than Deposit Accounts relating to payroll obligations, tax liabilities, third party funds and segregated accounts into which proceeds of assets that do not constitute Collateral are deposited),

(d) all of its Documents (including without limitation all bills of lading, warehouse receipts and other documents of title, whether negotiable or non-negotiable) covering any Inventory,

(e) all of its General Intangibles directly arising out of or directly relating to the Specified Collateral,

(f) all of its Inventory,

(g) all of its Investment Property consisting of cash and Cash Equivalents (including all Cash Equivalents held in Securities Accounts) directly relating to the Specified Collateral, and any cash or Cash Equivalents held in a Segregated Account,

(h) all of its Negotiable or Transferable Collateral directly arising out of or directly relating to the Specified Collateral,

(i) money (other than money placed into an escrow account in connection with sale leaseback transactions permitted by Section 7.5 or arising from the proceeds of assets that do not constitute Collateral), and

(j) all Proceeds and products of any of the foregoing, whether tangible or intangible, including proceeds of insurance covering any or all of the foregoing, and any and all Collateral, money, or other tangible or intangible property resulting or arising directly from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein.

“Collateral Access Agreement” means a waiver or consent in form and substance reasonably satisfactory to Agent executed by a lessor of Real Property leased by a member of the Borrowing Group or any other Person having a Lien upon, or having rights or interests in the Inventory pledged hereunder and shall include a Bailee Acknowledgment.

“Collateral Documents” means, collectively, each Security Agreement, each Guaranty Agreement, each Collateral Access Agreement, each Control Agreement, each Credit Card Agreement, each Bailee Acknowledgment, and all other instruments or documents delivered by a Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to the Agent, for the benefit of the Lender Group and the Bank Product Providers, a Lien on any Collateral of that Loan Party as security for the Obligations.

“Collections” means all cash, checks, credit card slips or receipts, notes, instruments, and other items of payment (including insurance proceeds and proceeds of cash sales) of the Borrowing Group received from the sale or other disposition of Collateral.

“Commitment” means with respect to each Lender, its Commitment, and, with respect to all Lenders, their Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 (as the same may be adjusted pursuant to an Accordion Activation) or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

“Concentration Account” has the meaning set forth in Section 2.6(a).

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the then Continuing Directors.

“Contractual Currency” has the meaning set forth in Section 18.12(d).

“Control Agreement” means an agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by the applicable member of the Borrowing Group, Agent, and the applicable securities intermediary or bank, which agreement is sufficient to give Agent “control” over the subject Securities Account, Deposit Account or Investment Property in accordance with the Code.

“Cost” means the calculated cost of purchases, as determined from invoices received by a member of the Borrowing Group, such member of the Borrowing Group’s purchase journal or stock ledger, based upon such member of the Borrowing Group’s accounting practices, known to Agent, which practices are in effect on the date on which this Agreement was executed or subsequently adopted with the written approval of Agent. “Cost” does not include the value of any capitalized costs unrelated to the acquisitions of Inventory used in the Borrowing Group’s calculation of cost of goods sold, but may include other charges used in such member of the Borrowing Group’s determination of cost of goods sold and bringing goods to market, all within Agent’s Permitted Discretion and in accordance with GAAP.

“Credit Card Agreements” means those certain credit card receipts agreements, each in form and substance reasonably satisfactory to Agent and each of which is among Agent, the applicable member of the Borrowing Group and the applicable Credit Card Processors.

“Credit Card Issuer” means, collectively, the issuers of (a) MasterCard or Visa bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International, American Express, Discover, and Diners Club (or their respective successors), and (b) private label credit cards (other than co-branded credit cards with any of the issuers listed in clause (a) above) of any member of the Borrowing Group, provided, however, Accounts due from private label credit card issuers (other than co-branded credit cards with any of the issuers listed in clause (a) above) shall not be included in Eligible Credit Card Receivables unless and until (i) Agent has completed a review of such Accounts, including, without limitation, any agreements between a member of the Borrowing Group and a private label credit card provider, the results of which shall be satisfactory to Agent in its Permitted Discretion, and (ii) Agent has notified Administrative Borrower of its consent to such inclusion and to the amount of any Reserves which shall be taken in connection with such inclusion. Accordingly, the Borrowing Group acknowledge and agree that Accounts due from private label credit card issuers shall not be included in the calculation of the Borrowing Base on the Closing Date.

“Credit Card Processor” means any Person that acts as a credit card clearinghouse or processor with respect to any sales transactions involving credit card purchases by customers using credit cards issued by any Credit Card Issuer.

“Daily Balance” means, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

“Debtor Relief Law” means, collectively, the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, dissolution or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Prime Rate, and (b) thereafter, the interest rate then applicable to Advances that are Prime Rate Loans.

“Deposit Account” means any checking or other deposit account (as that term is defined in the Code).

“Designated Account” means, collectively, the Deposit Accounts of Administrative Borrower identified on Schedule D-1.

“Designated Account Bank” means the banks identified on Schedule D-1.

“Disbursement Letter” means an instructional letter executed and delivered by Administrative Borrower to Agent regarding the extensions of credit to be made on the Closing Date.

“Documents” means any document (as that term is defined in the Code).

“Dollars” or “$” means United States dollars.

“Domestic Subsidiary” means each direct or indirect Subsidiary of Parent formed under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Accounts” means those Accounts created by each member of the Borrowing Group in the ordinary course of its business in connection with or that arise out of its rendering of services or sale of goods, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within 60 days of original invoice due date or Accounts with selling terms of more than 60 days;

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above;

(c) Accounts with respect to which the Account Debtor is an Affiliate of a member of the Borrowing Group or an employee or agent of a member of the Borrowing Group or any Affiliate of a member of the Borrowing Group;

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional;

(e) Accounts that are not payable in Dollars or, in the case of Accounts owing to West Marine Canada, Canadian Dollars;

(f) (i) in the case of Accounts owing to any member of the Borrowing Group (other than West Marine Canada) with respect to which the Account Debtor either (x) does not maintain its chief executive office in the United States, Puerto Rico or a Permitted Overseas Account Jurisdiction, or (y) is not organized under the laws of the

United States, any state thereof, the District of Columbia, Puerto Rico or a Permitted Overseas Account Jurisdiction, or (z) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, and (ii) in the case of Accounts owing to West Marine Canada with respect to which the Account Debtor either (x) does not maintain its chief executive office in Canada, the United States or a Permitted Overseas Account Jurisdiction, or (y) is not organized under the laws of Canada, any province or territory thereof, the United States, any state thereof, the District of Columbia or a Permitted Overseas Account Jurisdiction, or (z) is the government of any foreign country or sovereign state, or of any state, province, territory, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, in each case unless (1) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (2) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent;

(g) Accounts with respect to which the Account Debtor is (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC § 3727), or (ii) any state of the United States, (iii) Canada or any department, agency, or instrumentality of Canada or (iv) any province or territory of Canada;

(h) Accounts with respect to which the Account Debtor has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute;

(i) Accounts with respect to an Account Debtor whose total obligations owing to the members of the Borrowing Group, in the aggregate, exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;

(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any member of the Borrowing Group has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor;

(k) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition;

(l) Accounts that are not subject to a valid and perfected first priority Agent’s Lien;

(m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor; or

(n) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by any member of the Borrowing Group of the subject contract for goods or services.

Notwithstanding the foregoing, that portion of the Borrowing Base attributable to Eligible Accounts shall not exceed $10,000,000 at any time during the period commencing on the Closing Date through and including the first anniversary of the Closing Date. The foregoing amount may be increased on each anniversary of the Closing Date thereafter, commencing on the first anniversary of the Closing Date, by an amount equal to 50% of the amount then permitted hereunder in the immediately preceding period.

“Eligible Boat Show Location” means any location within the United States or in a province or territory of Canada in which a PPSA financing statement has been filed naming West Marine Canada as debtor and Agent as secured party, in each case, in which Inventory is temporarily stored for any period up to fourteen consecutive days in connection with any “boat show”.

“Eligible Credit Card Receivables” means Eligible Accounts due to a member of the Borrowing Group on a non recourse basis (other than customary charge backs and customary fees) from a Credit Card Issuer or Credit Card Processor arising in the ordinary course of business and net of such Credit Card Issuer’s or Credit Card Processor’s expenses and chargebacks, which have been earned by performance and are not deemed by Agent in its Permitted Discretion to be ineligible for inclusion in the calculation of the Borrowing Base by virtue of one or more of the excluding criteria set forth below. Unless otherwise approved in writing by Agent, none of the following shall be deemed to be Eligible Credit Card Receivables:

(a) Eligible Accounts that have been outstanding for more than five (5) days from the date of the applicable sale;

(b) Eligible Accounts which are disputed, subject to recourse against a member of the Borrowing Group, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such dispute, claim, counterclaim, offset or chargeback); or

(c) Eligible Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the applicable Account Debtor’s financial condition.

“Eligible In-Transit Inventory” means Inventory of the applicable member of the Borrowing Group that does not qualify as Eligible Inventory solely because such Inventory is not at an Eligible Inventory Location, in transit among or to such Eligible Inventory Locations or at a Permitted Overseas Inventory Jurisdiction, and which meets all of the following criteria, which criteria may be revised by Agent in its Permitted Discretion from time to time after the Closing Date:

(a) such Inventory currently is in transit (whether by vessel, air, or land) to (i) an Eligible Inventory Location or a Permitted Overseas Inventory Jurisdiction that is either a store location or subject of a Bailee Acknowledgment or a Collateral Access Agreement, (ii) a location at which the inventory ledger balance of the Inventory located at such location is (or will be) less than $100,000 in the aggregate or (iii) an Eligible Boat Show Location at which the inventory ledger balance of the Inventory located at such location is (or will be) less than $2,500,000 in the aggregate;

(b) title to such Inventory has passed to the applicable member of the Borrowing Group;

(c) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Agent in its Permitted Discretion;

(d) such Inventory is either (i) the subject of a negotiable document of title that (x) is in the name of the Agent, a member of the Borrowing Group or an Approved Broker or Forwarder and has not been consigned to any third parties other than to the Agent, a member of the Borrowing Group or an Approved Broker or Forwarder (either directly or by means of endorsements), (y) was issued by the carrier or consolidator respecting the subject Inventory, and (z) is in the possession of the Agent, a member of the Borrowing Group or an Approved Broker or Forwarder; or (ii) at a port of entry in a State of the United States or a Permitted Overseas Inventory Jurisdiction or, in the case of Inventory owned by West Marine Puerto Rico, Puerto Rico or, in the case of Inventory owned by West Marine Canada, in a province or territory of Canada in which a PPSA financing statement has been filed naming West Marine Canada as debtor and Agent as secured party; and

(e) Administrative Borrower has, concurrently with the delivery of any Borrowing Base Certificate, provided a certificate to Agent that certifies that, to the knowledge of the Borrowing Group, such Inventory meets all of the Borrowing Group’s representations and warranties contained in the Loan Documents concerning Eligible Inventory, that the Borrowing Group knows of no reason why such Inventory would not be accepted by the applicable member of the Borrowing Group when it arrives in the United States, Puerto Rico, Canada or a Permitted Overseas Inventory Jurisdiction, as applicable, and that the shipment as evidenced by the documents conforms to the related order documents.

Notwithstanding the foregoing, that portion of the Borrowing Base attributable to Eligible In-Transit Inventory shall not exceed 20% of the Borrowing Base at any time.

In addition, Agent may revise from time to time the foregoing criteria with respect to Inventory being subject to a negotiable document of title and modify such criteria to include Inventory subject to non-negotiable documents and other related parameters so long as Agent shall be satisfied in its Permitted Discretion that (i) Agent shall have a valid and perfected first priority Lien in such Inventory and (ii) the Borrowing Group shall provide to Agent all other documentation, including opinions of counsel, reasonably satisfactory to Agent which in Agent’s Permitted Discretion is appropriate to evidence Agent’s perfected first priority Lien in such Inventory.

“Eligible Inventory” means (x) Eligible In-Transit Inventory, and (y) Inventory of the Borrowing Group of such types, character, qualities and quantities, as the Agent in its Permitted Discretion from time to time determines to be acceptable for borrowing, and which Inventory (i) is located at an Eligible Inventory Location or at a Permitted Overseas Inventory Jurisdiction of one of the members of the Borrowing Group (or in-transit to or between any Eligible Inventory Location), (ii) complies with each of the representations and warranties respecting Eligible Inventory made by the Borrowing Group in the Loan Documents and (iii) in which the Agent has a perfected first priority Lien. Notwithstanding the foregoing, (i) that portion of the Borrowing Base attributable to Eligible Inventory of West Marine Canada shall not exceed 10% of the Borrowing Base at any time and (ii) that portion of the Borrowing Base attributable to Eligible Inventory of West Marine Puerto Rico shall not exceed 10% of the Borrowing Base at any time.

“Eligible Inventory Locations” means, collectively, in respect of the Borrowing Group, the locations in the United States and Puerto Rico and, in respect of West Marine Canada, the locations in Canada, in each case, identified on Schedule 5.4 attached hereto, and any Eligible Boat Show Location.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender and (e) any other Person approved by Agent and the Issuing Lender.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication, each, by or from any Governmental Authority, or any third party involving (x) violations of Environmental Laws or (y) releases of Hazardous Materials from (a) any assets, properties, or businesses of any Loan Party, any Subsidiary of any Loan Party or any predecessor in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party, any Subsidiary of any Loan Party or any predecessor in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on any Loan Party or any Subsidiary of any Loan Party, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC §1251 et seq. the Toxic Substances Control Act, 15 USC §2601 et seq. the Clean Air Act, 42 USC §7401 et seq.; the Safe Drinking Water Act, 42 USC §3803 et seq.; the Oil Pollution Act of 1990, 33 USC §2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC §11001 et seq.; the Hazardous Material Transportation Act, 49 USC §1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means any Person which is treated as a single employer with a Borrower under §414 of IRC.

“ERISA Reportable Event” means a reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.

“Europe” means, collectively, Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden, the United Kingdom (or its political subdivisions) and Switzerland.

“Eurocurrency Reserve Rate” means for any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any bank subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

“Event of Default” has the meaning set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Taxes” means with respect to the Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable principal office is located or, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which a Loan Party or Lender is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Loan Party under Section 2.15), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a change in law) to comply with Section 16.14(a) through (c), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding tax pursuant to Section 16.14(i).

“Existing Credit Agreement” means that certain Credit Agreement, dated as of October 14, 2004 (as amended) among the Parent, the Existing Lenders, Wells Fargo Bank National Association, as administrative agent and arranger, Union Bank of California, N.A. as syndication agent, and Bank of America, N.A., as documentation agent.

“Existing Lenders” means each of the lenders signatory to the Existing Credit Agreement and each of the other financial institutions party to the Existing Credit Agreement as lenders thereunder from time to time.

“Existing Letters of Credit” has the meaning set forth in Section 2.11(a).

“Fee Letter” means that certain fee letter, dated as of even date herewith, between Administrative Borrower and Agent.

“FEIN” means Federal Employer Identification Number.

“Fiscal Month” means one of the three fiscal periods in a Fiscal Quarter, the first of such periods comprised of four weeks, the second of such periods comprised of four weeks, and the third of such periods comprised of five weeks, with each of the weeks in a Fiscal Quarter ending on a Saturday (except that the last fiscal period in the last Fiscal Quarter of a 53 week year shall be six weeks). There are twelve Fiscal Months in a Fiscal Year.

“Fiscal Quarter” means any fiscal quarter of any Loan Party and its Subsidiaries.

“Fiscal Year” the fiscal year of any Loan Party and its Subsidiaries ending on the Saturday closest to December 31 of any calendar year.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of Parent that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning set forth in Section 2.12(b)(2).

“GAAP” means generally accepted accounting principles that are (i) recognized as such by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any generally recognized successor of any of the foregoing), and (ii) consistently applied with past financial statements of Loan Parties adopting the same principles. If any change in any accounting practice is required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor of any of the foregoing) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder or in connection herewith may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender, and Administrative Borrower and Required Lenders agree to such change.

“General Intangibles” means general intangibles (as that term is defined in the Code).

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, unanimous shareholders agreements or declarations, or other organizational documents of such Person.

“Governmental Authority” means any foreign, federal, state, provincial, municipal, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guaranteed Obligations” has the meaning assigned to such term in Section 17 hereof.

“Guaranteed Pension Plan” means any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

“Guarantor” and “Guarantors” have the respective meanings set forth in the preamble to this Agreement and, as of the Closing Date, shall include, collectively, the Parent and West Marine Canada and, on and after the Closing Date, shall include, collectively, each other Person executing a joinder to this Agreement as “Guarantor” and a “Loan Party” hereunder.

“Guaranty” means the guaranty set forth in Section 17 hereof.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all transactions, agreements, or documents now existing or hereafter entered into between a Loan Party and a Bank Product Provider, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Loan Party’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Holdout Lender” has the meaning set forth in Section 15.2.

“Indebtedness” As to any Person means, without duplication: (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (f) all obligations owing under hedge agreements or similar agreements, (g) every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares of Stock issued by such Person or any rights measured by the value of such Stock, (h) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law, (i) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (h) above, and (j) every obligation of such Person under any Synthetic Lease.

“Indemnified Liabilities” has the meaning set forth in Section 11.3.

“Indemnified Person” has the meaning set forth in Section 11.3.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision any Debtor Relief Law, or under any other state, provincial, federal or foreign bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Insurance Reserves” means such reserves as may be established from time to time during the continuance of a Cash Dominion Event by Agent in its Permitted Discretion with respect to the insurance of the Loan Parties.

“Interest Payment Date” means (a) as to any Prime Rate Loan, on the first day of the calendar month with respect to interest accrued during such prior calendar month; and (b) as to any LIBOR Rate Loan in respect of which the Interest Period is (i) 3 months or less, the last day of such Interest Period and (ii) more than 3 months, the date that is 3 months from the first day of such Interest Period and, in addition, the last day of such Interest Period.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Prime Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3, or 6 months thereafter, as applicable; provided, however, that (i) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (iii) through (v) below) to the next succeeding Business Day, (ii) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (iii) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (iv) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3, or 6 months after the date on which the Interest Period began, as applicable, and (v) Borrowers (or Administrative Borrower on behalf thereof) may not elect an Interest Period which will end after the Maturity Date; provided, however, that if any Interest Period would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day and any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

“Inventory” means “inventory” (as that term is defined in the Code).

“Inventory Reserves” means such reserves as may be established from time to time by Agent in its Permitted Discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) (a) reserves based on obsolescence or inventory shrinkage, (b) the estimated reclamation claims of unpaid sellers of Inventory sold to a member of the Borrowing Group, (c) change in Inventory character, composition or mix, (d) imbalance of Inventory, retail markdowns or markups inconsistent with prior period practice and performance, current business plans, or advertising calendar and planned advertising events, (e) the change in the Net Retail Liquidation Value of the Inventory, or (f) as reasonably required by Agent to protect Collateral value based upon changes to the ordinary course of business of the Borrowing Group.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commissions, loans and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Property” means “investment property” (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Issuing Lender” means Wells Fargo in its capacity as Issuing Lender for the purpose of issuing Letters of Credit and its successors and assigns.

“Judgment Conversion Date” has the meaning set forth in Section 18.12(a).

“Judgment Currency” has the meaning set forth in Section 18.12(a).

“L/C Authorized Person” means any officer or employee of a Borrower.

“L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“Lender” and “Lenders” have the respective meanings set forth in the preamble to this Agreement, and shall include Accordion Lenders, Issuing Lender, Swing Lender and any other Person made a party to this Agreement in accordance with the provisions of Section 14.1.

“Lender Group” means, individually and collectively, each Lender (including the Issuing Lender) and Agent.

“Lender Group Expenses” has the meaning set forth in Section 18.1 hereof.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, and the officers, directors, employees, attorneys and agents of such Lender.

“Letter of Credit” has the meaning set forth in Section 2.11(a).

“Letter of Credit Sublimit” means $50,000,000.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit, plus the aggregate amount of all unreimbursed L/C Disbursement Obligations (other than L/C Disbursement Obligations which, pursuant to Section 2.11(d), have been deemed Advances hereunder).

“LIBOR Deadline” has the meaning set forth in Section 2.12(b)(1).

“LIBOR Notice” means a written notice substantially in the form of Exhibit L-1.

“LIBOR Option” has the meaning set forth in Section 2.12(a).

“LIBOR Rate” means, for each Interest Period, the rate per annum determined by Agent (rounded upwards, if necessary, to the next 1/100%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest is based on the common law, statute, or contract, whether such interest is recorded or perfected, and whether such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale, trust receipt or other title retention agreement, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Loan Account” has the meaning set forth in Section 2.9.

“Loan Documents” means this Agreement, the Collateral Documents, the Bank Product Agreements, the Disbursement Letter, the Fee Letter, the Perfection Certificate, the Letters of Credit, any certificates (including without limitation, the Borrowing Base Certificate) from time to time delivered by any Loan Party pursuant to this Agreement or any other Loan Document, any Note or Notes executed by the Borrowers in connection with this Agreement and payable to a member of the Lender Group, Uniform Commercial Code financing statements and PPSA financing statements required under this Agreement, and any other agreement entered into, now or in the future, by any Loan Party and the Lender Group in connection with this Agreement.

“Loan Party” means the Parent, each Borrower, each Guarantor and any other Person which may hereafter become a party as a borrower or guarantor to any Loan Document, and “Loan Parties” means all such Persons, collectively.

“Local Account” has the meaning set forth in Section 2.6(a).

“Material Adverse Change” means any event, occurrence or circumstance which (a) has any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) has a material adverse effect upon the business, operations, results of operations, assets, liabilities or financial condition of the Loan Parties taken as a whole, (c) has materially impaired the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party, including, without limitation, to pay the Obligations or Guaranteed Obligations, as applicable, or the ability of the Lender Group to enforce the Obligations or realize upon the Collateral, (d) has a material adverse effect on the rights and remedies of the Agent or any Lender under this Agreement, the other Loan Documents or any related document, instrument or agreement, (e) has a material adverse effect on the value of the Collateral or the amount the Agent would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral or (f) a material impairment of the validity, enforceability, attachment, perfection or priority of Agent’s Liens with respect to the Collateral. Notwithstanding the foregoing, none of the events, occurrences or circumstances listed on Schedule M-1 or the effects of any thereof on any Loan Party shall be deemed to result in a Material Adverse Change.

“Maturity Date” means December 31, 2010 and as such date may be modified pursuant to Section 3.4.

“Maximum Revolver Amount” means the aggregate amount of all Advances and Letter of Credit Usage that may be borrowed by or made to Borrowers under this Agreement, as such amount may be increased or decreased from time to time in accordance with this Agreement; provided, however, that the Maximum Revolver Amount shall in no event exceed (a) $225,000,000 prior any exercise by the Borrowers of the Accordion Activation and (b) up to $250,000,000 after Borrowers’ exercise of the Accordion Activation, as may be reduced by Borrowers from time to time in accordance with Section 3.5.

“Minimum Adjusted Availability Requirement” means, as of any date of determination, the lesser of (a) $15,000,000 and (b) 7.5% of the Borrowing Base.

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Multiemployer Plan” means any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Negotiable or Transferable Collateral” means collectively, letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

“Net Liquidation Percentage” means, at any date of determination, the percentage of the Cost value of the Borrowing Group’s Eligible Inventory that is estimated to be recoverable in an orderly liquidation of such Eligible Inventory, net of liquidation expenses, such percentage to be as determined from time to time by Agent in its Permitted Discretion or by a qualified appraisal company selected by Agent.

“Net Retail Liquidation Value” means, at any date of determination, the result (expressed in Dollars) of the Net Liquidation Percentage times the Cost value of Eligible Inventory as of such date.

“Note” or “Notes” means one or more of the promissory notes issued pursuant to Section 2.1(k) to evidence the Advances hereunder and substantially in the form of Exhibit N-1 annexed hereto, as amended, endorsed or otherwise modified from time to time.

“Obligation Currency” has the meaning set forth in Section 18.12(a).

“Obligations” means (a) all loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, Bankruptcy and Insolvency Act (Canada) or Companies’ Creditors Arrangement Act (Canada) would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrowers’ Loan Accounts pursuant hereto), obligations, fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, Bankruptcy and Insolvency Act (Canada) or Companies’ Creditors Arrangement Act (Canada) would have accrued), guaranties, covenants, and duties of any kind and description owing by any Loan Party to the Lender Group pursuant to or evidenced by the Loan Documents or Hedge Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that the Loan Parties are required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding. For the purposes of Sections 2.5(a) and 16.1, the definition of Required Lenders, and determining whether an Overadvance has occurred under Section 2.2, the term “Obligations” shall not include Bank Product Obligations.

“Originating Lender” has the meaning set forth in Section 14.1(e).

“Overadvance” has the meaning set forth in Section 2.4.

“Parent” means West Marine, Inc., a Delaware corporation.

“Participant” has the meaning set forth in Section 14.1(e).

“Pay-Off Letter” means a letter, in form and substance satisfactory to Agent, from Wells Fargo Bank, National Association, as administrative agent for the Existing Lenders to Agent respecting the amount necessary to repay in full all of the obligations of Borrowers and their Subsidiaries owing to Existing Lenders and obtain a release of all of the Liens existing in favor of Existing Lenders in and to the assets of Borrowers and their Subsidiaries pursuant to the Existing Credit Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

“Perfection Certificate” means the Perfection Certificate submitted by Administrative Borrower to Agent with respect to each Loan Party, together with such Loan Party’s completed responses to the inquiries set forth therein, the form and substance of each such responses to be satisfactory to Agent.

“Permitted Acquisitions” means acquisitions of all or substantially all of the assets of a Person in or of any division or business line of a Person or Stock of a Person, provided, that (a) Agent shall receive at least 3 Business Days prior written notice of such acquisition, which notice shall include a reasonably detailed description of such acquisition, (b) such assets are located in the United States or Puerto Rico (or, subject to the prior written consent of the Agent, assets located in Australia or Europe) or, in the case of acquisitions by West Marine Canada, Canada, as applicable (except that such location requirement shall not apply to acquisitions of assets or stores from a licensee or franchisee of any Loan Party) and are those assets of a business that would comply with Section 6.5(c), and which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any Loan Documents, (c) no Default or Event of Default exists prior to or immediately after the execution of the definitive agreement for such acquisition, (d) Agent is granted, to the extent and in accordance with the scope required by Section 4, a valid first priority perfected security interest in the assets so acquired to the extent such assets fall within the definition of the term “Collateral” (subject to any Permitted Liens) and the applicable Loan Party shall have delivered to Agent evidence reasonably satisfactory to Agent that all liens and encumbrances with respect to the assets so acquired, other than Permitted Liens, have been discharged in full, (e) the seller of such assets or capital Stock is not an Affiliate of any Loan Party, (f) the terms of such acquisition are on an arms length basis, (g) Section 6.14 is complied with at the time of consummation of such acquisition (or concurrently therewith), (h) the board of directors and (if required by applicable law) the shareholders, or the equivalent thereof, of the business to be acquired has approved such acquisition in the event such Permitted Acquisition would result in a change of control of the acquired Person, (i) the applicable Loan Party shall have delivered to Agent certified copies of the acquisition agreements and all other material documents, contracts and agreements entered into by such Loan Party in connection therewith, (j) no additional Indebtedness shall be incurred assumed or otherwise be reflected on a consolidated balance sheet of Parent after giving effect to such acquisition, except (I) Advances made hereunder, (II) ordinary course trade payables, accrued expenses and unsecured Indebtedness of Loan Parties and (III) Indebtedness otherwise permitted under Section 7.1, and (k) after giving effect to any such acquisition, Availability shall not be less than $30,000,000 and the Administrative Borrower shall have delivered to Agent a Borrowing Base Certificate and Projections demonstrating that Borrowers shall have Availability of at least $30,000,000 at all times for the six month period immediately succeeding such acquisition.

In addition, the Accounts shall not be included in Eligible Accounts and the Inventory so acquired shall not be included in Eligible Inventory, unless and until (i) Agent has completed a review of such assets (which Agent shall do within a commercially reasonable period following a written request from Administrative Borrower for the same), the results of which shall be satisfactory to Agent in its Permitted Discretion, and (ii) Agent has notified Administrative Borrower in writing of its consent to such inclusion and to the amount of any Reserves which shall be taken in connection with such inclusion.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment exercised in a manner consistent with its customary practices.

“Permitted Dispositions” means (a) sales or other dispositions by any Loan Party of Property that (i) is substantially worn, damaged, or obsolete in the ordinary course of business or (ii) does not constitute Collateral, provided that, (x) in respect of sales and other dispositions of Property that does not constitute Collateral and that has a book value in excess of $5,000,000 in the aggregate, the Agent shall have received at least three (3) Business Days’ prior written notice of such sale or other disposition by the applicable Loan Party and (y) no Default or Event of Default exists prior to or immediately after giving effect to such sale or other disposition, (b) sales by any Loan Party of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents by any Loan Party in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing by any Loan Party, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (e) a disposition between the Loan Parties, (f) the surrender or waiver of contract rights or the disposition, settlement, release or surrender of contract, tort or other claims of any kind in the ordinary course of business, and (g) any disposition for collection of defaulted receivables that arose in the ordinary course of business.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances or deposits made in connection with purchases of goods or services in the ordinary course of business or Permitted Acquisitions, (d) Investments received in settlement of amounts due to a Loan Party effected in the ordinary course of business or owing to such Loan Party as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of such Loan Party, (e)(i) Investments in Parent, (ii) Investments in a Borrower, (iii) Investments in a Subsidiary of any Borrower that is a Guarantor hereunder, and (iv) to the extent otherwise permitted hereunder, Investments in any Person who, simultaneously with such Investment, becomes a Subsidiary of Parent and complies with Section 6.14 hereof, (f) other Investments so long as after giving effect to such Investments, Availability shall not be less than $30,000,000 and the Administrative Borrower shall have delivered to Agent a Borrowing Base Certificate and Projections demonstrating that Borrowers shall have Availability of at least $30,000,000 at all times for the six month period immediately succeeding such Investments, (g) Investments the net aggregate book value of which does not at any time exceed the amount of $1,000,000, (h) Investments ear-marked in the applicable Loan Party’s books of account to satisfy such Borrower’s liability under any non-qualified deferred compensation plan for the benefit of their employees or directors and (i) so long as the Revolver Usage (other than Letter of Credit Usage) is equal to $0, investments in (x) commercial notes and bonds or variable rate demand notes, issued by any commercial institution with a rating of not less than A, as determined by S&P or Moody’s, (y) Eurodollar deposits, and (z) money market or other mutual funds substantially all of whose assets comprise securities of the types described in the definition of “Cash Equivalents” or clause (h) hereof; provided, that notwithstanding the foregoing clauses (a) through (i) above, no such Investments shall be permitted during the continuance of a Default or Event of Default.

“Permitted Liens” means (a) Liens securing Obligations held by Agent for the benefit of Agent, Lenders and Bank Product Providers, (b) Liens for unpaid taxes or other governmental charges or accruals that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) existing Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capitalized Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law including those in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, processors, or suppliers, incurred in the ordinary course of Borrowers’ business and not in connection with the borrowing of money, and which Liens either (I) are for sums not yet delinquent, or (II) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, (h) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of business and not in connection with the borrowing of money, (i) Liens granted as security for surety and performance bonds in the ordinary course of business or appeal bonds, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) with respect to any Real Property, easements, rights of way, minor encroachments, and zoning restrictions that do not materially interfere with or impair the use or operation thereof, (l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, (m) Liens resulting from the filing of precautionary UCC financing statements and PPSA financing statements relating to operating leases of any Loan Party which are entered into in the ordinary course of business and which are limited solely to the assets subject thereto, (n) Liens on money placed in an escrow account in connection with sale leaseback transactions permitted by Section 7.5, a Permitted Acquisition or Permitted Disposition, (o) Liens consisting of any right of offset or bankers’ lien, on bank deposit accounts (other than the Concentration Accounts and Deposit Accounts subject to a Control Agreement) maintained in the ordinary course of business so long as such bank deposit accounts are (I) not established or maintained for the purpose of providing such right of offset or bankers’ lien, and Liens of a collecting bank arising under the Code or the PPSA and (II) under customary account agreements on checks and other items of payment in the course of collection, (p) Liens on property or assets not constituting Collateral, provided, that the Agent shall have received at least three (3) Business Days’ prior written notice of the filing, registration, recording or imposition of any such Liens on Property granted in any transaction which has, together with any directly related transactions or series of similar transactions, a book value in excess of $5,000,000, and (q) Liens on property at the time a Loan Party acquired the property, including any acquisition by means of a merger or consolidation with or into such Loan Party; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, however, that such Lien may not extend to any other property owned by such Loan Party.

“Permitted Overseas Account Jurisdiction” means any of Australia or a jurisdiction located within Europe, provided that in respect of Accounts arising from Account Debtors located in such jurisdictions (i) the Agent shall have received (to the extent the Agent shall have requested the same) an audit in form, scope and substance reasonably satisfactory to Agent and such other documents and information as the Agent shall have reasonably requested and shall have determined, in its Permitted Discretion, to be acceptable as a component of the Borrowing Base, (ii) all steps have been taken to grant and record, under the applicable local law, a first priority perfected Lien to the Agent in such Accounts and (iii) the Agent shall have determined in its Permitted Discretion that it is able to realize on such Accounts in a manner and with a priority similar to the Agent’s rights in the United States and Canada.

“Permitted Overseas Inventory Jurisdiction” means any of Australia or a jurisdiction located within Europe, provided that in respect of the Inventory located in such jurisdiction (i) the Agent shall have received (to the extent the Agent shall have requested the same) an audit in form, scope and substance reasonably satisfactory to Agent and such other documents and information as the Agent shall have reasonably requested and shall have determined, in its Permitted Discretion, to be acceptable as a component of the Borrowing Base, (ii) all steps have been taken to grant and record, under the applicable local law, a first priority perfected Lien to the Agent in such Inventory and (iii) the Agent shall have determined in its Permitted Discretion that it is able to realize on such Inventory in a manner and with a priority similar to the Agent’s rights in the United States and Canada.

“Permitted Protest” means the right of any Loan Party to protest any Lien (other than any such Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal Tax Lien or Canadian federal, provincial or territorial Tax Lien), or other amount payable to a third party, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, perfection or priority of any of Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate amount outstanding at any one time not in excess of $50,000,000. In no event shall Permitted Purchase Money Indebtedness include Indebtedness incurred for the purpose of financing all or any part of the acquisition Cost of any Inventory.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and any Governmental Authority.

“PPSA” means the Personal Property Security Act (Ontario), or, where the context requires, the legislation of other provinces or territories in Canada relating to security in personal property generally, including Accounts Receivable and Inventory, as adopted by and in effect from time to time in such provinces or territories in Canada, as applicable.

“Prime Rate” means the rate of interest announced, from time to time, by Wells Fargo at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo’s prime rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Prime Rate Loan” means the portion of the Advances that bears interest at a rate determined by reference to the Prime Rate.

“Proceeds” means “proceeds” (as that term is defined in the Code).

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical financial statements and on a Fiscal Month-by-month basis, together with appropriate supporting details and a statement of underlying assumptions in form and substance reasonably acceptable to Agent.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Commitment being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances,

(b) with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender with respect to Letters of Credit, and to receive payments of fees with respect thereto, (i) prior to the Commitment being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitment has been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances, and

(c) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) such Lender’s Commitment by (ii) the aggregate amount of Commitments of all Lenders; provided, however, that in the event the Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the aggregate outstanding principal amount of such Lender’s Advances, by (B) the aggregate outstanding principal amount of all Advances.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 90 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, together with any refinancings thereof permitted under Section 7.1(d).

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC §9601.

“Rent Reserves” means such reserves as may be established from time to time by Agent in its Permitted Discretion with respect to up to one month’s rent obligations of the Borrowing Group for leased properties located in Pennsylvania, Virginia and Washington (or such other state(s), province(s) or other jurisdictions in which a landlord’s claim for rent has priority by operation of applicable law over the Lien of the Agent in the Collateral) for which the Agent has not received a Collateral Access Agreement.

“Repass Control Group” means, collectively Randolph K. Repass, his estate, executors, administrators and heirs, and his lineal descendants, any private foundation or other charitable entity controlled by him or his estate, executors, administrators or heirs, and any corporation, partnership, limited liability company, trust or other entity in which he or his estate, executors, administrators or heirs, or his lineal descendants have a direct or indirect beneficial interest or voting control of greater than 50%.

“Replacement Lender” has the meaning set forth in Section 15.2.

“Report” has the meaning set forth in Section 16.20.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares) exceeds 50%.

“Reserves” means such reserves as Agent, from time to time determines in its Permitted Discretion as being appropriate to reflect impediments to Lender Group’s ability to realize upon the Collateral, including, without limitation, Bank Product Reserves, Inventory Reserves, Insurance Reserves and Rent Reserves.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Revolver Usage” means, as of any date of determination, the sum of (a) the then extant amount of outstanding Advances, plus (b) the then extant amount of the Letter of Credit Usage.

“S&P” means Standard & Poor’s Rating Group, or its successor.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Seasonal Period” means the period commencing on February 1 through and including May 1 of each Fiscal Year.

“Securities Account” means a “securities account” as that term is defined in the Code.

“Security Agreement” means, collectively, (i) the General Security Agreement of West Marine Canada in favor of Agent, dated the date hereof, and substantially in the form of Exhibit S-1 annexed hereto and (ii) each other security agreement executed by any Person after the Closing Date pursuant to this Agreement, in favor of the Agent and in form, scope and substance reasonably satisfactory to the Agent, in each case, as amended and in effect from time to time.

“Segregated Account” has the meaning set forth in the definition of “Borrowing Base”.

“Settlement” has the meaning set forth in Section 2.2(f)(1).

“Settlement Date” has the meaning set forth in Section 2.2(f)(1).

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“Specified Collateral” means all Accounts and Inventory of any of the Loan Parties, whether now owned or hereafter acquired, and all proceeds and products of the foregoing.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subordinated Obligations” means, as of any date of determination (without duplication), any unsecured Indebtedness of a Loan Party that has been subordinated in right of payment to the Obligations in a manner reasonably satisfactory to the Agent and contains such subordination, blockage and other terms and conditions with respect to the Obligations as the Agent may reasonably require.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, unlimited company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Swing Lender” means WFRF in its capacity as the Swing Lender hereunder.

“Swing Loan(s)” has the meaning set forth in Section 2.2(d)(1).

“Swing Loan Commitment Amount” means $20,000,000.

“Synthetic Lease” means any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for United States income tax purposes.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier to occur of (a) the Maturity Date, (b) the termination of this Agreement by the Lenders pursuant to Section 3.3 hereof and (c) the termination of the Commitments by the Borrowers pursuant to Section 3.5.

“Unused Line Fee” has the meaning set forth in Section 2.10(a).

“Voidable Transfer” has the meaning set forth in Section 18.8.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“West Marine Canada” means West Marine Canada Corp., a Nova Scotia unlimited company.

“West Marine Products” has the meaning set forth in the preamble to this Agreement.

“West Marine Puerto Rico” means West Marine Puerto Rico, Inc., a California corporation.

“WFRF” means Wells Fargo Retail Finance, LLC.

1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP applied on a consistent basis by the accounting entity to which they refer. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrowers” or the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise. Unless otherwise expressly provided herein or unless Required Lenders otherwise consent, all financial statements and reports furnished to Agent or any Lender hereunder shall be prepared, all financial computations and determinations pursuant hereto shall be made, and all terms of an accounting or financial nature shall be construed, in accordance with GAAP.

1.3. Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth from time to time in the Code unless otherwise defined herein, with the term “instrument” being that defined under Article 9 of the Code.

1.4. Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “including”, “include” and “includes” are not limiting. The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the repayment in full or satisfaction in full of the Obligations shall mean the repayment in full in cash (or cash collateralized in accordance with the terms hereof) of all Obligations other than contingent indemnification Obligations that, at such time, are not required to be repaid or cash collateralized pursuant to the provisions of this Agreement. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein. This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof. Text which is shown in italics (except for parenthesized italicized text), shown in bold, shown IN ALL CAPITAL LETTERS, or in any combination of the foregoing, shall be deemed to be conspicuous. The words “may not” are prohibitive and not permissive. Any reference to a Person’s “knowledge” (or words of similar import) are to such Person’s knowledge assuming that such Person has undertaken reasonable and diligent investigation with respect to the subject of such “knowledge” (whether or not such investigation has actually been undertaken). To the extent that this Agreement refers to ratings by S&P and

Moody’s and to the extent that a rating from one of such Persons ceases to be available, then the rating by whichever of S&P or Moody’s continues to be available shall be used as the sole rating for purposes of this Agreement.

1.5. Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

Section 2. LOAN AND TERMS OF PAYMENT.

2.1. Revolver Advances. Subject to the terms and conditions of this Agreement, and during the period commencing on the Closing Date and ending on the Termination Date, each Lender agrees (severally and not jointly or jointly and severally) to make advances (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (A) the Maximum Revolver Amount less Revolver Usage, or (B) the Borrowing Base less Revolver Usage. Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right without declaring an Event of Default, to reduce its inventory advance rates or establish Reserves in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including Reserves with respect to (i) sums that the Loan Parties are required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have failed to pay under any Section of this Agreement or any other Loan Document, (ii) amounts as determined by Agent in its Permitted Discretion based on noncompliance with the covenants set forth in Sections 6 and 7, and (iii) Bank Products then provided or outstanding (based upon the applicable Bank Products Provider’s reasonable determination of the credit exposure in respect of then extant Bank Products), and (iv) amounts owing by the Loan Parties or their Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over Agent’s Liens), which Lien or trust, in the Permitted Discretion of Agent, likely would have a priority superior to Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral. Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time prior to the Termination Date.

2.2. Borrowing Procedures and Settlements.

(a) Procedure for Borrowing. Each Borrowing shall be made by an irrevocable written request by an Authorized Person of the Administrative Borrower delivered to Agent (which notice must be received by Agent no later than 5:00 p.m. (New York, New York time) on the Business Day immediately preceding the Business Day that is the requested Funding Date with respect to Prime Rate Loans and subject to Section 2.12(b) with respect to LIBOR Rate Loans specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person of the Administrative Borrower may give Agent telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such notice and failure to provide such written confirmation shall not affect the validity of the request.

(b) Agent’s Election. Promptly after receipt of a request for a Borrowing pursuant to Section 2.2(a), Agent shall elect, in its discretion, (i) to have the terms of Section 2.2(c) apply to such requested Borrowing, or (ii) to request Swing Lender to make a Swing Loan pursuant to the terms of Section 2.2(d) in the amount of the requested Borrowing; provided, however, Swing Loans at any one time outstanding may not exceed the Swing Loan Commitment Amount; provided, further, that if (1) Swing Lender declines in its sole discretion to make a Swing Loan pursuant to Section 2.2(d), Agent shall elect to have the terms of Section 2.2 (c) apply to such requested Borrowing, and (2) if a notice requesting LIBOR Rate Loan has been timely delivered pursuant to Section 2.12(b) and which is otherwise in accordance with Section 2.12(b), Agent shall not have the option to request Swing Lender to make such Borrowing as a Swing Line Loan.

(c) Making of Loans.

(1) In the event that Agent shall elect to have the terms of this Section 2.2(c) apply to a requested Borrowing as described in Section 2.2(b), then promptly after receipt of a request for a Borrowing pursuant to Section 2.2(a), Agent shall notify the Lenders, not later than 10:00 a.m. (New York, New York time) on the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Advance available to Agent in immediately available funds, to Agent’s Account, not later than 2:00 p.m. (New York, New York time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, upon satisfaction of the applicable conditions precedent set forth in Section 3 hereof, Agent shall make the proceeds thereof available to Administrative Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Administrative Borrower’s Designated Account or as otherwise directed by the Administrative Borrower in the applicable request for a Borrowing; provided, however, that, subject to the provisions of Section 2.2(a), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Agent shall have actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the Borrowing unless such condition has been waived, or (ii) the requested Borrowing would result in Availability being less than $0 on such Funding Date.

(2) Unless Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, prior to 12:00 p.m. (New York, New York time) on the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata

Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrowers such amount, that Lender shall be deemed a Defaulting Lender and shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date. The Defaulting Lender shall be liable to the Borrowers for any Funding Losses and breakage costs incurred by the Borrowers as a result of the failure of such Defaulting Lender to make such Advance.

(d) Making of Swing Loans.

(1) In the event Agent shall elect, with the consent of Swing Lender, as a Lender, to have the terms of this Section 2.2(d) apply to a requested Borrowing as described in Section 2.2(b), Swing Lender as a Lender shall make such Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender as a Lender pursuant to this Section 2.2(d) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds to Administrative Borrower’s Designated Account or as otherwise directed by the Administrative Borrower in the applicable request for a Borrowing. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that no such Swing Loan shall be eligible to be a LIBOR Rate Loan and all payments on any Swing Loan shall be payable to Swing Lender as a Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Swing Loan). Subject to the provisions of Section 2.2(g), Agent shall not request Swing Lender as a Lender to make, and Swing Lender as a Lender shall not make, any Swing Loan if Agent has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (ii) the requested Borrowing would result in Availability being equal to (or less than) $0 on such Funding Date. Swing Lender as a Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Swing Loan.

(2) The Swing Loans shall be secured by Agent’s Liens, constitute Advances and Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Prime Rate Loans.

(e) [Reserved]

(f) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances and the Swing Loans shall take place on a periodic basis in accordance with the following provisions:

(1) Agent shall request settlement (“Settlement”) with the Lenders on a periodic basis contemplated to be weekly, or on a more frequent basis if so determined by Agent, (i) on behalf of Swing Lender, with respect to each outstanding Swing Loan, and (ii) with respect to Borrowers’ or their Subsidiaries’ Collections received (if applicable), as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (New York, New York time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances and Swing Loans for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.2(a)): (y) if a Lender’s balance of the Advances (including Swing Loans) exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (New York, New York time) on the Settlement Date, transfer in immediately available funds to the account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans), and (z) if a Lender’s balance of the Advances (including Swing Loans) is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (New York, New York time) on the

Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the Swing Loan and, together with the portion of such Swing Loan representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(2) In determining whether a Lender’s balance of the Advances, and Swing Loans is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances and Swing Loans as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest and fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

(3) Between Settlement Dates, Agent may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Swing Loans. During the period between Settlement Dates, Swing Lender with respect to Swing Loans and each Lender with respect to the Advances (other than Swing Loans), shall be entitled to interest, payable by Borrowers as set forth herein, at the applicable rate or rates payable under this Agreement.

(g) Optional Overadvances. Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (i) after giving effect to such Advances (including Swing Loans), the then extant amount of the Revolver Usage does not exceed the Borrowing Base by more than five percent (5%) of the then available Borrowing Base, (ii) after giving effect to such Advances (including Swing Loans) the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Commitments, and (iii) at the time of the making of any such Advance (including any Swing Loan), Agent does not believe, in good faith, that the Overadvance created by such Advance will be outstanding for more than 45 consecutive days. Agent or Swing Lender, as applicable, may, but is not obligated to, make such Overadvance, from time to time in Agent’s or Swing Lender’s sole discretion, (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Section 3 have not been satisfied, to make Advances to Borrowers on behalf of Lenders that Agent, in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations), or (C) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10. The foregoing provisions are for the exclusive benefit of Agent, Swing Lender, and Lenders and are not intended to benefit Borrowers in any way. The Advances and Swing Loans, as applicable, that are made pursuant to this Section 2.2(g) shall not be eligible for the LIBOR Option and the rate of interest applicable thereto shall be the rate applicable to Advances that are Prime Rate Loans under Section 2.5(d).

In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the preceding paragraph, regardless of the amount of, or reason for, such excess, Agent shall notify Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and Lenders shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers and intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding paragraph. In the event Agent or any Lender disagrees over the terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.

Each Lender shall be obligated to settle with Agent as provided in Section 2.2(f) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.2(g), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

(h) Accordion Option. Unless a Default or an Event of Default has occurred and is then continuing, so long as Borrowers shall not have elected to permanently reduce the Commitments hereunder and except as otherwise provided herein, Administrative Borrower may make a maximum of four requests that the Accordion Lenders increase their Commitments hereunder in minimum increments of $5,000,000 (each such increase, an “Accordion Activation” and the amount of each such increase, an “Accordion Amount”) by an amount which shall not exceed, together with all Accordion Amounts in respect of all other Accordion Activations, the aggregate amount of all Accordion Commitments; provided, that (i) Administrative Borrower shall have made such request subsequent to the Closing Date but prior to Termination Date, (ii) in no event shall the Commitments of the Accordion Lenders be increased pursuant to this Section 2.2(h) by an amount which exceeds, in the aggregate, $25,000,000, (iii) in no event shall the Commitments of all Lenders be increased under this Section 2.2(h) so as to exceed $250,000,000, (iv) in no event shall the increase for any Accordion Lender exceed its respective Accordion Commitment, (v) all Accordion Activations are made ratably among the Accordion Lenders in accordance with their respective Accordion Commitments, (vi) no Default or Event of Default will occur as a result of such Accordion Activation, (vii) no default or event of default will occur under any other agreement of Indebtedness as a result of such Accordion Activation and (viii) Borrowers shall pay Agent (for the ratable benefit of the Accordion Lenders, subject to any letter agreement between Agent and Accordion Lenders), an Accordion Activation Fee. The amount of each Accordion Lender’s Accordion Commitment is set forth opposite its name on Schedule C-1 annexed hereto. On the effective date of the Accordion Activation effected in accordance with this Section 2.2(h), Schedule C-1 annexed hereto shall be deemed to be amended to reflect (a) the name, address, Commitment, and Pro Rata Share of each Lender, and (B) the Maximum Revolver Amount and Commitments as increased by such Accordion Activation.

(i) Defaulting Lender; Notations; Failure to Perform; Notes; Additional Advances.

(1) Defaulting Lender. Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall promptly transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other Lenders) or, if so directed by Administrative Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the other Lenders), retain the same to be re-advanced to Borrowers as if such Defaulting Lender had made Advances to applicable Borrowers. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to the applicable Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent and Administrative Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting

Lender of this Agreement and shall entitle Administrative Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent and an Eligible Transferee. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations) without any premium or penalty of any kind whatsoever; provided however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(2) Notation. Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, be presumed to be correct and accurate. In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Advances in its books and records, including computer records. In the event of any conflict between the accounts or records maintained by any Lender and the accounts and records maintained by Agent in respect of such matters the account and records of Agent shall control in the absence of manifest error.

(3) Lenders’ Failure to Perform. All Advances (other than Swing Loans) shall be made by Lenders contemporaneously and in accordance with their Pro Rata Shares of Advances. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

(4) Notes. Each Borrower shall execute and deliver on the Closing Date (or such other date on which a Lender may become a party hereto in accordance with Section 14.1 or an Accordion Lender in accordance with Section 2.1(h)) to Agent for each Lender which so requests a Note to evidence that Lender’s Advances, in the principal amount of that Lender’s Commitment, duly completed and with appropriate insertions.

(5) Additional Advances. Lenders shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.

2.3. Payments and Reductions.

(a) Payments by Borrowers.

(1) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of Agent or Lenders, as the case may be, such payments shall be made in immediately available funds, no later than 2:30 p.m. (New York, New York time) on the date specified herein. Any payment received by Agent later than 2:30 p.m. (New York, New York time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(2) Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application of Payments.

(1) Except as otherwise provided with respect to Defaulting Lenders, aggregate principal and interest payments shall be apportioned ratably among Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account, after giving effect to any letter agreements between Agent and individual Lenders) shall be apportioned ratably among Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates. All payments shall be remitted to the Agent and all such payments, and (other than payments received while no Event of Default has occurred and is continuing and which relate to the payment of principal of or interest on specific Obligations or which relate to the payment of specific fees), and all proceeds of Accounts or other Collateral received by Agent, shall be applied as follows:

A. first, to pay any Lender Group Expenses then due to Agent under the Loan Documents, until paid in full,

B. second, to pay any fees then due to Agent (for its separate account, after giving effect to any letter agreements between Agent and the individual Lenders) under the Loan Documents, until paid in full,

C. third, to pay interest due in respect of all Swing Loans, until paid in full,

D. fourth, to pay the principal of all Swing Loans, until paid in full,

E. fifth, to pay all outstanding reimbursement obligations for drawings made under Letters of Credit, until paid in full,

F. sixth, to pay all interest and fees due in respect of all Advances (other than Swing Loans), until paid in full,

G. seventh, so long as no Event of Default has occurred and is continuing, and at Agent’s election (which election Agent agrees will not be made if an Overadvance would be created thereby), to pay all outstanding Obligations with respect to amounts then due and owing by any Loan Party to the Agent or any Affiliate of the Agent in respect of Bank Products, until paid in full,

H. eighth, to pay all principal outstanding under outstanding Advances (other than Swing Loans) to the Borrowers that are Prime Rate Loans based on each Lender’s Pro Rata Share, until paid in full,

I. ninth, to pay all principal outstanding under outstanding Advances (other than Swing Loans) to the Borrowers that are LIBOR Rate Loans and all breakage costs due in respect of such repayment based on each Lender’s Pro Rata Share or, at the Administrative Borrower’s option, to fund a cash collateral deposit to the Agent sufficient to pay, and with direction to pay, all such outstanding LIBOR Rate Loans on the last day of the then pending Interest Period therefore,

J. tenth, if an Event of Default has occurred and is continuing, (i) to Agent, to be held by Agent, for the benefit of Issuing Lender and Lenders, as cash collateral in an amount up to 105% of the then extant Letter of Credit Usage until paid in full, and (ii) to Agent, to be held by Agent, for the benefit of the Bank

Product Providers, as cash collateral in an amount up to the amount of the Bank Product Reserves established prior to the occurrence of, and not in contemplation of, the subject Event of Default until Loan Parties’ obligations in respect of the then extant Bank Products have been paid in full or the cash collateral amount has been exhausted, in each case, based on such Issuing Lender’s, Lender’s or Bank Product Provider’s Pro Rata Share,

K. eleventh, if an Event of Default has occurred and is continuing, to pay any other Obligations (including the provision of amounts to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Agent in its Permitted Discretion as the amount necessary to secure Loan Parties’ obligations in respect of the then extant Bank Products to be paid first to the Agent and its Affiliates, until paid in full, and thereafter ratably among the other Bank Product Providers),

L. twelfth, to pay any Lender Group Expenses then due to the Lenders under the Loan Documents based on each Lender’s Pro Rata Share, until paid in full,

M. thirteenth, to Borrowers (to be wired to the Designated Account or, upon three (3) Business Days’ prior written notice, as otherwise directed by the Administrative Borrower) or such other Person as may be entitled thereto under applicable law.

(2) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.2(f).

(3) In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.3(b) shall not be deemed to apply to any payment by Borrowers specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(4) For purposes of Article II of this Agreement, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(5) In the event of a direct conflict between the priority provisions of this Section 2.3 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3 shall control and govern.

2.4. Overadvances. If, at any time or for any reason, the amount of Obligations of Borrowers (other than Bank Product Obligations) owed by Borrowers to the Lenders pursuant to Section 2.1 or Section 2.11 is greater than either the Dollar or percentage limitations set forth in Section 2.1 or Section 2.11, as applicable (an “Overadvance”), Borrowers immediately shall pay to Agent in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations of Borrowers in accordance with the priorities set forth in Section 2.1 and 2.3(b). In addition, Borrowers hereby promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full to the Lender Group as and when due and payable under the terms of this Agreement and the other Loan Documents.

2.5. Interest Rates, Letter of Credit Fee, Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit and Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, during each Interest Period applicable thereto, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin for LIBOR Rate Loans, and (ii) if the relevant Obligation is an Advance that is a Prime Rate Loan, during each Interest Period applicable thereto, at a per annum rate equal to the Prime Rate plus the Applicable Margin (if any) for Prime Rate Loans.

(b) Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of Lenders with a Commitment, subject to any letter agreement between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.11(c)) which shall accrue at a per annum rate equal to the Applicable Margin times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default, at the election of Agent or the Required Lenders,

(1) all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to two (2) percentage points above the per annum rate otherwise applicable hereunder, and

(2) the Letter of Credit fee provided for above shall be increased to two (2) percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment. Interest on (i) LIBOR Rate Loans and Prime Rate Loans shall be payable on each Interest Payment Date, and (ii) Letter of Credit fees and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Borrowers hereby authorize Agent, from time to time, without prior notice to Borrowers, to charge such interest and fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the then extant Bank Product Reserve) to Borrowers’ Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded by being charged to the Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Prime Rate Loans hereunder.

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Prime Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Prime Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Prime Rate.

For the purposes of the Interest Act (Canada) and disclosure under such act, whenever interest is to be paid under this Agreement is to be calculated on the basis of a year of 360, 365 or 366 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the year in which the same is to be ascertained and divided by 360, 365 or 366 (or such other period of time), as the case may be.

In calculating interest or fees payable under this Agreement for any period, unless otherwise expressly stated, the first day of a period shall be included in such calculation and the last day of such period shall be excluded in such calculation.

(f) Intent to Limit Charges to Maximum Lawful Rate. The Lender Group and Borrowers intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof each Lender stipulates and agrees that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable Law from time to time in effect. No Borrower nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable Law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. The Lender Group expressly disavows any intention to contract for, charge, or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (i) the maturity of any Obligation is accelerated for any reason, (ii) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum under applicable Law, or (iii) any Lender or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable Law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at such Lender’s or holder’s option, promptly returned to Borrower or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable Law, the Lender Group shall to the greatest extent permitted under applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable Law in order to lawfully contract for, charge, or receive the maximum amount of interest permitted under applicable Law. As used in this section the term “applicable Law” means the Laws of the State of New York or the Laws of the United States of America, whichever Laws allow the greater interest, as such Laws now exist or may be changed or amended or come into effect in the future.

For purposes of the Criminal Code (Canada), in no event shall the combination of interest and costs payable by West Marine Canada pursuant to this Agreement exceed that rate which is 1% less then the effective annual rate of interest which is prohibited under Section 347 of the Criminal Code (Canada) as amended from time to time (the “Maximum Amount”) and if any payment, collection or demand payable by West Marine Canada pursuant to this Agreement is determined to exceed the Maximum Amount then such payment, collection or demand will be deemed to have been made by mutual mistake of the Loan Party and the Lender and the amount of such payment or collection will at the option of the Lender, be refunded to the relevant Loan Party or be applied to the Advances (whether or not due and payable), and not to the payment of interest as defined in Section 347 of the Criminal Code (Canada) as amended from time to time.

2.6. Cash Management.

(a) The Borrowing Group (i) shall establish and maintain cash management services of a type and on terms reasonably satisfactory to Agent at one or more of the banks (a “Cash Management Bank”) set forth on Schedule 7.18 (as updated pursuant to Section 2.6(d) and Section 6.13), (ii) shall promptly, and in any event no later than the first Business Day after the date of receipt thereof, cause all Collections of Borrowing Group or cash proceeds of Accounts of the Borrowing Group to be deposited only into local Deposit Accounts (“Local Accounts”) or concentration accounts (“Concentration Accounts”), each set forth on Schedule 7.18 (as updated pursuant to Section 2.6(d) and Section 6.13) and (iii) after the occurrence and during the continuance of a Cash Dominion Event, at the request of the Agent, shall promptly cause all Collections of the Borrowing Group (x) in jurisdictions other than Canada and Puerto Rico in an amount greater than $10,000 then held in each such Local Account to be transferred no less frequently than once each day to, and only to, a Concentration Account or Agent’s Account, (x) in Puerto Rico in an amount greater than $100,000 then held in each such Local Account in Puerto Rico to be transferred no less frequently than once each Fiscal Month to, and only to, a Concentration Account or Agent’s Account and (y) in Canada in an amount greater than $500,000 then held in each such Local Account in Canada to be transferred no less frequently than once each Fiscal Month to, and only to, a Concentration Account or Agent’s Account. If, notwithstanding the provisions of this Section 2.6, after the occurrence and during the continuance of a Cash Dominion Event, any member of the Borrowing Group receives or otherwise has dominion over or control of any Collections, such member of the Borrowing Group shall hold such Collections in trust for Agent and shall not commingle such Collections with any other funds of such member of the Borrowing Group or deposit such Collections in any account of such member of the Borrowing Group except as instructed by Agent.

(b) The Borrowing Group shall establish and maintain Control Agreements with Agent and each Cash Management Bank with respect to each Concentration Account. Each such Control Agreement shall provide, among other things, that after the occurrence and during the continuance of a Cash Dominion Event, (i) upon notice from Agent, the Cash Management Bank will comply with instructions of Agent directing the disposition of funds in the Concentration Account without further consent by such member of the Borrowing Group, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Concentration Account, other than for payment of its service fees and other charges directly related to the administration of such Concentration Account and for returned checks or other items of payment, and (iii) as set forth in the applicable Control Agreement, the Cash Management Bank will immediately forward by daily sweep all amounts in the applicable Concentration Accounts in excess of $10,000 to the Agent’s Account

(c) The Borrowing Group shall establish and maintain Credit Card Agreements with Agent and each Credit Card Processor set forth in Schedule 7.18 (as updated pursuant to Section 2.6(d) and Section 6.13). Each such Credit Card Agreement shall provide, among other things, that each such Credit Card Processor shall transfer all proceeds due with respect to credit card charges for sales (net of expenses, fees and chargebacks of the Credit Card Issuer or Credit Card Processor) by the Borrowing Group received by it (or other amounts payable by such Credit Card Processor) into a designated Concentration Account on at least a weekly basis. The Borrowing Group shall not attempt to change any direction or designation set forth in the Credit Card Agreements regarding payment of charges without the prior written consent of Agent.

(d) (i) So long as no Cash Dominion Event has occurred and is continuing, Administrative Borrower may amend Schedule 7.18 to add or replace a Cash Management Bank or Deposit Account; provided, however, that prior to the time of the opening of any Concentration Account, the applicable Loan Party and such prospective Cash Management Bank shall have executed and delivered to Agent a Control Agreement in accordance with Section 2.6(b) above. The Borrowing Group shall close any of their Deposit Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Concentration Accounts or Agent’s liability under any Control Agreement with such Cash Management Bank is no longer acceptable in Agent’s reasonable judgment. If, notwithstanding the provisions of this Section 2.6, after the occurrence and during the continuance of a Cash Dominion Event, any member of the Borrowing Group receives or otherwise has dominion over or control of any Collections, such member of the Borrowing Group shall hold such Collections in trust for Agent and shall not commingle such Collections with any of the Borrowing Group’s other funds or deposit such Collections in any account of the Borrowing Group except as instructed by Agent.

(ii) So long as no Cash Dominion Event has occurred and is continuing, Administrative Borrower may amend Schedule 7.18 to add or replace a Credit Card Processor; provided, however, that prior to the time of executing any credit card processing agreement, the applicable Loan Party and such prospective Credit Card Processor shall have executed and delivered to Agent a Credit Card Agreement in accordance with Section 2.6(c) above. The Borrowing Group shall terminate any arrangement with any Credit Card Processor (and establish replacement arrangements in accordance with the foregoing sentence) promptly and in any event within 60 days of notice from Agent that the operating performance, funds transfer or performance of the Credit Card Processor or Agent’s liability under any Credit Card Agreement with such Credit Card Processor is no longer acceptable in Agent’s reasonable judgment.

(e) After the occurrence and during the continuance of a Cash Dominion Event, (i) the Deposit Accounts to the extent constituting Collateral shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations and (ii) any amounts deposited in the Agent’s Account shall be applied to the Obligations in accordance with Section 2.3(b) hereof.

(f) (i) Within thirty (30) days after the commencement of a Cash Dominion Event, the Borrowers shall deliver to the Agent updated Schedules 5.4, 5.17, 5.19 and 7.18, to the extent there has been a change to the information set forth therein.

(ii) Upon the occurrence of a Cash Dominion Event and at the request of the Agent, the applicable Loan Party shall use its commercially reasonable efforts to establish and maintain a Control Agreement with Agent and each Cash Management Bank with respect to any Deposit Account reasonably requested by the Agent. In the event that a Cash Dominion Release Event shall have occurred after the applicable Loan Party shall have delivered such Control Agreement, such Control Agreement shall remain in effect notwithstanding the Cash Dominion Release Event.

(g) Unless the Agent has delivered to the bank holding a Concentration Account or Deposit Account subject to a Control Agreement upon the occurrence of a Cash Dominion Event a notice that it is exercising exclusive control over such Concentration Account or Deposit Account, all amounts held in such Concentration Account or Deposit Account may be used by the Loan Parties for their general corporate purposes.

(h) In the event of any Cash Dominion Release Event, the Agent shall, promptly following the written request of the Administrative Borrower, notify the applicable Cash Management Bank to withdraw the then applicable notice of exclusive control.

2.7. Crediting Payments; Float Charge.

(a) The receipt of any payment item by Agent or by the Cash Management Banks pursuant to the Control Agreements or otherwise shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 2:30 p.m. (New York, New York time). If any payment item is received into the Agent’s Account on a non-Business Day or after 2:30 p.m. (New York, New York time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

(b) After the occurrence and during the continuance of a Cash Dominion Event, Agent shall be entitled to charge the Borrowing Group for 1 Business Day of ‘clearance’ or ‘float’ at the rate then applicable under Section 2.5 to Advances that are Prime Rate Loans on all Collections that are received by Borrowing Group and their Subsidiaries (regardless of whether forwarded by the Cash Management Banks to Agent or otherwise). This clearance or float charge on all Collections of the Borrowing Group and their Subsidiaries is acknowledged by the parties to constitute an integral aspect of the pricing of the financing of Borrowers and shall apply irrespective of whether or not there are any outstanding monetary Obligations; the effect of such clearance or float charge being the equivalent of charging interest on such Collections through the completion of a period ending 1 Business Day after the receipt thereof. The parties acknowledge and agree that the economic benefit of the foregoing provisions of this Section 2.7 shall be for the exclusive benefit of Agent.

2.8. Designated Account. Agent is authorized to make the Advances under this Agreement based upon telephonic or other instructions received from any Authorized Person of the Administrative Borrower, or without instructions if pursuant to Section 2.2(g), and Issuing Lender is authorized to issue the Letters of Credit under this Agreement based upon telephonic or other instructions received from any L/C Authorized Person. Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by an L/C Authorized Person. Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or Lenders hereunder. Any Advance or Swing Loans requested by Borrowers and made by Agent or Lenders hereunder shall be made to the Designated Account, unless otherwise directed by the Administrative Borrower upon three (3) Business Days’ prior written notice.

2.9. Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which the applicable Borrowers will be charged with the Advances (including Swing Loans) made by Agent, Swing Lender, or Lenders to applicable Borrowers or for applicable Borrowers’ account, the Letters of Credit issued by Issuing Lender for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Sections 2.6 and 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account, including all amounts received in the Agent’s Account from any Cash Management Bank. Agent shall render monthly statements regarding the Loan Account to Administrative Borrower including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.10. Fees. Borrowers shall pay to Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned among Lenders in accordance with the terms of letter agreements between Agent and individual Lenders:

(a) Unused Line Fee. On the first day of each month during the term of this Agreement, an unused line fee (the “Unused Line Fee”) in the amount equal to 0.125% per annum times the result of (A) the Maximum Revolver Amount, less (B) the average Daily Balance of the Revolver Usage during the immediately preceding month; and

(b) Fee Letter Fees. As and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

2.11. Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of any Borrower (each, a “Letter of Credit”). To request the issuance of a Letter of Credit (or the amendment, renewal, or extension of an outstanding Letter of Credit), Administrative Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and Agent (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice signed by a L/C Authorized Person requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such Letter of Credit is to expire, the amount of such Letter of Credit, the identify of the Borrower for whose account such Letter of Credit is to be issued, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested Letter of Credit:

(1) the Letter of Credit Usage would exceed the Borrowing Base minus the then extant amount of outstanding Advances, or

(2) the Letter of Credit Usage would exceed Letter of Credit Sublimit, or

(3) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the then extant amount of outstanding Advances.

Pursuant to the Existing Credit Agreement Wells Fargo has, prior to the Closing Date, issued the standby and commercial letters of credit described on Schedule 2.11 for the account of a Borrower (the “Existing Letters of Credit”). The Loan Parties and the Lenders hereby agree that subject to the satisfaction of the conditions precedent set forth in Section 3.1, the Existing Letters of Credit shall be treated as Letters of Credit issued by the Issuing Bank hereunder for all purposes of this Agreement.

(b) Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.11(a), each Lender agrees to fund its Pro Rata Share of the Advance deemed made pursuant to Section 2.11(d) on the same terms and conditions as if the applicable Borrower or Borrowers had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the applicable Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the undrawn face amount of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing

Lender, such Lender’s Pro Rata Share of each L/C Disbursement made on account of a Borrower by the Issuing Lender and not reimbursed by the applicable Borrower or Borrowers on the date due as provided in clause (a) of this Section, or of any reimbursement payment required to be refunded to any Borrower for any reason. Each Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.11(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of each L/C Disbursement on account of Borrowers made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(c) Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit. Each Borrower agrees to be bound by Issuing Lender’s interpretations of any Letter of Credit issued by Issuing Lender to or for such Borrower’s account, even though this interpretation may be different from such Borrower’s own, and each Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission (except, as to any member of the Lender Group, to the extent caused by its gross negligence or willful misconduct), in following Borrowers’ instructions or those contained in any Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any Letter of Credit as a result of the Lender Group’s indemnification of any Issuing Lender.

THE FOREGOING INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY MEMBER OF THE LENDER GROUP.

No member of the Lender Group shall be entitled under this section to receive indemnification for that portion, if any, of any liabilities and costs which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

(d) Each Letter of Credit shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrowers shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement. All such payments shall be made no later than 2:30 p.m. (New York, New York time) on the date that such L/C Disbursement is made if Administrative Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 1:00 p.m. (New York, New York time), on such date, or, if such notice has not been received by Administrative Borrower prior to such time on such date, then not later than 2:30 p.m. (New York, New York time), on (i) the Business Day that Administrative Borrower receives such notice, if such notice is received prior to 1:00 p.m. (New York, New York time), on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance to the applicable Borrower hereunder and, thereafter, shall bear interest at the applicable rate for such Letter of Credit. To the extent an L/C Disbursement is deemed to be an Advance hereunder, a Borrower’s obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from the applicable Borrower pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender to the extent that the applicable Lenders have made payments pursuant to Section 2.11(b) to reimburse the Issuing Lender, as applicable, then to such Lenders and the Issuing Lender as their interest may appear.

(e) Any and all usual and customary charges, commissions, fees, and costs incurred by the Issuing Lender relating to Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by each Borrower that, (i) the Issuing Lender may charge customary issuance fees with respect to the issuance of any Letter of Credit hereunder and (ii) the Issuing Lender also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(f) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Issuing Lender or the Lender Group with any direction, request, or requirement received after the Closing Date (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(1) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(2) there shall be imposed on the Issuing Lender or the Lender Group any other condition regarding any Letter of Credit issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guarantying, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay within three (3) Business Days after demand such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Prime Rate Loans hereunder. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.12. LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Prime Rate, Borrowers shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the Interest Payment Date applicable to LIBOR Rate Loans, (ii) the occurrence of an Event of Default in consequence of which the Required Lenders or Agent on behalf thereof have elected to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Prime Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Advances bear interest at the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans at the end of the applicable Interest Period to the rate then applicable to Prime Rate Loans hereunder.

(b) LIBOR Election.

(1) Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 5:00 p.m. (New York, New York time) at least two (2) Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Administrative Borrower’s election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent, before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 6:00 p.m. (New York, New York time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each Lender.

(2) Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Administrative Borrower setting forth in reasonable detail the calculation of any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error.

(3) Borrowers shall have not more than ten (10) LIBOR Rate Loans in effect at any given time. Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $100,000 in excess thereof.

(c) Prepayments of LIBOR Rate Loans. Borrowers may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any mandatory prepayment (whether or not through the required application by Agent of proceeds of Borrowers’ and their Subsidiaries’ Collections in accordance with Section 2.3(b)), if applicable or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and Lenders and their Participants harmless against any and all Funding Losses in accordance with clause (b) above.

(d) Special Provisions Applicable to LIBOR Rate.

(1) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except as set forth in Section 16.14) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Administrative Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Administrative Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Administrative Borrower a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

(2) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Advances or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, (x) such Lender shall give notice of such changed circumstances to Agent, and Administrative Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans of such Lender, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Prime Rate Loans. The Lenders and the Borrowers hereby agree that, at any time when one or more of the Lenders has delivered such notice of changed circumstances as provided herein and when a request for Borrowing has be delivered by the Administrative Borrower which includes a request for a LIBOR Rate Loan, the Lenders shall each fund their Pro Rata Share of such Advances as set forth in this Agreement, provided that the amount of such Borrowing funded by the Lenders not subject to such notice shall be LIBOR Rate Loans and the amount of such Borrowing funded by the Lenders subject to such notice shall be Prime Rate Loans. Each Lender at such time having as its lending office an office outside the United States agrees to use reasonable efforts to designate a different lending office if such designation will avoid the need for such a notice of changed circumstances and would not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender. Any Lender that has given a notice pursuant to this Section 2.12(d)(2) shall promptly withdraw such notice upon the cessation of the circumstances that gave rise to the issuance of such notice.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent nor any Lender, nor any of their

Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.13. Capital Requirements. If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). Notwithstanding anything to the contrary in this Section, Borrowers will not be required to compensate any Lender pursuant to this Section for any reduction incurred more than 180 days before such Lender notified the Administrative Borrower of the change in law (or other circumstance) giving rise to such reduction. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

2.14. Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Agent and Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.14), it being the intention of Borrowers that all the Obligations shall be the joint and several obligations of Borrowers without preferences or distinction among them.

(c) If and to the extent that any of Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Persons composing Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The Obligations of Borrowers under the provisions of this Section 2.14 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, as applicable, notice of any Advances, Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages, any and all suretyship defenses and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Person composing Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Person composing Borrowers. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any of Agent or any Lender with respect to the failure by any Person composing Borrowers to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.14 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.14, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender. The joint and several liability of Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any of Borrowers or any Agent or Lender.

(f) Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) Each Borrower waives all rights and defenses arising out of an election of remedies by the Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Agent’s or such Lender’s rights of subrogation and reimbursement against such Borrower by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise.

(h) The provisions of this Section 2.14 are made for the benefit of Agent, Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of any such Agent, Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.14 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or Lender upon the insolvency, bankruptcy or reorganization of any of Borrowers, or otherwise, the provisions of this Section 2.14 will forthwith be reinstated in effect, as though such payment had not been made.

(i) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(j) Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.3(b).

2.15. Replacement of Lenders under Certain Circumstances. Borrowers shall be permitted to replace a Defaulting Lender and any Lender (or any participant) that gives notice under Section 2.12(d) or requests compensation, reimbursement or other payment pursuant to Section 2.13 or Section 16.14 for a reason that is not generally applicable to any other Lender (or participant) or if no other Lender (or participant) is making a request for compensation, reimbursement or other payment pursuant to such Sections; provided, however, that (a) such replacement does not conflict with any applicable Law, (b) no Default or Event of Default exists prior to or immediately after giving effect to such replacement, (c) prior to any such replacement, such Lender (or participant) shall have taken no action for a period of 60 days to eliminate the need for payment of amounts owing pursuant to Section 2.13 or Section 16.14, (d) the replacement financial institution shall purchase or acquire, at par, all Notes and other amounts owing hereunder and under any other Loan Document to such replaced Lender (or participant) on or prior to the date of replacement, (e) the replacement financial institution, if not already a Lender (or participant), shall be reasonably satisfactory to the Agent, (f) Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.13 or Section 16.14, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, (g) any such replacement shall not be deemed to be a waiver of any rights provided hereunder that Borrowers, the Agent or any other Lender (or participant) shall have against the replaced Lender (or participant), and (h) if such replacement is to become a Lender, such replacement shall be an Eligible Transferee. Such replacement shall be done in accordance with the provisions of Section 14.1; provided, however, that to the extent required to be paid, Borrowers shall be obligated to pay any registration and processing fee referred to therein.

Section 3. CONDITIONS; TERM OF AGREEMENT.

3.1. Conditions Precedent to the Initial Extension of Credit. The obligation of the Lender Group (or any member thereof) to make the initial Advance (or otherwise to extend any credit provided for hereunder), is subject to the fulfillment, to the satisfaction of Agent in its Permitted Discretion, of each of the conditions precedent set forth below:

(a) the Closing Date shall occur on or before December 31, 2005;

(b) Agent shall have received appropriate financing statements on Form UCC-1 and PPSA financing statements to be duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect Agent’s Liens in and to the Collateral;

(c) Agent shall have received each of the following documents, in form and substance satisfactory to Agent in its Permitted Discretion, duly executed, and each such document shall be in full force and effect:

(1) this Agreement,

(2) the Security Agreement,

(3) the Control Agreements,

(4) the Credit Card Agreements,

(5) the Disbursement Letter,

(6) the Perfection Certificate,

(7) the Fee Letter,

(8) the Notes, and

(9) the Pay-Off Letter, together with UCC and PPSA termination statements and other documentation evidencing the termination by Existing Lenders of their Liens in and to the properties and assets of Loan Parties and their Subsidiaries.

(d) Agent shall have received a certificate from the Secretary of each Loan Party attesting to the resolutions of such Loan Party’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Loan Party is a party and authorizing specific officers of such Loan Party to execute the same;

(e) Agent shall have received copies of the Loan Parties’ Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Loan Party;

(f) Agent shall have received a certificate of status with respect to each Loan Party, dated within 30 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(g) Agent shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

(h) Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.7, the form and substance of which shall be satisfactory to Agent;

(i) Agent shall have received Collateral Access Agreements with respect to each warehouse and distribution center, and the corporate headquarters in the United States and Canada, if any, (other than a retail store location) leased by each member of the Borrowing Group;

(j) Agent shall have received opinions from the Loan Parties’ counsel in form and substance satisfactory to Agent;

(k) Borrowers shall have delivered a Borrowing Base Certificate demonstrating Availability in an amount no less than $35,000,000 after giving effect to the initial extensions of credit hereunder and the payment of all fees and expenses required to be paid by Borrowers on the Closing Date under this Agreement or the other Loan Documents;

(l) Borrowers shall have paid all reasonable Lender Group Expenses incurred by the Agent in connection with the transactions evidenced by this Agreement, including, without limitation, all reasonable fees and expenses of counsel to Agent;

(m) Borrowers shall have paid all fees then due and payable as set forth in the Fee Letter;

(n) Agent shall have received evidence satisfactory to Agent in Agent’s Permitted Discretion that each Loan Party has received all consents, all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by such Loan Party of this Agreement or any other Loan Document or with the consummation of the transactions contemplated hereby and thereby; and

(o) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Agent.

3.2. Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

(a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, Agent, any Lender, or any of their Affiliates; and

(d) Agent shall have received the most recent Borrowing Base Certificate required to be delivered to Agent in accordance with Section 6.2.

3.3. Term. This Agreement shall become effective upon the execution and delivery hereof by Borrowers, Agent and Lenders and shall continue in full force and effect for a term ending on the Maturity Date. The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.4. Effect of Termination. On the Termination Date, all Obligations (including contingent reimbursement obligations of Borrowers with respect to any outstanding Letters of Credit, and including all Bank Products Obligations to the extent provided in the related Bank Products Agreements) immediately shall become due and payable without notice or demand (including (a) either (i) Borrowers providing cash collateral to be held by Agent for the benefit of the Lenders in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount reasonably determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Products Obligations). No termination of this Agreement, however, shall relieve or discharge Borrowers or their Subsidiaries of their duties, Obligations, or covenants hereunder and Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full in cash and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full in cash and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

3.5. Early Termination by Borrowers. Borrowers have the option, at any time upon 3 Business Days prior written notice by Administrative Borrower to Agent, to (a) permanently reduce the Commitment in the minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof and (b) terminate this Agreement by paying to Agent, in cash, the Obligations (including (x) either (i) providing cash collateral to be held by Agent for the benefit of the Lenders in an amount equal to 105% of the then extant Letter of Credit Usage or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (y) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Products Obligations), in full. If Administrative Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrowers shall be obligated to repay the Obligations (including (a) either (i) Borrowers providing cash collateral to be held by Agent for the benefit of those Lenders with a Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Products Obligations), in full on the date set forth as the date of termination of this Agreement in such notice.

Section 4. CREATION OF SECURITY INTEREST.

4.1. Grant of Security Interest. Each Loan Party hereby grants to Agent, for the benefit of the Lender Group and the Bank Product Providers, a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by each Loan Party of each of their covenants and duties under the Loan Documents. Agent’s Liens in and to the Collateral shall attach to all Collateral without further act on the part of Agent or any Loan Party. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions or any other disposition permitted under Section 7.4 or Section 7.5, each Loan Party and its Subsidiaries have no authority, express or implied, to dispose of any item or portion of the Collateral (it being understood, with respect to any such Permitted Disposition of Collateral, Agent’s Liens in and to such Collateral shall be released automatically upon consummation of such Permitted Disposition, and the proceeds and products of such Permitted Disposition shall be subject to Agent’s Liens).

4.2. Other Collateral. Each Loan Party agrees to take the following actions at any time but only if direct proceeds or products of the Specified Collateral constitutes any of the following:

(a) In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable or Transferable Collateral in an original face amount in excess of $250,000, and if and to the extent that Agent determines that perfection or priority of Agent’s security interest is dependent on or enhanced by possession, such Loan Party immediately upon the request of Agent, shall endorse and deliver physical possession of such Negotiable or Transferable Collateral to Agent accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time reasonably specify, unless such Negotiable or Transferable Collateral is promptly deposited into a Deposit Account.

(b) If any Loan Party shall acquire any certificated securities, such Loan Party shall forthwith endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time reasonably specify. If any securities now or hereafter acquired by any Loan Party are uncertificated and are issued to such Loan Party or its nominee directly by the issuer thereof, such Loan Party shall immediately notify Agent thereof and, at Agent’s reasonable request and option, either (a) use commercially reasonable efforts to cause the issuer to enter into a Control Agreement, or (b) pursuant to an agreement in form and substance reasonably satisfactory to Agent, arrange for Agent to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other Investment Property now or hereafter acquired by any Loan Party are held by such Loan Party or its nominee through a securities intermediary or commodity intermediary, such Loan Party shall promptly notify Agent thereof and, at Agent’s request and option, either (i) use commercially reasonable efforts to cause such securities intermediary or (as the case may be) commodity intermediary to enter into a Control Agreement, or (ii) pursuant to an agreement in form and substance reasonably satisfactory to Agent, in the case of financial assets or other Investment Property held through a securities intermediary, arrange for Agent to become the entitlement holder with respect to such Investment Property, with such Loan Party being permitted, only with the consent of Agent during the continuance of a Cash Dominion Event , to exercise rights to withdraw or otherwise deal with such Investment Property. The provisions of this paragraph shall not apply to any financial assets credited to a securities account for which Agent is the securities intermediary.

(c) If any Loan Party acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in §16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Loan Party shall promptly notify Agent thereof and, at the request and option of Agent, shall take such action as Agent may reasonably request to vest in Agent control, under §9-105 of the Code, of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, §16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.

4.3. Collection of Accounts, General Intangibles, and Negotiable or Transferable Collateral. At any time after the occurrence and during the continuation of an Event of Default, Agent or Agent’s designee may (a) notify Account Debtors of any Loan Party that such Loan Party’s Accounts, have been assigned to Agent or that Agent has a security interest therein, or (b) collect such Loan Party’s Accounts directly and charge the collection costs and expenses to the Loan Account. Subject to Section 2.6, each Loan Party agrees that it will hold in trust for the Lender Group, as the Lender Group’s trustee, any of its or its Subsidiaries’ Collections that it receives without commingling the same with other funds of such Loan Party and immediately will deliver such Collections to Agent or a Cash Management Bank in their original form as received by such Loan Party or its Subsidiaries, together with any necessary endorsements or assignments.

4.4. Authorization to File Financing Statements.

(a) Each Loan Party hereby irrevocably authorizes Agent at any time and from time to time to file in any filing office in any Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral and (b) provide any other information required by part 5 of Article 9 of the Code or such other jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Loan Party is an organization, the type of organization and any organizational identification number issued to such Loan Party. Each Loan Party agrees to furnish any such information to Agent promptly upon request. Each Loan Party also ratifies its authorization for Agent to have filed in any Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

(b) Each Loan Party further agrees, upon the request of Agent and at Agent’s option, to take any and all other actions as Agent may determine in its Permitted Discretion to be necessary or useful for the attachment, perfection and first priority of, and the ability of Agent to enforce, Agent’s Lien in any and all of the Collateral, including (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Code, to the extent, if any, that Parent or such Borrower’s signature thereon is required therefor, (b) causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, Agent’s security interest in such Collateral, (c) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, Agent’s security interest in such Collateral, (d) using commercially reasonable effort to obtain governmental and other third party waivers, consents and approvals, in form and substance reasonably satisfactory to Agent, including any consent of any licensor, lessor or other person obligated on Collateral, (e) using commercially reasonable effort to obtain waivers from mortgagees and landlords in form and substance reasonably satisfactory to Agent, and (f) taking all actions under any earlier versions of the Code or under any other law, as determined by Agent in its Permitted Discretion to be applicable in any relevant Code or other jurisdiction, including any foreign jurisdiction.

4.5. Power of Attorney. Each Loan Party hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent’s officers, employees, or agents designated by Agent) as such Loan Party’s true and lawful attorney, with power to (a) if such Loan Party refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of such Loan Party on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign such Loan Party’s on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of such Loan Party’s or its Subsidiaries’ Accounts, (d) after the occurrence of and during the continuation of an Event of Default, endorse such Loan Party’s name, as applicable, on any of its payment items (including all of its Collections) that may come into the Lender Group’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under such Loan Party’s policies of insurance relating to the Collateral, as applicable, and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting such Loan Party’s or its Subsidiaries’

Accounts, chattel paper, or General Intangibles constituting Collateral directly with Account Debtors or other Persons obligated on any of the Collateral, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary. The appointment of Agent as each Loan Party’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group’s obligations to extend credit hereunder are terminated.

4.6. Right to Inspect; Inventories, Appraisals and Audits. Agent (through any of its respective officers, employees, or agents) shall have the right, from time to time hereafter (which shall be at reasonable times following reasonable notice to Administrative Borrower, prior to the occurrence of and during the continuation of an Event of Default) to inspect the Books and make copies or abstracts thereof and to check, test, and appraise the Collateral in order to verify the amount, quality, value, condition of, or any other matter relating to, the Collateral. Without limiting the generality of the foregoing:

(a) At Borrowers’ expense, an inventory appraiser acceptable to the Agent may conduct physical inventory counts (i.e., cycle counts) at the Borrowing Group’s store locations one (1) time per Fiscal Year, and at each distribution center at least one (1) time per Fiscal Quarter at such times as shall be determined by Agent with notice to the Administrative Borrower. The Administrative Borrower shall, within 45 days following the completion of each inventory conducted by it, provide Agent with an aggregate reconciliation of the results of such inventory and shall post such results to the Borrowing Group’s stock ledger and general ledger, as applicable. Agent, in its Permitted Discretion, if a Cash Dominion Event exists, may, and shall at the Required Lender’s direction, cause one (1) additional inventory per Fiscal Year to be taken (at the expense of Borrowers).

(b) At Borrowers’ expense, upon the request of Agent from time to time, Borrowers will obtain and deliver to Agent, or, if Agent so elects, will cooperate with Agent in Agent’s obtaining, a report of an independent collateral auditor satisfactory to Agent (which may be affiliated with one of Lenders) with respect to the Books and Accounts and Inventory components included in the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Certificate most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the Accounts (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of Loan Parties) and Inventory (including verification as to the value, location and respective types); provided, however, except during a Cash Dominion Event, Borrowers shall not be obligated to pay for more than one (1) such report in any 12 month period; provided, further, that prior to the occurrence of a Cash Dominion Event, Borrowers shall be obligated to pay for any commercial finance exams conducted in connection with Borrowers’ request to add Eligible Accounts or Accounts with respect to Permitted Acquisitions to the Borrowing Base. Without in any way limiting Agent’s rights hereunder so long as there has not occurred a Cash Dominion Event as of the Closing Date, it is Agent’s expectations not to require more than 1 commercial finance exam per calendar year.

(c) Agent may from time to time obtain inventory appraisals conducted by such appraisers as are satisfactory to Agent or conduct inventory appraisals. In addition, if Agent determines that there have been changes in markdowns, inventory mix and composition, accounting methods or any other factors affecting the value of the Collateral, Agent may in its Permitted Discretion have the Inventory reappraised by a qualified appraisal company selected by Agent from time to time after the Closing Date for the purpose of redetermining the Net Liquidation Percentage of the Eligible Inventory portion of the Collateral and, as a result, redetermining the Borrowing Base. Prior to the occurrence of a Cash Dominion Event, Borrowers shall not be obligated to pay for more than one (1) appraisal pursuant to this Section 4.6(c) in any 12 month period; provided, that prior to the occurrence of a Cash Dominion Event, Borrowers shall be obligated to pay for any inventory appraisals (i) conducted in connection with Borrowers’ request to add Inventory with respect to Permitted Acquisitions to the Borrowing Base, and (ii) Inventory at a port of entry in a State of the United States, a province of Canada or from a third party location to an Eligible Inventory Location.

4.7. Control Agreements. Following the occurrence and during the continuance of a Cash Dominion Event, the Borrowing Group agree that they will not, and will not permit their Subsidiaries to, transfer assets out of any of their Deposit Accounts or Securities Accounts, except in accordance with Section 2.6 and, to the extent applicable, the Control Agreements. Following the occurrence and during the continuance of a Cash Dominion Event, the Borrowing Group agrees that they will and will cause their Subsidiaries to take any or all reasonable steps that Agent requests in order for Agent to obtain control in accordance with Sections 9-104, 9-105, 9-106, and 9-107 of the Code or under applicable Canadian law with respect to any of its or their Securities Accounts, Deposit Accounts, electronic chattel paper, Investment Property, and letter-of-credit rights that constitute Collateral. No arrangement contemplated hereby or by any Control Agreement in respect of any Deposit Accounts, Securities Accounts or other Investment Property shall be modified by any Loan Party without the prior written consent of Agent. Subject to Section 2.6, upon the occurrence and during the continuance of a Default or Event of Default, Agent may notify any bank or securities intermediary to liquidate the applicable Deposit Account or Securities Account or any related Investment Property (in each case to the extent subject to a Control Agreement) of the Loan Parties maintained or held thereby and remit the proceeds thereof to the Agent’s Account.

4.8. Grant of Non-Exclusive License. For the purpose of enabling Agent to exercise Agent’s rights and remedies under Section 9.1 (including, without limitation, in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell or otherwise dispose of the Collateral) at such time as Agent shall be lawfully entitled to exercise Agent’s rights and remedies under Section 9.1, each member of the Borrowing Group hereby (i) grants to Agent, for the benefit of Agent and the other Lenders, a royalty free, non-exclusive, irrevocable license, such license being limited to Agent’s exercise of the Agent’s rights and remedies under Section 9.1 including, without limitation, in connection with any completion of the manufacture of Inventory or any sale or other disposition of Inventory (a) to use, apply, and affix any trademark, trade name, logo, or the like in which any member of the Borrowing Group now or hereafter has rights, (b) to use, license or sublicense any intellectual property, computer software now owned, held or hereafter acquired by such member of the Borrowing Group, including in such license access to all media and to the extent to which any of the licensed items may be recorded or stored and to all computer software programs such and to the extent used for the compilation or print out thereof, provided that Agent’s use of the property described in sub-clauses (a) and (b) above will comply with all applicable law and the terms of any license or other written agreement pursuant to which the applicable Loan Party has rights to hold or use such intellectual property that is the subject of such license to the extent not otherwise avoided by any applicable law, and (c) to use any and all General Intangibles (other than those referred to in clause (a) or (b) above) and any and all furniture, fixtures and equipment contained in any premises owned or occupied by any member of the Borrowing Group in connection with the storage or maintenance of the Collateral or the exercise of Agent’s rights and remedies under Section 9.1, and (ii) without limiting the provisions of Section 9.1(f), agrees to provide Agent and/or its agents with access to, and the right to use, any such premises owned or occupied by any member of the Borrowing Group.

Section 5. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Loan Party makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1. No Encumbrances. Each Loan Party has good and valid title to its Collateral (subject to exceptions that do not, in the aggregate, materially impair the Collateral of the Loan Parties taken as a whole), and in each case, free and clear of Liens except for Permitted Liens. All other information set forth on the Perfection Certificates pertaining to the Collateral is accurate and complete in all material respects, except for changes permitted hereunder.

5.2. Eligible Accounts. The Eligible Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of the Borrowing Group’s business, owed to the Borrowing Group without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation (other than contingent customer rights of return and charge back rights arising, in each case, in the ordinary course of business). As to each Account that is identified by Administrative Borrower as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts.

5.3. Eligible Inventory. All Eligible Inventory is of good and merchantable quality, free from known defects.

5.4. Location of Inventory. Schedule 5.4 (as such Schedule may be updated by notice to the Agent to include additional locations, provided that such additional locations are within the United States, Puerto Rico or a Permitted Overseas Inventory Jurisdiction or, in the case of West Marine Canada, a province or territory of Canada in which all steps necessary to perfect the Agent’s Lien on such Collateral (including the filing of PPSA financing statements naming West Marine Canada as debtor and Agent as secured party) have been taken) sets forth all locations owned by a member of the Borrowing Group, leased by a member of the Borrowing Group and the subject of a Collateral Access Agreement or leased by a member of the Borrowing Group and constitute a retail store location, in each case, at which the Inventory of the Borrowing Group and their Subsidiaries is located or between which it is in transit (other than (x) locations at which Inventory the aggregate inventory ledger balance of such Inventory is less than $100,000 at all times is located and (y) Eligible Boat Show Locations). Other than with respect to Eligible In-Transit Inventory, all of the Eligible Inventory of the Loan Parties and their Subsidiaries is used or held for use in their business and is fit for such purposes.

5.5. Inventory Records. Each Loan Party keeps records which are correct and accurate in all material respects itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

5.6. Jurisdiction of Incorporation; Location of Chief Executive Office; FEIN; Organizational ID Number.

(a) The jurisdiction of organization of each Loan Party and each of its Subsidiaries is set forth on Schedule 5.6 (as such Schedule may, subject to Section 7.6, be updated by notice to the Agent pursuant to Section 6.8 and Section 6.13).

(b) The chief executive office of each Loan Party and each of its Subsidiaries is located at the address indicated on Schedule 5.6 (as such Schedule may, subject to Section 7.6, be updated by notice to the Agent pursuant to Section 6.8 and Section 6.13).

(c) Each Loan Parties’ and each of its Subsidiaries’ FEIN and organizational identification number, if any, are identified on Schedule 5.6 (as such Schedule may, subject to Section 7.6, be updated by notice to the Agent pursuant to Section 6.8 and Section 6.13).

(d) The Loan Parties have previously delivered to Agent a Perfection Certificate. Each Loan Party represents and warrants to Lender Group that, as of the Closing Date: (i) each Loan Parties’ exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (ii) each Loan Party is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate; (iii) the Perfection Certificate accurately sets forth such Loan Party’s organizational identification number or accurately states that such Loan Party has none; (iv) the Perfection Certificate accurately sets forth such Loan Party’s place of business or, if more than one, its chief executive office, as well as such Loan Party’s mailing address, if different; (v) all other information set forth on the Perfection Certificate pertaining to such Loan Party is accurate and complete in all material respects as of the Closing Date; and (vi) there has been no change in any of such information since the date on which the Perfection Certificate was signed by such Loan Party.

5.7. Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party is (a) duly organized and existing and in good standing under the laws of the jurisdiction of its organization and (b) has all requisite corporate (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated and (c) qualified to do business in any state or province where the failure to be so qualified reasonably could be expected to cause a Material Adverse Change.

(b) Set forth on Schedule 5.7(b) (as such Schedule may be updated by notice to the Agent), is a complete and accurate list of each Loan Party’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Loan Party. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

5.8. Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of this Agreement and the other Loan Documents to which it is a party and the transactions contemplated hereby and thereby are within the corporate (or the equivalent) authority of such Loan Party and have been duly authorized by all necessary corporate or other organization action on the part of such Loan Party.

(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local, statute, law, rule or regulation applicable to such Loan Party or any order, judgment, decree, writ, injunction, license or permit of any court or other Governmental Authority binding on such Loan Party, (ii) violate any provision of the Governing Documents of such Loan Party or require any approval of such Loan Party’s interest holder, (iii) conflict with, result in a breach or termination of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Loan Party, unless such conflict, breach, termination or default could not reasonably be expected to cause a Material Adverse Change, (iv) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Loan Party, other than Permitted Liens, or (v) require any approval of any Person under any material contractual obligation of such Loan Party, other than (x) consents or approvals that have been obtained and that are still in force and effect and (y) consents or approvals the failure to obtain which could not reasonably be expected to have a Material Adverse Change.

(c) Other than the filing of Uniform Commercial Code financing statements and the PPSA financing statements, the execution, delivery, and performance by each Loan Party of this Agreement and the other Loan Documents to which such Loan Party is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

(d) As to each Loan Party, this Agreement and the other Loan Documents to which such Loan Party is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Loan Party will be the legally valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance laws, fraudulent transfer laws or similar laws relating to or limiting creditors’ rights generally and general principles of equity.

(e) Agent’s Liens are validly created, perfected and first priority Liens, subject only to Permitted Liens.

5.9. Litigation.

(a) Other than those matters disclosed on Schedule 5.9, there are no actions, suits, or proceedings or investigations pending or, to the knowledge of Borrowers, threatened against any Loan Party, as applicable, except for (i) matters that are fully covered by insurance (subject to customary deductibles), and (ii) matters that could not reasonably be expected to result in a Material Adverse Change.

(b) There are no actions, suits, proceedings or investigations pending or, to the knowledge of Borrowers, threatened against any Loan Party, as applicable, that question the validity or enforceability of this Agreement or any other Loan Document or any action taken or to be taken by any Loan Party in connection therewith.

5.10. No Material Adverse Change. All financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to the Loan Parties since the date of the most recent financial statements submitted to the Lender Group on or before the Closing Date.

5.11. Solvency.

(a) Except as set forth on Schedule 5.11, each Loan Party is Solvent.

(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.12. Employee Benefits. As of the Closing Date, no Loan Party or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

5.13. Environmental Condition. Except as set forth on Schedule 5.13 and except for other matters that could not reasonably be expected to result in a Material Adverse Change, (a) to the Loan Parties’ knowledge, none of the Loan Parties’ or their Subsidiaries’ properties or assets has ever been used by such Loan Party or its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation in any material respect of applicable Environmental Law, (b) to Loan Parties’ knowledge, no Loan Parties’ owned Real Property has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) none of the Loan Parties nor any of their Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by such Loan Party, and (d) none of the Loan Parties nor any of their Subsidiaries has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or provincial governmental agency concerning any action or omission by such Loan Party or such Subsidiary resulting in the releasing or disposing of Hazardous Materials into the environment in violation of any applicable Environmental Law.

5.14. Brokerage Fees. No Loan Party has utilized the services of any broker or finder in connection with obtaining financing from the Lender Group under this Agreement and no brokerage commission or finders fee is payable by any Loan Party or its Subsidiaries in connection herewith.

5.15. Intellectual Property. Each Loan Party owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of the business of the Loan Parties, taken as a whole, as currently conducted, except where the failure to do so, in the aggregate, would not result in a Material Adverse Change.

5.16. Leases. Except where the failure to do so could not reasonably be expected to result in a Material Adverse Change, each Loan Party enjoys peaceful and undisturbed possession under all leases (including Capitalized Leases) material to their business and to which they are a party or under which they are operating and each of such leases is valid and subsisting and no material default by such Loan Party exists under such lease.

5.17. Deposit Accounts. Set forth on Schedule 5.17 (as such Schedule may be updated from time to time by the Administrative Borrower by notice to the Agent) are all of Loan Parties’ and their Subsidiaries’ Deposit Accounts and Securities Accounts containing any Collateral, including, with respect to each bank or securities intermediary (i) the name and location of such Person, and (ii) the account numbers of the Deposit Accounts or Securities Accounts containing any Collateral maintained with such Person.

5.18. Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of each Loan Party in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of such Loan Party in writing to the Agent or any Lender will be, true and accurate in all material respects on the date as of which such information, is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect (other than industry-wide risks normally associated with the types of businesses conducted by such Loan Party) at such time in light of the circumstances under which such information was provided. On the Closing Date, the Projections represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent the good faith estimate of the Loan Parties’ and their and their Subsidiaries’ future performance for the periods covered thereby, it being understood that such Projections as to future events are not to be viewed as facts and that actual results during the period or period covered by Projections may differ from the projected results and no assurance can be given that the projections will be realized.

5.19. Credit Card Receipts. Schedule 5.19 (as such Schedule may be updated from time to time by the Administrative Borrower by notice to the Agent) sets forth each of Loan Parties’ Credit Card Issuers, Credit Card Processors and all arrangements to which the Loan Parties are a party with respect to the payment to Loan Parties of the proceeds of all credit card charges for sales by Loan Parties.

5.20. Holding Company and Investment Company Acts. No Loan Party is a “holding company”, or a “subsidiary company” of a “holding company, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 2005; nor is it a “public utility” as such term is defined in the Federal Power Act, as amended; nor is it an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

5.21. Absence of Financing Statements, etc. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on any assets of any Loan Party.

5.22. Certain Transactions. Except to the extent permitted pursuant to the terms of Section 7.12, none of the officers, directors, or employees of any Loan Party is presently a party to any transaction with any Loan Party (other than for services as employees, officers and directors, including, without limitation, such salary, bonus, employee stock option and other employee compensation arrangements in the ordinary course of business, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Loan Parties, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

5.23. Regulations U and X. No portion of any Advance is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

5.24. Labor Relations. As of the Closing Date, no Loan Party is a party to any collective bargaining or other contract with a labor union covering any of its employees. To the Loan Party’s knowledge, no Loan Party has committed an unfair labor practice which is likely to provide the basis for any work stoppage, strike or unfair labor practice claim by an employee of any Loan Party that could reasonably be expected to result in a Material Adverse Change. Each Loan Party has complied in all material respects with all applicable laws, decrees, orders, judgments, statutes, laws, rules and regulations relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing including all applicable provisions of the federal Fair Labor Standards Act, as amended, except for any failure to comply that could not reasonably be expected to result in a Material Adverse Change. There is not presently pending and, to Borrowers’ knowledge, there is not threatened any of the following that could reasonably be expected to result in a Material Adverse Change:

(a) Any strike, slowdown, picketing, or work stoppage against any Loan Party by any of its employees.

(b) Any proceeding against or affecting any Loan Party relating to the alleged violation of any applicable law, decree, order, judgment, statute, law, rule or regulation pertaining to labor relations or before National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting Parent or Borrowers, which, if determined adversely to Borrowers would cause a Material Adverse Change.

(c) Any lockout of any employees by any Loan Party (and no such action is contemplated by Borrowers).

(d) Any application for the certification of a collective bargaining agent as a representative of any of the employees of any Loan Party.

5.25. Indebtedness. Set forth on Schedule 5.25 is a true and complete list of all Indebtedness of each Loan Party not listed in the consolidated financial statements of Parent provided to Agent on or prior to the Closing Date or otherwise permitted under Section 7.1, outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness.

5.26. Payment of Taxes. Each Loan Party (i) has filed, or caused to be filed or included in, (a) all Federal tax returns, and (b) all material state, local and foreign tax returns which are required to be filed, and (ii) has paid, or made provision for the payment of, all taxes shown thereon to be due or pursuant to any assessment received by such Loan Party, except (A) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves in accordance with GAAP have been established and maintained and (B) immaterial taxes; in each case, so long as no material Property of such Loan Party is at impending risk of being seized, levied upon or forfeited. The Loan Parties do not intend to treat the Advances, Letters of Credit and/or related transactions hereunder as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).

5.27. Foreign Assets Control Regulations, Etc. None of the requesting or borrowing of the Advances, the requesting or issuance, extension or renewal of any Letter of Credit or the use of the proceeds of any thereof will to the Loan Party’s knowledge violate the Trading With the Enemy Act (50 USC §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of Loan Parties nor any of their Subsidiaries or other Affiliates (x) is or to the Loan Party’s knowledge will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (y) does not and will not knowingly engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

Section 6. AFFIRMATIVE COVENANTS.

Each Loan Party covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties shall, and shall cause each of their respective Subsidiaries to, do all of the following:

6.1. Accounting System. Maintain a system of accounting that enables Parent to produce financial statements in accordance with GAAP and each Loan Party to maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent. The Loan Parties also shall keep an inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory. Each Loan Party shall further (a) maintain in accordance with GAAP adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of such Loan Party, contingencies and other reserves and (b) at all times engage independent certified public accountants reasonably satisfactory to Agent as the independent certified public accountants of the Loan Parties and will not permit more than 90 days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of the Loan Parties and the appointment in such capacity of a successor firm registered with the Public Company Accounting Oversight Board.

6.2. Collateral Reporting. Provide Agent (and if so requested by Agent, with copies for each Lender) with the documents set forth on Schedule 6.2 in accordance with the delivery schedule set forth thereon.

6.3. Financial Statements, Reports, Certificates. Deliver to Agent, with copies to each Lender:

(a) as soon as available, but in any event within 45 days after the end of each Fiscal Month during each of Parent’s Fiscal Years,

(1) a company prepared consolidated balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’

operations during such period, together with, in comparison form, the figures for the corresponding month end and year to date periods of the previous Fiscal Year and the figures set forth in the Projections delivered on the Closing Date or pursuant to Section 6.3(c) hereof,

(2) a certificate signed by the chief financial officer, chief accounting officer, vice president or treasurer of Parent to the effect that:

(A) the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Parent and its Subsidiaries, and

(B) there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Loan Parties have taken, are taking, or propose to take with respect thereto),

(b) as soon as available, but in any event within 90 days after the end of each of Parent’s Fiscal Years, consolidated financial statements of Parent and its Subsidiaries for each such Fiscal Year, audited by independent certified public accountants of recognized national standing and certified, without any qualification, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, any letter to management from such accountants),

(c) as soon as available, but in any event within 60 days after the end of each of Parent’s Fiscal Years, copies of Parent’s Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming Fiscal Year, on a Fiscal Month by month basis, certified by the chief financial officer, chief accounting officer, vice president or treasurer of Parent as being such officer’s good faith reasonable estimate of the financial performance of Parent and its Subsidiaries during the period covered thereby, it being understood that such Projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any Projections may differ from the projected results and no assurance can be given that the Projections will be realized,

(d) if and when filed by any Loan Party,

(1) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(2) any other filings made by any Loan Party with the SEC,

(3) upon request by Agent, in its Permitted Discretion, copies of any Loan Party’s federal income tax returns, and any amendments thereto, filed with the IRS, and

(4) any other information that is provided by Parent to its stockholders generally,

(provided, that for purposes of this clause (d), any information to be delivered hereunder shall be deemed to have been delivered when posted on the such Loan Party’s website or otherwise made available on the website of the SEC).

(e) as soon as a Loan Party has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof together with a reasonably detailed description thereof and a statement of the curative action that Loan Party propose to take with respect thereto,

(f) promptly after the commencement thereof, but in any event within 10 Business Days after the service of process with respect thereto on any Loan Party, notice of all actions, suits, or proceedings brought by or against such Loan Party before any Governmental Authority which could reasonably be expected to result in a Material Adverse Change, and

(g) upon the request of Agent in its Permitted Discretion, any other report reasonably requested relating to the financial condition of any Loan Party.

Parent agrees to cooperate with Agent to allow Agent to consult with its independent certified public accountants if Agent reasonably requests the right to do so (and Agent shall notify Parent as to the timing of such consultation and permit Parent to be present thereat or to otherwise participate therein) and that, in such connection, their independent certified public accountants are authorized to communicate with Agent and to release to Agent whatever financial information concerning Loan Parties or their Subsidiaries that Agent reasonably may request.

6.4. Returns. Account for returns of inventory and customer credits and record the effects thereof on the general ledger on the same basis and in accordance with the usual and customary practices of the applicable Loan Party, as they exist at the time of the execution and delivery of this Agreement, except as required by GAAP.

6.5. Maintenance of Properties.

(a) Maintain and preserve all of their properties which are necessary or useful in the proper conduct to their business in good working order and condition, ordinary wear and tear excepted, except as could not reasonably result in a Material Adverse Change,

(b) Cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of such Loan Party may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times,

(c) In respect of the Loan Parties and their Subsidiaries, continue to engage in the businesses of selling boats and boating related products at the retail and wholesale level, and similar or related lines of business.

(d) Comply at all times with all provisions of all leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent the failure to comply could not reasonably be expected to result in a Material Adverse Change.

6.6. Taxes. Cause all material assessments and taxes, whether real, personal, or otherwise, due, payable or to be remitted by, or imposed, levied, or assessed against each Loan Party and its Subsidiaries, or any of their respective assets to be paid or remitted in full, before delinquency or before the expiration of any extension period, as well as all material claims for labor materials or supplies that if unpaid might by law become a Lien or charge upon its property (other than a Permitted Lien), except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Each Loan Party will and will cause their Subsidiaries to make timely payment, remittance or deposit of all tax payments and withholding taxes required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, goods and services and sales taxes, and local, state, provincial, foreign and federal income taxes, and will, upon reasonable request, furnish Agent with proof reasonably satisfactory to Agent indicating that the applicable Loan Party or its respective Subsidiary has made such payments or deposits.

6.7. Insurance. At the Loan Parties’ expense, maintain insurance (including, without limitation, by means of self-insurance) respecting each Loan Party’s assets wherever located, covering loss or damage by fire, theft, explosion, and other hazards and risks and also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation, all as ordinarily are insured against by other Persons engaged in the same or similar business. All such policies of insurance shall be in such amounts which are customary for Persons engaged in the same or similar business and with nationally recognized insurance companies. Loan Parties shall deliver copies of all such policies relating to the Collateral to Agent and copies of all other policies of insurance if requested by the Agent. Loan Parties shall also deliver a lender’s loss payable endorsement and certificates of insurance naming the Agent as loss payee with respect to all policies of casualty or similar insurance relating to the Collateral. Loan Parties shall deliver a certificate of insurance naming Agent and the Lenders as additional insured with respect to all policies of liability insurance. Each such policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.

6.8. Location of Eligible Inventory. Keep Loan Parties’ and their Subsidiaries’ Eligible Inventory (other than Eligible In-Transit Inventory) only at Eligible Inventory Locations (or in transit to or between such Eligible Inventory Locations) and their chief executive offices only at the locations identified on Schedule 5.4 and Schedule 5.6, as applicable; provided, however, that Administrative Borrower may amend Schedule 5.4 and Schedule 5.6 so long as any new location is within the United States, Puerto Rico or a Permitted Overseas Inventory Jurisdiction or, in the case of West Marine Canada, a province or territory of Canada in which all steps necessary to perfect the Agent’s Lien on such Collateral (including the filing of PPSA financing statements naming West Marine Canada as debtor and Agent as secured party) have been taken and in respect of any new warehouse, distribution center, chief executive office or location where such Loan Party’s books and records are maintained, the Agent shall have received a Collateral Access Agreement.

6.9. Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, except to the extent the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

6.10. Leases. Pay when due all rents and other amounts payable under any leases to which each Loan Party or any of its Subsidiaries is a party or by which such Loan Party’s properties and assets are bound, unless such payments are the subject of a Permitted Protest or unless nonpayment of such rents and other amounts individually or in the aggregate could not reasonably be expected to result in a Material Adverse Change.

6.11. Existence. At all times preserve and keep in full force and effect each Loan Party’s valid existence and good standing and any rights and franchises material to their businesses except as otherwise permitted pursuant to Section 7.4.

6.12. Environmental. Except for such Environmental Liens, failures to comply, releases, Environmental Actions, notices, citations or orders which individually or in the aggregate could not reasonably be expected to result in a Material Adverse Change (a) keep any property either owned or operated by any Loan Party or any of its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply with all applicable Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material of any reportable quantity from or onto property owned or operated by any Loan Party or any of its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party or any of its Subsidiaries, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries, and (iii) notice of a violation, citation, or other administrative order.

6.13. Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in any material respect (other than industry-wide risks normally associated with the types of businesses conducted by the Loan Parties and their Subsidiaries) in light of the circumstances in which made; provided that Projections and Schedules furnished to the Lender Group shall be deemed to be updated as and when delivered pursuant to the terms hereof. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the affect of amending or modifying this Agreement or any of the Schedules hereto.

6.14. Formation of Subsidiaries. At the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Loan Party shall (a) cause such new Subsidiary to provide to Agent a joinder to this Agreement, allonges to Notes, and other security documents, as well as appropriate UCC-1 financing statements, PPSA registrations or such other financing statements, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the Collateral of such newly formed or acquired Subsidiary), and (b) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which in its Permitted Discretion is appropriate with respect to the execution and delivery of the applicable documentation referred to above, unless, in respect of a new Foreign Subsidiary, the taking of the foregoing actions would give rise to a material adverse tax liability to any Loan Party. Any document, agreement, or instrument executed or issued pursuant to this Section 6.14 shall be a Loan Document.

6.15. Notice to Agent.

(a) The Administrative Borrower shall provide Agent with written notice promptly upon the occurrence of any of the following events, which written notice shall state with reasonable particularity the facts and circumstances of the event for which such notice is being given:

(1) Any change in the Authorized Persons of the Administrative Borrower;

(2) The completion of any physical count of all or a material portion of Borrowing Group’s Inventory (together with a copy of the results thereof certified by the Administrative Borrower);

(3) Any cessation by any Loan Party of their making payment to its creditors generally as such Loan Party’s debts become due;

(4) Any failure by any Loan Party to pay rent on a timely basis at 10% or more of any of the Loan Parties’ locations, and as and when such rent payment is due;

(5) Any Material Adverse Change;

(6) The occurrence of any Default or Event of Default;

(7) Any discharge by Parent of its independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity;

(8) If any Loan Party receives notice of any material default or any action is taken in respect of a material claimed default (whether or not constituting a default) under the Credit Card Agreements;

(9) Any judgment not covered by insurance final or otherwise against any Loan Party or any of its Subsidiaries in an amount in excess of $10,000,000;

(10) Any setoff, claims, withholdings or other defenses to which any of the Collateral, or Agent’s rights with respect to the Collateral, are subject in an amount in excess of $25,000,000 in respect of any such event; or

(11) The obtaining of an organization identification number by any Loan Party which did not have one on the Closing Date, together with such number.

(b) The Administrative Borrower shall provide Agent, when so distributed, with copies of any materials distributed to the shareholders of Parent (provided, that for purposes of this clause (1), any materials to be delivered hereunder shall be deemed to have been delivered when posted on Parent’s website or otherwise made available on the website of the SEC).

6.16. Further Assurances. Cooperate with Agent and execute such further instruments and documents as Agent shall reasonably request to carry out to its reasonable satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

Section 7. NEGATIVE COVENANTS.

Each Loan Party covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties shall not, and shall cause each of the Subsidiaries of the Loan Parties not to, do any of the following:

7.1. Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a) Indebtedness evidenced by this Agreement and the other Loan Documents;

(b) existing Indebtedness set forth on Schedule 5.25;

(c) Permitted Purchase Money Indebtedness;

(d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) such refinancings, renewals, or extensions do not result in an increase in the then extant principal amount of the Indebtedness so refinanced, renewed, or extended or add one or more Loan Parties as liable with respect thereto if such additional Loan Party were not liable with respect to the original Indebtedness, (ii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable Loan Party, (iii) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (iv) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended;

(e) endorsement of instruments or other payment items for deposit;

(f) Indebtedness composing Permitted Investments;

(g) Indebtedness of a Loan Party to another Loan Party;

(h) Indebtedness of a Borrower or a Subsidiary of a Borrower in respect of hedge agreements entered into by such Person with the purpose and effect of fixing interest rates on a principal amount of Indebtedness of such Person that is accruing interest at a variable rate, provided that each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who at the time the contract is made has long-term obligations rated A or Aa3 or better, respectively, by S&P and Moody’s;

(i) Indebtedness of a Person that becomes a Loan Party and was incurred by such Person prior to becoming a Loan Party so long as such Indebtedness was not incurred in contemplation of such Person becoming a Loan Party;

(j) Indebtedness secured by Permitted Liens of the types described in clauses (c), (i), (o), (p) and (q) of the definition of “Permitted Liens” to the extent that such Permitted Liens are secured by property or assets not constituting Collateral; provided that in the case of clause (p) the amount of Indebtedness secured by such property or assets does not exceed 90% of the fair market value of such property or assets,

(k) Subordinated Obligations in such principal amounts as may be approved by the Agent in its Permitted Discretion;

(l) Guarantees of Indebtedness that is permitted pursuant to this Agreement; and

(m) other unsecured Indebtedness of any Loan Party, in an aggregate amount not to exceed at any time $50,000,000.

7.2. Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to the Collateral, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

7.3. Restrictions on Negative Pledges and Upstream Limitation.

(a) Enter into or permit to exist any arrangement or agreement (other than this Agreement and the other Loan Documents) which directly or indirectly prohibits any Loan Party from creating, assuming or incurring any Lien upon the Collateral whether now owned or hereafter acquired; or

(b) Enter into any agreement, contract or arrangement (other than this Agreement and the other Loan Documents) restricting the ability of any Subsidiary of any Borrowers to pay or make dividends or distributions in cash or kind to Borrowers, to make loans, advances or other payments of whatsoever nature to the Loan Parties, or to make transfers or distributions of all or any part of its assets to the Loan Parties;

in each case other than (i) customary anti-assignment provisions contained in contracts which constitute Accounts, (ii) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale, (iii) any limitation or restriction contained in any Permitted Lien to the extent such limitation or restriction restricts the transfer of property subject to such Permitted Lien and does not affect the Lien of the Agent securing the Obligations and (iv) any restriction that does not apply, directly or indirectly, to the Liens securing the Obligations.

7.4. Restrictions on Fundamental Changes. (a) Enter into any merger, amalgamation or consolidation, (b) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or (c) convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets, except:

(1) any Borrower may be merged or amalgamated with or into another Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Borrower; provided that (i) at the time of any such event, no Event of Default shall exist or shall result from such event and (ii) in the case of such an event, a Borrower shall be the continuing or surviving Person;

(2) (A) any Domestic Subsidiary of a Borrower may be merged or amalgamated with or into another Domestic Subsidiary of a Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Domestic Subsidiary of a Borrower, provided that at the time of any such event no Event of Default shall exist or shall result from such event, and (B) any Domestic Subsidiary of a Borrower may be merged with and into a Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Borrower; provided that at the time of any such event, no Event of Default shall exist or shall result from such event;

(3) (A) any Foreign Subsidiary of a Borrower may be merged or amalgamated with or into another Foreign Subsidiary of a Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Foreign Subsidiary of a Borrower, provided that at the time of any such event no Event of Default shall exist or shall result from such event, and (B) any Foreign Subsidiary of a Borrower may be merged with and into a Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Borrower; provided that at the time of any such event, no Event of Default shall exist or shall result from such event;

(4) in connection with (1) sales or closures of stores or distribution centers in the normal course of business and (2) dispositions of Inventory and other assets located at such locations (or used in connection with the operation thereof) and related non-depreciated leasehold interests related thereto, in each case on reasonable terms consistent with such Person’s usual practice in connection with such sales or closures;

(5) Permitted Dispositions and other dispositions permitted under Section 7.5; and

(6) non-cash accounting adjustments that might constitute a disposition.

7.5. Disposal of Assets; Sale and Leaseback. Other than Permitted Dispositions, and dispositions permitted by Section 7.4, convey, sell, assign, transfer, or otherwise dispose of any of the assets of any Loan Party. The Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, enter into any arrangement, directly or indirectly, whereby such Person shall sell or transfer any Collateral owned by it in order then or thereafter to lease such Collateral or lease other property that such Person intends to use for substantially the same purpose as the property being sold or transferred.

7.6. Change Name. Change any Loan Party’s name, FEIN, organizational identification number, type of organization, jurisdiction of organization or other legal structure or relocate such Loan Party’s chief executive office to a new location, in each case, without giving at least 30 days prior written notice by Administrative Borrower to Agent of such change and so long as, at the time of such written notification, Parent, such Loan Party provides any financing statements or like registration documents necessary to perfect and continue perfected Agent’s Liens.

7.7. Prepayments and Amendments on Subordinated Obligations. Prepay, redeem, defease, purchase or otherwise acquire any Subordinated Obligations; or directly or indirectly, amend, modify, alter, increase or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing, evidencing or relating to any Subordinated Obligations permitted under Section 7.1.

7.8. Consignments. Consign any of their Inventory or sell any of their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale, except rights of purchasers to return Inventory pursuant to a Loan Party’s or any of its Subsidiaries’ return policy; provided that any Loan Party may sell or otherwise dispose of Inventory on any of the foregoing consignment or other arrangements so long as the aggregate amount of such consigned Inventory does not exceed $20,000,000 in the aggregate; provided, further, that if any Loan Party is the consignor in any such arrangement of any consigned Inventory located in the United States or a state or political subdivision thereof, then such Loan Party shall use its best efforts to cause (i) all UCC filings against the consignee of such United States consigned Inventory to be filed, (ii) all notices to known holders of conflicting security interests (after reasonable investigation therefor and conduct searching for the same) in the inventory of such consignee to be given, in each case, as necessary under the UCC to perfect and otherwise make public such Person’s interest in such United States consigned Inventory and (iii) any relevant UCC filings to be assigned to the Agent.

7.9. Distributions. Other than distributions or declaration and payment of dividends by a Loan Party to another Loan Party, make any distribution or declare or pay any dividends (in cash or other property, other than common Stock or options or rights with respect to common Stock) on, or purchase, acquire, redeem, or retire any of Parent’s Stock, of any class, whether now or hereafter outstanding; provided, however, that Parent may purchase, acquire, redeem or retire any of Parent’s Stock or may pay cash dividends on Parent’s Stock so long as (i) at the time of such purchase, acquisition redemption, retirement, payment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (ii) immediately after giving effect thereto, Availability shall be at least equal to $30,000,000 and the Administrative Borrower shall have delivered to Agent a Borrowing Base Certificate and Projections evidencing the maintenance of Availability of at least $30,000,000 for the period of six months immediately subsequent to such purchase, acquisition, redemption or retirement of any Parent’s or payment of cash dividends on any of Parent’s Stock.

7.10. Accounting Methods. Modify or change their Fiscal Year or their method of accounting (except upon prior notice to the Agent and other than as may be required to conform to GAAP or as otherwise permitted by GAAP).

7.11. Investments, Acquisitions. Except for Permitted Investments and Permitted Acquisitions, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that such Investments will be considered Investments permitted by this Section 7.11 only if all actions have been taken to the satisfaction of Agent to provide to Agent, for the benefit of Lenders and Agent, a first priority perfected security interest in all of such Investments (to the extent such Investments constitute Collateral) free of all Liens other than Permitted Liens.

7.12. Transactions with Affiliates. Engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of Loan Parties, any corporation, unlimited company, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis except (a) reasonable and customary fees and other consideration paid to members of the board of directors of Parent and (b) compensation and benefit arrangements for officers and other employees of Loan Parties and their Subsidiaries entered into in the ordinary course of business and (c) transactions among Loan Parties and their wholly-owned Subsidiaries in the ordinary course of business consistent with past practices. Each Affiliate of Loan Parties is listed on Schedule 7.12 (as such Schedule may be updated from time to time by the Administrative Borrower by notice to the Agent).

7.13. Suspension. Suspend or go out of a substantial portion of their business.

7.14. Use of Proceeds. Use the proceeds of the Advances for any purpose other than (a) on the Closing Date, (i) to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lenders, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for general working capital purposes and general corporate purposes, including making dividends and distributions to the extent permitted by this Agreement.

7.15. Store Closings. Close any location at which the Loan Parties maintain, offer for sale or store any of the Collateral unless such closing, in any Fiscal Year, results in no more than a 10% store reduction from the aggregate number of stores open as of the first day of such Fiscal Year.

7.16. Securities Accounts. Establish or maintain any Securities Account the assets of which constitute Collateral unless Agent shall have received a Control Agreement in respect of such Securities Account subject to the provisions of Section 2.6. If a Cash Dominion Event has occurred and is continuing, no Loan Party shall transfer assets out of any Securities Account that assets of which constitute Collateral.

7.17. Employee Benefit Plans. Except as could not reasonably be expected to result in a Material Adverse Change,

(a) Engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code; or

(b) permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived; or

(c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of any Loan Party pursuant to §302(f) or §4068 of ERISA; or

(d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code; or

(e) permit or take any action which would result in the aggregate benefit liabilities (within the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities, by more than $10,000,000, or

(f) fail to comply with any material Canadian federal, provincial or local statute, law, rule, regulation, ordinance, code in respect of Benefit Plans.

7.18. Deposit Accounts, Credit Card Agreements, etc. Except as provided in Section 2.6(c) and (d) hereof, (a) establish any Deposit Accounts, credit card clearinghouse or processors, other than those Deposit Accounts, Credit Card Agreements and other accounts, all listed on Schedule 7.18 (as updated pursuant to Section 2.6(d) and Section 6.13), (b) directly or indirectly fail to comply in any material respect with any Control Agreement or other bank agency or lock box agreement in favor of Agent for the benefit of the Lender Group with respect to such account, (c) deposit into any of the payroll accounts listed on Schedule 7.18 any significant amounts in excess of amounts necessary to pay current payroll obligations from such accounts or (d) change any direction or designation relating to any Credit Card Processor.

7.19. Minimum Availability. Borrowers shall at all times maintain Adjusted Availability at least equal to the Minimum Adjusted Availability Requirement.

Section 8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1. Any Loan Party fails to pay any principal on any of the Advances or any reimbursement obligation in respect of any Letter of Credit, or any portion thereof, on the date when due; or any Loan Party fails to pay any interest owing under the Loan Documents or any fees, or any portion thereof, within five (5) Business Days after the date when due; or fails to pay any other amount payable to the Lenders or the Agent under any Loan Document, or any portion thereof, within five (5) Business Days after written demand therefor;

8.2. (a) Any Loan Party shall fail to comply with any of its covenants contained in Section 6.2, 6.3, 6.7, 6.8, 6.15 or 7 (provided that in the case of any such failure to comply with the covenants contained in any of Sections 6.2 (other than any failure to deliver a Borrowing Base Certificate), 6.3 (other than Section 6.3(e)) or 6.15 (other than Section 6.15(a)(6)), such failure shall continue for five Business Days after the Administrative Borrower first obtains knowledge of such failure); (b) any Loan Party shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 8) for 30 days after (i) such Loan Party has actual knowledge of such failure to perform or (ii) written notice of such failure has been given to Administrative Borrower by Agent; and (c) any representation or warranty of any Loan Party in this Agreement or any of the other Loan Documents or any Record or in any other document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated.

8.3. If any material portion of any Loan Party’s assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person and such writ, distress warrant or levy is not discharged within sixty (60) days (or, in the case of West Marine Canada, 30 days) of the date on which such writ, distress warrant or levy is filed;

8.4. If an Insolvency Proceeding is commenced by any Loan Party or any Subsidiary of any Loan Party;

8.5. If an Insolvency Proceeding is commenced against any Loan Party or any Subsidiary of any Loan Party, and any of the following events occur: (a) such Person consents to the institution of the Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted; provided, however, that, during the pendency of such period, each member of the Lender Group shall be relieved of its obligations to extend credit hereunder, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, each member of the Lender Group shall be relieved of its obligation to extend credit hereunder, (d) a trustee, custodian, liquidator, monitor, receiver, interim receiver or receiver manager is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party, or (e) an order for relief shall have been entered therein;

8.6. If any Loan Party or any Subsidiary of any Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

8.7. If any Loan Party suffers the entry against it of a final judgment for the payment of money in excess of $10,000,000 (not covered by insurance), and such judgment is unstayed and undischarged for a period of thirty consecutive days after the date of entry thereof;

8.8. If there is a default in any material agreement to which any Loan Party or any Subsidiary of any Loan Party is a party relative to such Person’s Indebtedness involving an aggregate amount of $20,000,000, or more, and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of such Person’s obligations thereunder, or to terminate such agreement;

8.9. If any Loan Party or any Subsidiary of any Loan Party makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

8.10. If any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or Agent’s Liens in the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Loan Documents, in each case otherwise than in accordance with the terms thereof or this Agreement or with the express prior written agreement, consent or approval of Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any Loan Party party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

8.11. Any Loan Party or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $10,000,000, or any Loan Party or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $10,000,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided that Agent determines in its Permitted Discretion that such event (A) could be expected to result in liability of such Loan Party or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $10,000,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

8.12. Any Loan Party or any Subsidiary of any Loan Party shall be convicted for a state, federal or foreign crime, a punishment for which in any such case could include the forfeiture of any assets of such Person included in the Borrowing Base or any assets of such Person not included in the Borrowing Base but having a fair market value in excess of $10,000,000; or

8.13. A Change of Control shall occur.

Section 9. THE LENDER GROUP’S RIGHTS AND REMEDIES.

9.1. Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, Agent may, and upon instruction of the Required Lenders (at their election but without notice of their election and without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties) Agent shall exercise any of the rights and remedies of a secured party under the Code or Canadian law and any other rights and remedies provided for in this Agreement or any other Loan Document or otherwise available to it at law or in equity on behalf of the Lender Group and Agent may or, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group, such rights and remedies to include the following, all of which are authorized by the Loan Parties:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable, provided that in the event of any Event of Default under Sections 8.4 or 8.5, all such amounts shall become immediately due and payable automatically and without any requirement of notice from Agent or any Lender;

(b) Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and the Lender Group, provided that in the event of any Event of Default under Sections 8.4 or 8.5, any unused portion of the credit hereunder shall forthwith terminate and each Lender shall be relieved of all further obligations to make Advances to Borrowers and the Issuing Lender shall be relieved of all further obligations to issue, extend or renew Letters of Credit;

(c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of Agent’s Liens in the Collateral and without affecting the Obligations, provided that in the event of any Event of Default under Sections 8.4 or 8.5, any unused portion of the credit hereunder shall forthwith terminate and each Lender shall be relieved of all further obligations to make Advances to Borrowers and the Issuing Lender shall be relieved of all further obligations to issue, extend or renew Letters of Credit;

(d) Notify Account Debtors and other Persons obligated on the Collateral to make payment or otherwise render performance to or for Agent, and, to the extent permitted under the Code or Canadian law, as applicable, enforce the obligations of Account Debtors and other Persons obligated on the Collateral and exercise the rights of the Loan Parties with respect to such obligations and any property that may secure such obligations;

(e) Take any proceeds of the Collateral;

(f) Settle or adjust disputes and claims directly with Loan Parties’ Account Debtors for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit the Loan Account with only the net amounts received by Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

(g) Cause the Loan Parties to hold all of their returned Inventory in trust for the Lender Group and segregate all returned Inventory from all other assets of the Loan Parties or in Loan Parties’ possession and conspicuously label said returned Inventory as the property of the Lender Group;

(h) Without notice to or demand upon any Loan Party, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral. In addition to the rights granted pursuant to Section 4.8. Each

Loan Party agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent at a place that Agent may designate which is reasonably convenient to both parties. Each Loan Party authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, to utilize its assets in accordance with Section 4.8 and to pay, purchase, contest, or compromise any Lien that in Agent’s determination appears to conflict with Agent’s Liens in and to the Collateral and to pay all expenses incurred in connection therewith and to charge Borrowers’ Loan Account therefor. With respect to any Loan Party’s owned or leased premises, each Loan Party hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group’s rights or remedies provided herein, at law, in equity, or otherwise;

(i) Without notice to any Loan Party (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the Code or the PPSA), set off and apply to the Obligations any and all (i) balances and deposits of any Loan Party held by the Lender Group (including any amounts received in the Deposit Accounts or Securities Accounts subject to Control Agreements), or (ii) Indebtedness at any time owing to or for the credit or the account of any Loan Party held by the Lender Group, provided that Agent will endeavor to notify Administrative Borrower of any such set-off after the occurrence thereof but the failure to so notify the Administrative Borrower shall not give rise to any liability to the Agent nor in any manner whatsoever affect the rights of the Agent under this Agreement or under any Loan Document;

(j) Hold, as cash collateral, any and all balances and deposits of any Loan Party held by the Lender Group, and any amounts received in the Deposit Accounts or Securities Account subject to Control Agreements, to secure the full and final repayment of all of the Obligations;

(k) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral and, as set forth in Section 4.8, use any intellectual property;

(l) Sell or cause to be sold, the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Loan Parties’ premises) as Agent determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

(m) Agent shall give notice of the disposition of the Collateral as follows:

(1) Agent shall give Administrative Borrower (for the benefit of the applicable Loan Party) a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made; and

(2) The notice shall be personally delivered or mailed, postage prepaid, to Administrative Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(3) The Loan Parties hereby acknowledge that 10 days prior written notice of such sale or sales shall be reasonable notice; in addition the Loan Parties waive any and all rights that they have to a judicial hearing in advance of the enforcement of any of Agent’s rights and remedies hereunder, including its right if a Default exists to take immediate possession of Collateral and to exercise its rights and remedies with respect thereto;

(n) Agent, on behalf of the Lender Group may credit bid and purchase at any public sale;

(o) Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

(p) Agent shall have the rights and remedies of a secured party under the Code and any additional rights and remedies as may be provided to a secured party in any jurisdiction in which Collateral is located;

(q) The Lender Group shall have all other rights and remedies available to it at law or in equity pursuant to any other Loan Documents and whether or not Lenders shall have accelerated the maturity of the Obligations pursuant to this Section 9.1, each Lender, if owed any amount with respect to the Obligations, may, with the consent of Required Lenders or Agent but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law, or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, included as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender; and

(r) Any deficiency that exists after disposition of the Collateral as provided above, will be paid immediately by the Loan Parties. Any excess will be returned, without interest and subject to the rights of third Persons, by Agent to Administrative Borrower (for the benefit of the applicable Loan Party).

9.2. Securities and Deposits. Agent may at any time, at its option, transfer to itself or any nominee any securities constituting Collateral, receive any income thereon and hold such income as additional Collateral or apply it to the Obligations. Whether or not any Obligations are due, Agent may demand, sue for, collect, or make any settlement or compromise which it deems desirable with respect to the Collateral Obligations.

9.3. Standards for Exercising Rights and Remedies. Each Loan Party hereby acknowledges and agrees that in connection with the exercise of its rights and remedies hereunder the Agent may (but shall not have any obligation to): (a) incur expenses to prepare Collateral for disposition or otherwise complete raw material or work in process into finished goods or other finished products for disposition, (b) remove Liens on or any adverse claims against Collateral, (c) exercise collection remedies against Account Debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (d) advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (e) contact other persons, whether or not in the same business as the Loan Parties, for expressions of interest in acquiring all or any portion of the Collateral, (f) hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (g) dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (h) dispose of assets in wholesale rather than retail markets, (i) disclaim disposition warranties, (j) purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral, (k) to the extent deemed appropriate by Agent, obtain the services of brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral, or (l) conduct going out of business sales and otherwise liquidate the inventory. The Loan Parties acknowledge that the purpose of this Section 9.3 is to provide non-exhaustive indications of what actions or omissions by Agent would fulfill Agent’s duties under the Code or any other relevant jurisdiction in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed to fail to fulfill such duties solely on account of not being indicated in this Section 9.3. Without limitation upon the foregoing, nothing contained in this Section 9.3 shall be construed to grant any rights to the Loan Parties or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 9.3.

9.4. Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative and may be exercised simultaneously. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

Section 10. TAXES AND EXPENSES.

If any Loan Party fails to pay (prior to delinquency or within the applicable grace period) any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons (other than any monies that are the subject of a Permitted Protest), or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then,

Agent, in its sole discretion and without prior notice to any Loan Party, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves in Borrowers’ Loan Account as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.7 hereof, obtain and maintain insurance policies of the type described in Section 6.7 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

Section 11. WAIVERS; INDEMNIFICATION.

11.1. Demand; Protest; etc. Each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any such Borrower may in any way be liable.

11.2. The Lender Group’s Liability for Collateral. Each Loan Party hereby agrees that: (a) so long as the Lender Group complies with its obligations, if any, under the Code or the PPSA, Agent shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Loan Parties. Each Loan Party shall remain obligated and liable under each contract or agreement comprised in the Collateral to be observed or performed by Loan Parties thereunder. Neither Agent nor any Lender shall have any obligation or liability under any such contract or agreement by reason or arising out of this Agreement or the receipt by Agent or any Lender of any payment relating to any of the Collateral, not shall Agent or any Lender be obligated in any manner to perform any of the obligations of the Loan Parties under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by Agent or any Lender in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to Agent or to which Agent or any Lender may be entitled to at any time or times. Agent’s sole duty with respect to the custody, safe-keeping and physical preservation of the Collateral in its possession, under §9-207 of the Code, or otherwise, shall be to deal with such Collateral in the same manner as Agent deals with similar property for its own account.

11.3. Indemnification. Each Loan Party shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith

(as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of the Loan Parties’ and their Subsidiaries’ compliance with the terms of the Loan Documents, (b) any actual or proposed use by any Borrower or any of its Subsidiaries of the proceeds of any of the Advances or Letters of Credit, (c) the reversal or withdrawal of any provisional credits granted by Agent upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with any Loan Party or any Subsidiary or in connection with the provisional honoring of funds transfers, checks or other items, and (d) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, the Loan Parties shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. If, and to the extent that the obligations of the Loan Parties under this Section 11.3 are unenforceable for any reason, each Loan Party hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which the Loan Parties were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by the Loan Parties with respect thereto.

THE FOREGOING INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNIFIED PERSON.

No Indemnified Person shall be entitled under this section to receive indemnification for that portion, if any, of any liabilities and costs which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

Section 12. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Borrowers or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) may be personally delivered, sent by telefacsimile, electronic mail, overnight courier service or first class (or air) mail and shall be deemed to have been given: (i) if delivered in person, when delivered, (ii) if delivered by telecopy or electronic mail, on the date of transmission if transmitted on a Business Day before 5:00 p.m. (eastern time) or, if not, on the next succeeding Business Day, provided that, in the case of electronic mail, a copy of such notice is promptly sent by any other approved means of transmission of notices set forth herein, (iii) if delivered by overnight courier, on the first Business Day after delivery to such courier properly addressed, or (iv) if delivered by first class (or air) mail, four Business Days after deposit in the mail, with postage prepaid and properly addressed:

If to Administrative

Borrower for any Loan Party:	WEST MARINE PRODUCTS, INC.
500 Westridge Drive
Watsonville, California 95076
Attn: Eric Nelson, Senior Vice President and Chief Financial Officer
and: Pam Fields, General Counsel
Fax No. (720) 344-9018
Telephone No: (831) 761-4489

with copies to:	DOW, LOHNES & ALBERTSON, PLLC
1200 New Hampshire Ave., N.W.
Washington, DC 20036
Attn: Timothy J. Kelley
Fax No: (202) 776-2222
Telephone No.: (202) 776-2000

If to Agent:	WELLS FARGO RETAIL FINANCE, LLC
One Boston Place, 18th Floor
Boston, Massachusetts 02108
Attn: Lynn Whitmore
Fax No. (617) 523-4032

with copies to:	BINGHAM MCCUTCHEN LLP
150 Federal Street
Boston, Massachusetts, MA 02110
Attn: Robert A.J. Barry, Esq.
Fax No. (617) 951-8736

Agent and Loan Parties may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.

Section 13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR

THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (OTHER THAN CHOICE-OF-LAW PRINCIPLES AND THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN THE LAWS OF THE STATE OF NEW YORK) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE TRIED AND LITIGATED IN THE FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY BORROWER COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH LOAN PARTIES COLLATERAL OR OTHER PROPERTY MAY BE FOUND. LOAN PARTIES AND THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

(c) LOAN PARTIES AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. LOAN PARTIES AND THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) Except as prohibited by law, each party hereto hereby waives any right it may have to claim or recover in any litigation arising under this Agreement or any other Loan Document any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each party hereto (a) certifies that no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that such other party has been induced to enter into this Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

Section 14. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

14.1. Assignments and Participations.

(a) Any Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $10,000,000, provided, that, so long as no Event of Default has occurred and is continuing, any such assignment shall require the consent of the Administrative Borrower (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance, and (iii) the assignor Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.

(b) From and after the date that Agent notifies the assignor Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrowers and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 16 and Section 18.9 of this Agreement.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee payment and the fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time, with the written consent of Agent, sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a “Participant”) participating interests in its Obligations, the Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents (provided that no written consent of Agent shall be required in connection with any sale of any such participating interests by a Lender to an Eligible Transferee); provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums; and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections of Borrowers or their Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to Section 18.9, disclose all documents and information which it now or hereafter may have relating to Borrowers or Borrowers’ business.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including without limitation (a) any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 USC §341 and (b) with respect to any Lender that is a Fund, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such Fund as security for such obligations or securities or any institutional custodian for such Fund or for such lender; provided that no such grant shall release such Lender from any of its obligations hereunder, provide any voting rights hereunder to the secured party thereof, substitute any such secured party for such Lender as a party hereto or affect any rights or obligations of Borrowers or Agent hereunder.

(h) If any assignee Lender is an Affiliate of any Borrower, then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to Agent pursuant to Section 9, and the determination of the Required Lenders shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Lender’s interest in any of the Obligations. If any Lender sells a participating interest in any of the Obligations to a Participant, and such Participant is a Borrower or an Affiliate of a Borrower, then such transferor Lender shall promptly notify Agent of the sale of such participation. A transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to Agent pursuant to Section 10 to the extent that such participation is beneficially owned by a Borrower or any Affiliate of a Borrower, and the determination of the Required Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Obligations to the extent of such participation.

14.2. Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrowers may not assign this Agreement or any rights or duties hereunder without Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by any Borrower is required in connection with any such assignment.

Section 15. AMENDMENTS; WAIVERS.

15.1. Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Administrative Borrower (on behalf of all Borrowers) (and in respect of Section 17, the Guarantors) and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of Lenders affected thereby and Administrative Borrower (on behalf of all Borrowers) and acknowledged by Agent, do any of the following:

(a) increase or extend any Commitment of any Lender,

(b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(d) change the percentage of the Commitments that is required to take any action hereunder,

(e) amend or modify this Section or any provision of the Agreement providing for consent or other action by all Lenders,

(f) release Collateral other than as permitted by Section 16.15,

(g) change the definition of “Required Lenders” or “Pro Rata Share”,

(h) contractually subordinate any of Agent’s Liens,

(i) release any Borrower or any other Loan Party from any obligation for the payment of money owed to any Lender under this Agreement except pursuant to a transaction expressly permitted under Section 7.4;

(j) change the definition of “Borrowing Base” or the definitions of “Eligible Accounts”, “Eligible Credit Card Receivables”, “Eligible In-Transit Inventory”, “Eligible Inventory”, “Maximum Revolver Amount” or any component definition contained in the foregoing terms; or

(k) amend any of the provisions of this Section 15.1.

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, Issuing Lender, or Swing Lender, affect the rights or duties of Agent, Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrowers, shall not require consent by or the agreement of Borrowers.

15.2. Replacement of Holdout Lender. If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization or agreement and the Required Lenders shall have consented thereto, then Administrative Borrower, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute lenders that have agreed to become a Lender hereunder or in the case of an existing Lender shall have agreed to increase such Lender’s Commitment (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder, provided that (i) such Holdout Lender shall have received payment in an amount equal to the outstanding principal of its Advances and such Lender’s Pro Rata Share of any outstanding Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents and (ii) such Replacement Lender is an Eligible Transferee. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance Agreement, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 14.1. Until such time as the Replacement Lender shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances.

15.3. No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or, any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by the Loan Parties of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

Section 16. AGENT; THE LENDER GROUP.

16.1. Appointment and Authorization of Agent. Each Lender hereby designates and appoints WFRF as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 16. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that WFRF is merely the representative of Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Borrowers and their Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Borrowers and their Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management accounts as Agent deems necessary and appropriate in accordance with the

Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Borrowers and their Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrowers, the Obligations, the Collateral, the Collections of Borrowers and their Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

16.2. Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that Agent selects as long as such selection was made without gross negligence or willful misconduct.

16.3. Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of Lenders for any recital, statement, representation or warranty made by any Loan Party or Affiliate of any Loan Party, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of any Loan Party or the books or records or properties of any of any Loan Party’s Subsidiaries or Affiliates.

16.4. Reliance by Agent.

(a) Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Loan Parties or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.

(b) For purposes of determining compliance with the conditions set forth in Section 3.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be to be consent to or approved by or acceptable or satisfactory to such Lender, unless an officer of Agent active upon Borrowers’ account shall have received notice from such Lender not less than 2 days prior to the Closing Date specifying such Lender’s objection thereto and such objection shall not have been withdrawn by notice to Agent to such effect on or prior to the Closing Date.

16.5. Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

16.6. Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of the Loan Parties or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrowers and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

16.7. Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of the Borrowing Group received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from the Collections of the Borrowing Group received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrowing Group and without limiting the obligation of the Borrowing Group to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out-of-pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

16.8. Successor Agent. Agent may resign as Agent upon 45 days notice to the Lenders and Administrative Borrower. If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders, with, so long as no Event of Default then exists, the consent of the Administrative Borrower, which consent shall not be unreasonably withheld or delayed. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

16.9. Agent in Individual Capacity. WFRF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrowers and their Subsidiaries and Affiliates and any other Person party to any Loan Documents as though WFRF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, WFRF or its Affiliates may receive information regarding Borrowers or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to Lenders, and Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFRF in its individual capacity.

16.10. Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrowers and their Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrowers or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to Lenders, and Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender not shall be under any obligation to provide such information to them. With respect to the Swing Loans, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of Agent.

16.11. Payments to, and Distributions by, Agent.

(a) A payment by any Loan Party to Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. Agent agrees promptly to distribute to each Lender such Lender’s Pro Rata Share of payments received by Agent for the account of Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

(b) If in the reasonable opinion of Agent the distribution of any amount received by it in such capacity hereunder or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

16.12. Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, Agent shall, if (a) so requested by the Required Lenders, and (b) Lenders have provided to Agent such additional indemnities and assurances against expenses and liabilities as Agent may reasonably request, proceed to enforce the provisions of this Agreement and the other Loan Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Required Lenders may direct Agent in writing as to the method and the extent of any such sale or other disposition, Lenders hereby agreeing to indemnify and hold Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that Agent need not comply with any such direction to the extent that Agent reasonably believes Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

THE FOREGOING INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY AGENT.

Agent shall not be entitled under this section to receive indemnification for that portion, if any, of any liabilities and costs which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

16.13. Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to any Loan Party, Agent (irrespective of whether the principal of any Advance, or Obligations with respect to the Letters of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:

(1) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, or Obligations in respect of the Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Group (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender Group and their respective agents and counsel and all other amounts due the Lender Group under Sections 2.10, 2.11 and 11.3) allowed in such proceeding or under any such assignment; and

(2) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders, nevertheless to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 2.10, 2.11 and 11.3.

(c) Nothing contained herein shall authorize Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Lender or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding or under any such assignment.

16.14. Withholding Taxes.

(a) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Loan Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Note or other Loan Document shall deliver to Agent and Administrative Borrower, at the time or times prescribed by applicable law or reasonably requested by Agent or Administrative Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Agent or Administrative Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Agent or Administrative Borrower as will enable Agent or Administrative Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(b) Without limiting the generality of Section 16.14(a), on or prior to the date on which such a Lender becomes a Lender hereunder and from time to time as reasonably requested in writing by Agent or Administrative Borrower (but only if such Foreign Lender is legally entitled to do so), each Lender that is a United States person that is not a “domestic” corporation (as defined in Section 7701 of the IRC) shall provide each of Agent and Administrative Borrower with one properly completed and duly executed original IRS Form W-9 (or any successor or other form thereto).

(c) Without limiting the generality of Section 16.14(a), on or prior to the date on which such Foreign Lender becomes a Lender hereunder and from time to time as reasonably requested in writing by Agent or Administrative Borrower (but only if such Foreign Lender is legally entitled to do so), each Lender that is organized under the laws of a jurisdiction outside the United States shall provide each of Agent and Administrative Borrower with:

(1) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) a properly completed and duly executed original of IRS Form W-8BEN (or any successor thereto); or

(2) in the case of a Foreign Lender claiming the benefits of an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and duly executed original IRS Form W-8BEN (or any successor thereto);

(3) in the case of a Foreign Lender claiming interest paid under this Agreement or under any Note or other Loan Document is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed originals of IRS Form W-8ECI (or any successor thereto); and

(4) such other form or forms as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees promptly to notify Agent and Administrative Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction. Such Lender shall deliver such new forms and documents prescribed by the IRS upon the expiration or obsolescence of any previously delivered forms or other documents referred to in this Section, or after the occurrence of any event requiring a change in the most recent forms or other documents delivered by such Lender.

(d) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells or assigns pursuant to Section 14.1(a) all or part of the Obligations of Borrowers to such Lender, such Lender agrees to notify Agent and Administrative Borrower of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender. To the extent of such percentage amount, Agent and Administrative Borrower will treat such Lender’s IRS Form W-8BEN as no longer valid.

(e) If any Lender is entitled to a reduction in the applicable withholding tax, Agent or Administrative Borrower may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsections (a), (b) or (c) of this Section are not delivered to Agent and Administrative Borrower, then Agent or Administrative Borrower may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(f) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent or a Loan Party did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent and Administrative Borrower of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify and hold Agent and such Loan Party harmless for all amounts paid, directly or indirectly, by Agent or such Loan Party as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent or such Loan Party under this Section, together with all costs and expenses (including attorneys fees and expenses). The obligation of Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(g) Each Lender agrees that, in the event that a Loan Party is required to indemnify or pay additional amounts to or for the account of any Lender pursuant to this Section 16.14 or Section 17.6, each Lender shall, upon prior written notice by the Administrative Borrower to Agent and such Lender requesting the same, use reasonable efforts to designate a new lending office for funding or booking its Obligations under this Agreement or under any Note or other Loan Document or to assign its rights and obligations hereunder or thereunder to another of its offices, branches or affiliates if such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 16.14 or Section 17.6 in the future, and (ii) would not subject such Lender to any unreimbursed costs or expenses, and (iii) would not, in such Lender’s reasonable judgment, otherwise be materially disadvantageous to such Lender.

(h) Any Lender that becomes aware that it is entitled to receive a refund (whether by way of a direct payment or by offset) that such Lender can reasonably determine is allocable to or resulting from any increase in the amounts paid by a Loan Party or any indemnification by a Loan Party under this Section 16.14 or Section 17.6 shall promptly notify such Loan Party of the availability of such refund and shall, within thirty days after the receipt of a request from such Loan Party, take reasonable steps to apply for such refund with Loan Party being responsible for any incremental costs associated with such refund request. If any Lender receives any such refund (as described in the preceding sentence), so long as no Default or Event of Default has occurred and is continuing, such Lender shall promptly pay the amount of such refund (together with any interest received thereon) to such Loan Party; provided, however, that such Loan Party, upon the request of the applicable Lender, shall promptly repay the amount paid over to such Loan Party in the event such Lender is required to repay such refund to the applicable authority.

(i) Each Loan Party agrees to pay its Obligations in U.S. Dollars and all payments by such Loan Party hereunder or under any other Loan Document to which it is a party shall be made without setoff or counterclaim and shall be free and clear of and without deduction for any foreign or domestic Taxes, compulsory loans, restrictions or conditions of any nature now or hereafter assessed, imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein (but excluding any Excluded Taxes) unless such Loan Party is required by law to make such deduction or withholding; provided that if a Loan Party shall be required by applicable law to deduct any Taxes from such payments, then the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made.

(j) Each Loan Party shall indemnify the Agent-Related Person, the Lender-Related Persons and each Participant for the full amount of Taxes (other than Excluded Taxes) imposed by any jurisdiction on amounts payable under Section 16.14 or Section 17.6 paid by such Agent-Related Person, Lender-Related Person or Participant, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. Any payment pursuant to such indemnification shall be made within 30 days after the date any Agent-Related Person, Lender-Related Persons or Participant makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the Borrower by any Agent-Related Person, Lender-Related Persons or Participant (with a copy to Agent and Administrative Borrower) shall be conclusive absent manifest error.

16.15. Collateral Matters.

(a) Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral or other property of any Loan Party on which the Agent has a Lien (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 7.4 or Section 7.5 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased to a Loan Party under a lease that has expired or is terminated in a transaction permitted under this Agreement or (v) on which the Agent has a recorded Lien but which does not constitute Collateral. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Administrative Borrower at any time, Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.15; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrowers in respect of) all interests retained by Borrowers, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b) Agent shall have no obligation whatsoever to any of Lenders to assure that the Collateral exists or is owned by the applicable Loan Parties or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as a Lender and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

16.16. Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each Lender agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent after the occurrence and during the continuance of an Event of Default, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender. Each Lender further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

16.17. Agency for Perfection. Agent hereby appoints each other member of the Lender Group as its agent (and each other member of the Lender Group hereby accepts such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 9 of the Code can be perfected only by possession or control. Should any other member of the Lender Group obtain possession or control of any such Collateral, such other member of the Lender Group shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

16.18. Payments by Agent to Lenders. All payments to be made by Agent to Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest of the Obligations.

16.19. Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all Lenders.

16.20. Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and will rely significantly upon the Books, as well as on representations of Borrowers’ personnel,

(d) agrees to keep all Reports and other material, non-public information regarding the Loan Parties and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 18.9, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrowers to Agent that has not been contemporaneously provided by Borrowers to such Lender, and, upon receipt of such request, Agent shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrowers, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Administrative Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Administrative Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

16.21. Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts or any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

16.22. Legal Representation of Agent. In connection with the negotiation, drafting, and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Bingham McCutchen LLP (“Bingham”) only has represented and only shall represent WFRF in its capacity as Agent and as a Lender. Each other Lender hereby acknowledges that Bingham does not represent it in connection with any such matters.

Section 17. GUARANTY

17.1. Guarantees by the Guarantors. For value received and hereby acknowledged and as an inducement to the Lenders and the Agent to make the Advances, and the Issuing Lender to issue, extend and renew Letters of Credit for the account of the Borrowers, each Guarantor hereby, jointly and severally, unconditionally and irrevocably guarantees (i) the full punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrowers now or hereafter existing whether for principal, interest, fees, expenses or otherwise, and (ii) the strict performance and observance by the Borrowers of all agreements, warranties and covenants applicable to the Borrowers in this Agreement and the other Loan Documents and (iii) the obligations of the Borrowers under this Agreement and the other Loan Documents (such Obligations collectively being hereafter referred to as the “Guaranteed Obligations”).

17.2. Guarantees Absolute. The Guarantors guarantee that the Guaranteed Obligations will be paid strictly in accordance with the terms hereof, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lenders with respect thereto. The liability of the Guarantors under their guarantees of the Guaranteed Obligations shall be absolute and unconditional irrespective of:

(a) any Loan Party’s lack of authorization, execution, validity or enforceability of this Agreement or any other Loan Document and any amendment hereof (with regard to such Guaranteed Obligations), or any other obligation, agreement or instrument relating thereto (it being agreed by each Guarantor that its Guaranteed Obligations shall not be discharged prior to the final and complete satisfaction of all of the Obligations) or any failure to obtain any necessary governmental consent or approvals or necessary third party consents or approvals;

(b) any Agent’s or any Lender’s exercise or enforcement of, or failure or delay in exercising or enforcing, legal proceedings to collect the Obligations or the Guaranteed Obligations or any power, right or remedy with respect to any of the Obligations or the Guaranteed Obligations, including (i) any suspension of any Agent’s or any Lender’s right to enforce any Guarantor’s Guaranteed Obligations, or (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other amendment or waiver of or any consent to departure from this Agreement or the other Loan Documents (with regard to such Guaranteed Obligations) or any other agreement or instrument governing or evidencing any of the Guaranteed Obligations;

(c) any exchange, release, unenforceability, non-opposability or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any change in ownership of any of the Loan Parties;

(e) any acceptance of any partial payment(s) from any of the Loan Parties;

(f) any insolvency, bankruptcy, reorganization, arrangement, adjustment, composition, assignment for the benefit of creditors, appointment of a receiver, interim receiver, receiver and manager, monitor or trustee for all or any part of any Loan Parties’ assets;

(g) any assignment, participation or other transfer or reallocation, in whole or in part (whether or not subject to a conversion of an Advance of one type into an Advance of another type or a conversion from one currency to another), of any Agent’s or any Lender’s interest in and rights under this Agreement or any other Loan Document, or of any Agent’s or any Lender’s interest in the Obligations or the Guaranteed Obligations;

(h) any cancellation, renunciation or surrender of any pledge, guaranty or any debt instrument evidencing the Obligations or the Guaranteed Obligations;

(i) any Agent’s or any Lender’s vote, claim, distribution, election, acceptance, action or inaction in any proceeding under the applicable Debtor Relief Law related to the Obligations or the Guaranteed Obligations; or

(j) any other action or circumstance, other than payment, which might otherwise constitute a defense available to, or a discharge of, any Borrower in respect of its Guaranteed Obligations (other than the defense of payment in full in cash).

The guarantees contained in this Section 17 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any Guaranteed Obligation is rescinded or must otherwise be returned by any Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise, all as though such payment had not been made.

17.3. Effectiveness; Enforcement. The guarantee of the Guarantors hereunder shall be effective and shall be deemed to be made with respect to each Advance made to and each Letter of Credit issued for the account of the Borrowers as of the time it is made, issued or accepted, as applicable. No invalidity, irregularity or unenforceability by reason of the applicable Debtor Relief Law, or any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect any liability of any Guarantor, and no defect in or insufficiency or want of powers of any Guarantor or irregular or improperly recorded exercise thereof, shall impair, affect, be a defense to or claim against any other Guarantor. Each guarantee hereunder is a continuing guarantee and shall (a) survive any termination of this Agreement, and (b) remain in full force and effect until payment in full of, and performance of, the Guaranteed Obligations to which such guarantee relates and all other amounts payable thereunder, all the Commitments shall have expired and been terminated, all of the Letters of Credit shall have expired or been terminated or which have been cash collateralized as provided in this Agreement and all lending and other credit commitments of the Lenders in respect thereof have terminated. The guarantee of West Marine Canada under this Agreement is made for the benefit of the Agent and the Lenders and their successors and assigns, and may be enforced from time to time as often as occasion therefor may arise and without requirement on the part of the Agent or the Lenders first to exercise any rights against the Borrowers, or to resort to any other source or means of obtaining payment of any of the Guaranteed Obligations or to elect any other remedy.

17.4. Waiver. Each Guarantor hereby renounces to the benefits of division and discussion with respect to their respective guarantees. Each Guarantor hereby waives promptness, diligence, protest, notice of protest, all suretyship defenses, notice of acceptance and any other notice with respect to any of its Guaranteed Obligations and its guarantee and any requirement that the Agent or any Lender secure, render enforceable or opposable, perfect or protect any security interest or Lien on any property subject thereto or exhaust any right or take any action against any Borrower, any Loan Party or any other person or any Collateral. Each Guarantor also irrevocably waives, to the fullest extent permitted by law, all defenses which at any time may be available to it in respect of its Guaranteed Obligations by virtue of any statute of limitations, valuation, stay, moratorium law or similar law now or hereinafter in effect.

17.5. Subordination; Subrogation. Until the payment and performance in full of all the Obligations, each Guarantor agrees not to exercise and each Guarantor hereby waives any rights against the other Guarantors as a result of payment by such Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and such Guarantor will not prove any claim in competition with the Agent or any Lender in respect of any payment hereunder in any proceedings of any nature under the applicable Debtor Relief Law; no Guarantor will claim any set-off, recoupment or counterclaim against the other Guarantors in respect of any liability of one Guarantor to the other Guarantor; and each Guarantor waives any benefit of and any right to participate in any Collateral which may be held by any Lender or any Agent. Each Guarantor agrees that, after the occurrence and during the continuance of any Default or Event of Default, such Guarantor will not demand, sue for or otherwise attempt to collect any Indebtedness of the other Loan Parties to such Guarantor until all of the Obligations of the other Loan Parties shall have been paid in full. If, notwithstanding the foregoing sentence, any Guarantor shall collect, enforce or receive any amounts in respect of the Indebtedness of the other Loan Parties in violation of the foregoing sentence while any Obligations of the other Loan Parties are still outstanding, such amounts shall be collected, enforced and received by such Guarantor as trustee for the Lenders and the Agent and be paid over to the Agent, for the benefit of the Lenders and the Agent, on account of the Obligations of such Guarantor without affecting in any manner the liability of the Guarantors under the other provisions hereof. The provisions of this section shall survive the expiration or termination of this Agreement and the other Loan Documents.

17.6. Payments. Each Guarantor agrees to pay its Guaranteed Obligations in U.S. Dollars and all payments by such Guarantor hereunder shall be made without setoff or counterclaim and shall be free and clear of and without deduction for any foreign or domestic Taxes, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein (but excluding any Excluded Taxes) unless such Guarantor is required by law to make such deduction or withholding, provided that if a Guarantor shall be required by applicable law to deduct any Taxes from such payments, then the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made.

17.7. Receipt of Information.

Each Guarantor acknowledges and confirms that it itself has established its own adequate means of obtaining from the other Loan Parties on a continuing basis all information desired by such Guarantor concerning the financial condition of the other Loan Parties and that such Guarantor will look to the other Loan Parties and not to the Agent or any Lender in order to keep adequately informed of changes in the other Loan Parties’ financial condition.

Section 18. GENERAL PROVISIONS.

18.1. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrowers jointly and severally agree to pay promptly all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by a Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Agent, (b) fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with the Loan Parties or their Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC and PPSA searches), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations), (c) costs and expenses incurred by Agent in the disbursement of funds to or for the account of Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) costs and expenses paid or incurred by the Agent, and after the occurrence and during the continuance of an Event of Default, any member of the Lender Group, to correct any default or enforce any provision of the Loan Documents or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent related to audit examinations of the Books permitted by the Loan Documents, (g) costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents, (h) costs and expenses (including attorneys fees) incurred by the Agent in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents and the other instrument mentioned herein, in connection with each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document providing for such cancellation, and (i) Agent’s costs and expenses (including, but not limited to, attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including, but not limited to attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any Subsidiary of a Loan Party or in exercising rights or remedies under the Loan Documents), preserving or defending the Loan Documents, irrespective of whether suit is brought, in the administration of the Loan Documents after a Default exists, or in taking any Remedial Action concerning the Collateral (collectively, such fees, costs, expenses and other liabilities set forth in clauses (a) through (i) above hereinafter referred to as the “Lender Group Expenses”).

18.2. Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrowers, Agent, and each Lender whose signature is provided for on the signature pages hereof.

18.3. Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

18.4. Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender Group or Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

18.5. Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

18.6. Amendments in Writing. This Agreement only can be amended by a writing in accordance with Section 15.1.

18.7. Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

18.8. Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Loan Party or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the applicable Debtor Relief Law relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

18.9. Confidentiality. Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrowers and their Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agent and Lenders in a confidential manner, and shall not be disclosed by Agent and Lenders to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group who have been notified of the confidential nature of such information, (b) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 18.9, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Administrative Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by or on behalf of Agent or Lenders), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 18.9 shall survive for 2 years after the payment in full of the Obligations.

18.10. Integration. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

18.11. West Marine Products as Agent for Borrowers. Each Borrower hereby irrevocably appoints West Marine Products as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result thereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, (b) the Lender Group’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Lender Group hereunder or under the other Loan Documents, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 18.11 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

18.12. Judgment Currency; Contractual Currency.

(a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 18.12 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding (i) the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or (ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 18.12 being hereinafter referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 18.12(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Borrower shall pay such additional or lesser amount as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from a Borrower under this Section 18.12(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c) The term “rate of exchange” in this Section 18.12 means the rate of exchange at which Agent would, on the relevant date at or about 12:00 p.m. (New York, New York time), be able to sell the Obligation Currency against the Judgment Currency to prime banks.

(d) Any amount received or recovered by Agent or any Lender in respect of any sum expressed to be due to them (whether for itself or as trustee for any other person) from any Loan Party under this Agreement or under any of the other Loan Documents in a currency other than the currency (the “Contractual Currency”) in which such sum is so expressed to be due (whether as a result of, or from the enforcement of, any judgment or order of a court or tribunal of any jurisdiction, the winding-up of a Loan Party or otherwise) shall only constitute a discharge of such Loan Party to the extent of the amount of the contractual currency that such Agent or Lender is able, in accordance with its usual practice, to purchase with the amount of the currency so received or recovered on the date of receipt or recovery (or, if later, the first date on which such purchase is practicable). If the amount of the Contractual Currency so purchased is less than the amount of the Contractual Currency so expressed to be due, such Loan Party shall indemnify such Agent and Lender against any loss sustained by it as a result, including the cost of making any such purchase other than losses resulting from the gross negligence or willful misconduct of the Person seeking such indemnification, and if the amount of the Contractual Currency so purchased is more then the amount of the Contractual Currency so expressed to be due, the Agent or such Lender shall reimburse the Borrowers for such excess.

18.13. USA Patriot Act. Each Lender that is subject to the Act (as hereinafter defined) and Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain verify and record information that identified Borrowers, which information includes the name and address of Borrowers and other information that will allow such Lender or Agent, as applicable, to identify Borrowers in accordance with the Act.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

Borrowers:

WEST MARINE PRODUCTS, INC., a California corporation

By:	/s/ Eric S. Nelson
Name:	Eric S. Nelson
Title:	CFO, Senior VP-Finance and Secretary

WEST MARINE PUERTO RICO, INC., a California corporation

By:	/s/ Eric S. Nelson
Name:	Eric S. Nelson
Title:	CFO, Senior VP-Finance and Secretary

W MARINE MANAGEMENT COMPANY, INC.,
a California corporation

By:	/s/ Eric S. Nelson
Name:	Eric S. Nelson
Title:	CFO, Senior VP-Finance and Secretary

WEST MARINE LBC, INC., a California corporation

By:	/s/ Eric S. Nelson
Name:	Eric S. Nelson
Title:	CFO, Senior VP-Finance and Secretary

WEST MARINE IHC I, INC., a California corporation

By:	/s/ Eric S. Nelson
Name:	Eric S. Nelson
Title:	CFO, Senior VP-Finance and Secretary

(Signature Page to Loan Agreement)

Parent and a Guarantor:

By:	/s/ Eric S. Nelson
Name:	Eric S. Nelson
Title:	CFO, Senior VP-Finance and Secretary

West Marine Canada and a Guarantor:

By:	/s/ Eric S. Nelson
Name:	Eric S. Nelson
Title:	CFO, Senior VP-Finance and Secretary

(Signature Page to Loan Agreement)

WELLS FARGO RETAIL FINANCE, LLC, as Agent and as a Lender

By:	/s/ Timothy Tobin
Name:	Timothy Tobin
Title:	Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Issuing Lender

By:	/s/ Timothy Tobin
Name:	Timothy Tobin
Title:	Senior Vice President

Schedule C-1

Commitments

ADVANCES

Lender	Commitment	Accordion Commitment
Wells Fargo Retail Finance, LLC	$225,000,000	$25,000,000

Schedule M-1

Exceptions to Material Adverse Change

Adjustments in the 4th quarter of the 2005 fiscal year to inventory carrying value for (a) indirect costs and allowances included in the “Unicap” general ledger account, (b) obsolescence reserves or (c) similar non-cash inventory reserves and valuation adjustments. The dollar amount of the adjustments are estimated to be in the range of $10 million to $30 million. No adjustments are contemplated to stock ledger values.

Schedule P-1

Permitted Liens

The Liens described on the financing statements listed on the following UCC Summary Report.

UCC SUMMARY REPORT

Debtor Searched	Juris.	Filing Office	Sec’d Party	Filing Type	File Date	File Number
West Marine, Inc.	DE	SOS	Winthrop Resources Corporation	UCC-1	11/5/2003	32978628
West Marine, Inc.	DE	SOS	Safeco Credit Co. Inc.	In Lieu	12/24/2003	33397406
West Marine, Inc.	DE	SOS	Winthrop Resources Corporation	UCC-1	5/19/2004	41577677
West Marine, Inc.	DE	SOS	Winthrop Resources Corporation	UCC-1	5/20/2004	41590951
West Marine, Inc.	DE	SOS	Winthrop Resources Corporation	UCC-1	8/24/2004	42417444
West Marine, Inc.	DE	SOS	General Electric Capital Corporation	UCC-1	11/3/2004	43144302
West Marine, Inc.	DE	SOS	Safeco Credit Co. Inc. dba Safeline Leasing	UCC-1	12/3/2004	43410133
West Marine, Inc.	DE	SOS	General Electric Capital Corporation	UCC-1	6/6/2005	51780205

Schedule 5.4

Eligible Inventory Locations

Owned Or Leased West Marine Products, Inc. Stores

#	ST	LOCATION	ADDRESS	CITY	ZIP	PHONE #
540	AK	West Marine	8401 Dimond D Blvd	Anchorage	99515	(907) 349-5299
542	AL	West Marine	25907 Canal Road	Orange Beach	36561	(251) 981-2750
1749	AL	Boat US	3654 Airport Blvd.	Mobile	36608	(251) 414-5447
172	AL	West Marine	3747 Government Blvd	Mobile	36693	(251) 661-6244
513	AL	West Marine	2423 Eastern Blvd	Montgomery	36117	(334) 274-9090
523	AZ	West Marine	4239 West Bell Rd	Pheonix	85053	(602) 564-6680
145	AZ	West Marine	55 S Lake Havasu Ave #E	Lake Havasu City	86403	(928) 505-4444
515	AZ	West Marine	1628-1 East Southern Ave	Tempe	85282	(480) 897-6300
592	CA	West Marine Bargain Ctr	2200 Livingston St	Oakland	94606	(510) 532-5230
176	CA	West Marine	5840 Sepulveda Blvd	Van Nuys	91411	(818) 756-5380
1224	CA	West Marine	10081 Indiana Ave, Ste A-3	Riverside	92503	(951) 354-5282
15	CA	West Marine	34235 Pacific Coast Hwy	Dana Point	92629	(949) 493-4455
5541	CA	Concept	132C Harbor Wy.	Santa Barbara	93109	(805) 564-1334
19	CA	West Marine	34467 Golden Lantern	Dana Point	92629	(949) 240-8200
577	CA	West Marine Express	2024 Del Monte, Suite A	Monterey	93940-3740	(831) 375-1870
573	CA	West Marine Express	2620-B Ingraham Street	San Diego	92109	(619) 223-1145
4	CA	West Marine	2450 17th Ave	Santa Cruz	95062	(831) 476-1800
8	CA	West Marine	375-C Saratoga Ave	San Jose	95129	(408) 246-1147
20	CA	West Marine	2040 North Tustin	Orange	92865	(714) 279-9700
14	CA	West Marine	900 West Coast Hwy	Newport Beach	92663	(949) 645-1711
5538	CA	West Marine Express	600 Broadway	Sacramento	95818	(916) 930-9640
7	CA	West Marine	9500 Micron Ave #116	Sacramento	95827-2618	(916) 366-3300
570	CA	West Marine	880 Potter Street	Berkeley	94710-2741	(510) 883-9170
1214	CA	West Marine	2885 Santa Rosa Ave, Suite A	Santa Rosa	95407	(707) 579-4076
17	CA	West Marine	4051 E Main St	Ventura	93003	(805) 654-8233

Page 1 of Schedule 5.4

#	ST	LOCATION	ADDRESS	CITY	ZIP	PHONE #
583	CA	West Marine	4445 Granite Dr., Suite 501	Rocklin	95677-2157	(916) 632-9140
191	CA	West Marine	2607 Bechelli Lane	Redding	96002	(530) 226-1400
557	CA	West Marine	26-A South Calle Cesar Chavez	Santa Barbara	93103-3641	(805) 564-1005
9	CA	West Marine	101 Townsend St	San Francisco	94107	(415) 543-3035
13	CA	West Marine	203 N Harbor Blvd	San Pedro	90731	(310) 833-0717
546	CA	West Marine	501 Canal Blvd # D	Richmond	94804	(510) 965-9922
127	CA	West Marine	730 Buena Vista Avenue	Alameda	94501-2156	(510) 521-4865
1235	CA	West Marine	3334 W Shaw Ave	Fresno	93711	(559) 271-1490
3	CA	West Marine	295 Harbor Dr	Sausalito	94965	(415) 332-0202
1775	CA	Boat US	120 Donahue Street	Marin City	94965	(415) 331-0224
6	CA	West Marine	1810 Field Ave	Stockton	95203	(209) 464-2922
1731	CA	Boat US	16390 Pacific Coast Hwy.	Huntington Beach	92649	(562) 592-5302
588	CA	West Marine	521 Contra Costa Blvd	Pleasant Hill	94523-1203	(925) 288-1696
16	CA	West Marine	1250 Rosecrans	San Diego	92106	(619) 225-8844
1733	CA	Boat US	3717 Rosecrans Street	San Diego	92110	(619) 298-3020
1215	CA	West Marine	1719 Oceanside Blvd	Oceanside	92054	(760) 435-9290
122	CA	West Marine	4645 Century Blvd	Pittsburg	94565-7107	(925) 778-1560
10	CA	West Marine	3761 W Hemlock	Oxnard	93035	(805) 382-2223
1778	CA	Boat US	377 East Coast Highway	Newport Beach	92660	(949) 673-0028
150	CA	West Marine	630 Bay Blvd	Chula Vista	91910	(619) 422-1904
12	CA	West Marine	251 Marina Dr	Long Beach	90803	(562) 598-9400
1	CA	West Marine	850 San Antonio Rd	Palo Alto	94306	(650) 494-6660
589	CA	WM Books & Charts	301 Harbor Drive	Sausalito	94965-1415	(415) 332-1320
2	CA	West Marine	2200 Livingston St	Oakland	94606	(510) 532-5230
11	CA	West Marine	4750 Admiralty Wy	Marina Del Ray	90292	(310) 823-5357
558	CA	West Marine	13555 Fiji Way	Marina Del Rey	90292	(310) 578-5999
5	CA	West Marine	608 Dubuque Ave	S. San Francisco	94080	(650) 873-4044
193	CO	West Marine	6148 East County Line Rd	Highlands Ranch	80126	(303) 221-4656

Page 2 of Schedule 5.4

#	ST	LOCATION	ADDRESS	CITY	ZIP	PHONE #
1203	CT	West Marine	99 Water Street	Norwalk	06854-3012	(203) 854-6545
45	CT	West Marine	266 E Main St. #A-11	Clinton	06413	(860) 664-4060
93	CT	West Marine	401 Shippan Ave	Stamford	06902	(203) 969-7727
5539	CT	West Marine Express	49 River Rd.	Cos Cob	06807	(203) 552-1137
1776	CT	Boat US	40 Frontage Road	E . Haven	06512	(203) 467-4436
1211	CT	West Marine	940 Boston Post Road	Old Saybrook	06475-2128	(860) 395-5431
556	CT	West Marine	351 N. Frontage Rd., Unit D-1	New London	06320	(860) 444-8755
129	CT	West Marine	33 Business Park Dr	Branford	06405	(203) 481-3465
1719	CT	Boat US	5 Washington Street	Norwalk	06854	(203) 866-4426
1746	CT	Boat US	1654 Boston Post Road	Old Saybrook	06475	(860) 399-3170
103	CT	West Marine	1201 Kings Hwy East	Fairfield	06430	(203) 330-1100
87	CT	West Marine	14 B Clara Dr	Mystic	06355	(860) 536-1455
89	CT	West Marine	470 Bridgeport Ave #U-Z	Milford	06460	(203) 877-4004
1739	DE	Boat US	132 Sunset Blvd. #20	New Castle	19720	(302) 325-9550
563	DE	West Marine	1142 Pulaski Hwy	Bear	19701	(302) 836-2766
535	DE	West Marine	4575 Hwy 1 # 40	Rehoboth Beach	19971	(302) 644-9424
593	FL	West Marine Bargain Ctr	2000 34th St. (No US 19)	St. Petersburg	33713	(727) 327-0072
596	FL	West Marine Bargain Ctr	1951 W. Copans Rd., Suites 8-14	Pompano Beach	33064	(954) 960-0562
1227	FL	West Marine	1516 W. Brandon Blvd	Brandon	33511	(813) 657-5553
162	FL	West Marine	1951 West Copans Rd	Pompano Beach	33064	(954) 960-0560
62	FL	West Marine	4545 SE Dixie Hwy Blvd	Stuart	34997	(772) 223-1515
141	FL	West Marine	1201 N Federal Hwy #1A	Ft. Lauderdale	33304	(954) 564-6767
142	FL	West Marine	5135 Adanson St	Orlando	32804	(407) 644-8557
170	FL	West Marine	7160 North Davis Hwy	Pensacola	32504	(850) 476-2720
118	FL	West Marine	3905 W Cypress St	Tampa	33607	(813) 348-0521
115	FL	West Marine	3140 No Tamiami Trail	Sarasota	34234	(941) 351-3431
1720	FL	Boat US	12901 McGregor Blvd.	Ft. Myers	33919	(239) 481-7447
114	FL	West Marine	19407 S Dixie Hwy	Miami	33157	(305) 232-0811

Page 3 of Schedule 5.4

#	ST	LOCATION	ADDRESS	CITY	ZIP	PHONE #
109	FL	West Marine	3350 No 28th Terrace	Hollywood	33020	(954) 921-1800
1099	FL	West Marine	11735 S. Dixie Highway	Pinecrest	33156-4438	(305) 259-5800
5512	FL	West Marine Express	268 Apollo Beach Blvd	Apollo Beach	33572-2261	(813) 645-6144
146	FL	West Marine	160 SE Hwy 19	Crystal River	34429	(352) 563-0003
64	FL	West Marine	103400 Overseas Hwy #124	Key Largo	33037	(305) 453-9050
5506	FL	West Marine Express	474 - 21st Street	Vero Beach	329605454	(772) 562-2166
1248	FL	West Marine	5790 2nd Ave.	Stock Island	33040	(305) 294-2025
1716	FL	Boat US	11477 U.S. Hwy. 19 N.	Clearwater	33764	(727) 573-2678
59	FL	West Marine	1875 North US Hwy 1	Ft. Pierce	34946	(772) 460-9044
1209	FL	West Marine	320 W. Merritt Island Causeway	Merritt Island	32953-4728	(321) 452-4661
549	FL	West Marine	862-B Hwy 98 East	Destin	32541	(850) 269-0636
144	FL	West Marine	3346 US 19 North	Holiday	34691	(727) 846-1903
547	FL	West Marine	1030 S Ponce De Leon Blvd	St. Augustine	32084	(904) 810-5353
1762	FL	Boat US	2595 S E Federal Hwy	Stuart	34994-4532	(772) 283-2335
1729	FL	Boat US	3360 East Tamiami Trail	Naples	34112	(239) 774-3233
1200	FL	West Marine	2225 Thomas Drive	Panama City Bch	32408	(850) 234-2717
5507	FL	West Marine Express	203 - 150th Avenue	Madeira Beach	33708	(727) 392-4939
1757	FL	Boat US	12195 Biscayne Blvd.	N. Miami	33181	(305) 895-1870
1744	FL	Boat US	1140 E. Altamonte Drive, #1037	Altamonte Springs	32701	(407) 339-8005
550	FL	West Marine	4569 14th St West	Bradenton	34207	(941) 753-3585
1201	FL	West Marine	28520 Bonita Crossings Blvd Ste 1	Bonita Springs	34135-3205	(239) 947-7666
35	FL	West Marine	110 N Federal Hwy	Deerfield Beach	33441	(954) 427-6165
31	FL	West Marine	3635 S Dixie Hwy	Miami	33133	(305) 444-5520
37	FL	West Marine	1520 Colonial Blvd	Ft. Myers	33907	(239) 275-6077
65	FL	West Marine	3500 Barrancas Ave	Pensacola	32507	(850) 453-0010
5510	FL	West Marine Express	119 First Avenue N., #M122	St. Petersburg	33701-3307	(727) 822-6565
548	FL	West Marine	1860 Tamiami Trail South	Venice	34293	(941) 408-8288
38	FL	West Marine	1509 N Harbor City Blvd	Melbourne	32935	(321) 242-9600

Page 4 of Schedule 5.4

#	ST	LOCATION	ADDRESS	CITY	ZIP	PHONE #
112	FL	West Marine	1401 Old Dixie Hwy	Lake Park	33403	(561) 863-1440
5521	FL	West Marine Express	200 S. Washington Ave.	Titusville	32796	(321) 269-6165
30	FL	West Marine	16215 Biscayne Blvd	N. Miami Beach	33160	(305) 947-6333
156	FL	West Marine	4248 W Tennessee St	Tallahassee	32304	(850) 574-3309
139	FL	West Marine	2400 S Ridgewood/US 1	S. Daytona	32119	(386) 760-0660
175	FL	West Marine	220 Eglin Pky NE	Ft. Walton Beach	32547	(850) 664-2254
163	FL	West Marine	3523 NW Federal Hwy	Jensen Beach	34957	(772) 692-3092
171	FL	West Marine	1388 West 15th St	Panama City	32401	(850) 763-1844
5535	FL	West Marine Express	2250 South 8th Street	Fernandina	32034	(904) 321-4110
164	FL	West Marine	311 Blanding Blvd	Orange park	32073	(904) 276-4343
1242	FL	West Marine	1721 Gulf to Bay Blvd	Clearwater	33755	(727) 447-5320
1217	FL	West Marine	161 N US Hwy 1	Jupiter	33469	(561) 745-3013
61	FL	West Marine	725 Caroline St	Key West	33040	(305) 295-0999
60	FL	West Marine	2055 Overseas Hwy	Marathon	33050	(305) 289-1009
5513	FL	West Marine Express	274 East Eau Gallie Blvd	Indian Harbour	329374874	(321) 777-7622
34	FL	West Marine	4415 Roosevelt Blvd	Jacksonville	32210	(904) 388-7510
1728	FL	Boat US	4229 S. Tamiami Trail	Sarasota	34231	(941) 925-7361
66	FL	West Marine	2025 Davis Blvd	Naples	34104	(239) 793-7722
128	FL	West Marine	1024 S Harbor City Blvd	Melbourne	32901	(321) 723-1878
1740	FL	Boat US	8595 Beach Blvd., Unit 342	Jacksonville	32216	(904) 642-6505
117	FL	West Marine	2000 34th St, No US 19	St. Petersburg	33713	(727) 327-0072
113	FL	West Marine	5951 University Blvd W	Jacksonville	32216	(904) 737-4360
569	FL	West Marine	14180 Beach Blvd. Unit 4	Jacksonville	32250	(904) 821-5033
1722	FL	West Marine	1900-B Okeechobee Blvd.	West Palm Beach	33409	(561) 684-4900
1220	FL	West Marine	2275 South Federal Hwy, Ste 20	Delray Beach	33483	(561) 266-8489
69	FL	West Marine	1231 Cleveland St	Clearwater	33755	(727) 443-2280
131	FL	West Marine	8687 Coral Wy	Miami	33155	(305) 263-7465
1218	FL	West Marine	1107 3rd Street SW	Winter Haven	33880	(863) 401-2500

Page 5 of Schedule 5.4

#	ST	LOCATION	ADDRESS	CITY	ZIP	PHONE #
5501	FL	West Marine Express	1720 S. McCall Rd., Suite F	Englewood	34223-4865	(941) 473-2070
1767	FL	Boat US	4 SE Eglin Parkway	Ft. Walton Beach	32548	(850) 244-9000
166	FL	West Marine	17105 San Carlos Blvd #C-2	Ft. Myers Beach	33931	(239) 432-9800
33	FL	West Marine	12189 US Hwy 1 #23	N. Palm Beach	33408	(561) 775-1434
155	FL	West Marine	4265 Tamiami Trail	Port Charlotte	33980-2512	(941) 625-2700
1204	FL	West Marine	10289 Ulmerton Rd., Suite B	Largo	337714118	(727) 586-7040
32	FL	West Marine	2300 S Federal Hwy	Ft. Lauderdale	33316	(954) 527-5540
510	FL	West Marine	1089 North Collier Blvd., Suite 403	Marco Island	34145-2555	(239) 642-7060
1768	FL	Boat US	41286 U.S. Hwy. 19 North	Tarpon Springs	34689	(727) 939-1754
1771	FL	Boat US	4200 Tamiami Trail	Port Charlotte	33952-9252	(941) 625-5002
1206	FL	Boats & Motors	2214 S. Federal Hwy.	Ft. Lauderdale	33316-3509	(954) 761-3830
36	FL	West Marine	5001 34th St. South	St. Petersburg	33711	(727) 867-5700
1758	FL	Boat US	451 S. Federal Hwy.	Pompano Beach	33062	(954) 782-6181
1752	FL	Boat US	5627 14th Street W. Suite J	Bradenton	34207	(941) 755-9670
5527	FL	West Marine Express	3483 Gulf Breeze Parkway	Gulf Breeze	32563	(850) 932-4404
5511	FL	West Marine Express	3324 E. Bay Drive	Holmes Beach	34217	(941) 778-4858
5517	FL	West Marine Express	795 Bayway Blvd.	ClearwaterBch	33767	(727) 445-7000
565	FL	West Marine	1012 Cape Coral Pkwy. East	Cape Coral	339049159	(239) 540-7300
68	FL	West Marine	125 Basin St Ste 140	Daytona Beach	32114	(386) 226-9966
1098	FL	West Marine	7478 S. Orange Blossom Trl Suite A	Orlando	32809-5781	(407) 857-7337
5519	FL	West Marine Express	1617 Hwy 98W, Ste - 4	Carabelle	32322-3008	(850) 697-8504
1750	FL	Boat US	3810 Barrancas Avenue #3	Pensacola	32507	(850) 456-9955
63	FL	West Marine	3979 South Tamiami Trail	Sarasota	34231	(941) 924-6777
1726	GA	Boat US	6245 Peachtree Ind Blvd	Doraville	30360	(770) 936-8611
519	GA	West Marine	300 Pearl Nix Pkwy	Gainesville	30501	(770) 533-9334
1225	GA	West Marine	1919 Glynn Ave., Ste 1	Brunswick	31520	(912) 264-6222
507	GA	West Marine	592 Bobby Jones Expwy	Augusta	30907	(706) 650-1939
135	GA	West Marine	2510 Cobb Pkwy	Smyrna	30080	(770) 612-9944

Page 6 of Schedule 5.4

#	ST	LOCATION	ADDRESS	CITY	ZIP	PHONE #
1759	GA	Boat US	11607 Abercorn Street	Savannah	31419	(912) 925-2363
137	GA	West Marine	7700 Abercorn St	Savannah	31406	(912) 352-2660
173	GA	West Marine	4305 NE Expwy	Doraville	30340	(770) 939-2828
559	GA	West Marine	4989 Friendship Road	Buford	30518	(770) 614-5111
18	HI	West Marine	111 Sand Island Access Rd	Honolulu	96819	(808) 845-9900
1745	IL	Boat US	567 East Roosevelt Road	Lombard	60148	(630) 792-1550
152	IL	West Marine	229 Skokie Valley Rd	Highland Park	60035	(847) 831-0100
1727	IL	Boat US	63 West Rand Road	Arlington Heights	60004	(847) 398-0606
76	IL	West Marine	2 West Grand Ave	Fox Lake	60020	(847) 973-2221
521	IL	West Marine	1707-7th St	Winthrop Harbor	60096	(847) 746-2015
71	IL	West Marine	627 W North Ave	Chicago	60610	(312) 654-1818
100	IN	West Marine	3221 Franklin St	Michigan City	46360	(219) 874-9722
186	IN	West Marine	6370 East 82nd St	Indianapolis	46250	(317) 841-0826
1221	LA	West Marine	1731 Martin Luther King Blvd. Ste B	Houma	70360	(985) 223-9908
514	LA	West Marine	2668 Johnston St. #B-2	Lafayette	70503	(337) 231-0000
1223	LA	West Marine	1702 West Prien Lake Rd.	Lake Charles	70601-8361	(337) 479-8077
508	LA	West Marine	8350 N Florida Blvd	Baton Rouge	70806	(225) 216-3055
1202	LA	West Marine	1803 N. Causeway Blvd.	Mandeville	70471-3111	(985) 727-9443
120	MA	West Marine	406 Washington St	Woburn	01801	(781) 933-3290
5540	MA	West Marine Express	52 Beach Rd.	Vineyard Haven	02568	(508) 693-2906
5524	MA	West Marine Express	17 Rogers St. #1-1	Gloucester	01930	(978) 281-8194
107	MA	West Marine	1060 Fall River Ave	Seekonk	02771	(508) 336-5004
83	MA	West Marine	77 Scranton Ave	Falmouth	02540	(508) 457-6500
46	MA	West Marine	66 Wood Rd	Braintree	02184	(781) 356-2100
43	MA	West Marine	243 Newbury St (US Rt 1)	Peabody	01960	(978) 535-7332
1228	MA	West Marine	32 Atlantic Ave.	Marblehead	01945	(781) 639-6451
119	MA	West Marine	120 Allied Drive	Dedham	02026	(781) 329-2430
149	MA	West Marine	1166 Route 132	Hyannis	02601	(508) 790-1425

Page 7 of Schedule 5.4

#	ST	LOCATION	ADDRESS	CITY	ZIP	PHONE #
86	MA	West Marine	139 Popes Island	New Bedford	02740	(508) 994-1122
5504	MA	West Marine Express	354 Front Street, Suite D	Marion	02738-1528	(508) 748-3833
512	MA	West Marine	43 Home Depot Drive	Plymouth	02360-2669	(508) 830-3150
1781	MA	Boat US	126 Main Street	Weymouth	02188	(781) 331-3204
1760	MA	Boat US	139 Endicott Street	Danvers	01923	(978) 777-5940
56	MA	West Marine	973 Iyanough Rd	Hyannis	02601	(508) 862-2700
1755	MA	Boat US	29 Berdon Way	Fairhaven	02719	(508) 992-8484
178	MD	West Marine	8226 Ocean GateWy	Easton	21601	(410) 770-3080
5529	MD	West Marine Express	309 Sunburst Hwy, Unit 7	Cambridge	21613	(410) 901-9458
143	MD	West Marine	2122 DiDonato Dr	Chester	21619	(410) 604-1752
1738	MD	Boat US	163A Jennifer Road	Annapolis	21401	(410) 573-5744
180	MD	West Marine	389 Deale Rd	Tracy’s Landing	20779	(301) 889-0004
560	MD	West Marine	21386 Rock Hall Avenue	Rock Hall	21661	(410) 639-9959
179	MD	West Marine	2700 Lighthouse Pt E #100	Baltimore	21224	(410) 563-8905
104	MD	West Marine	8807 Annapolis Rd	Lanham	20706	(301) 577-0660
562	MD	West Marine	14030 H.G. Trueman Road	Solomons	20688	(410) 326-6006
1213	MD	West Marine	1026 Pulaski Hwy., Unit 13	Havre de Grace	21078	(410) 939-6282
108	MD	West Marine	8302 Pulaski Hwy	Rosedale	21237	(410) 574-7770
92	MD	West Marine	8104-A Ritchie Hwy	Pasadena	21122	(410) 431-5100
516	MD	West Marine	3257 Solomon’s Island Rd	Edgewater	21037	(410) 956-8920
1724	MD	Boat US	6651-20 Ritchie Hwy.	Glen Burnie	21061	(410) 761-5901
1711	MD	Boat US	5250 Randolph Road	Rockville	20852	(301) 230-0945
1725	MD	Boat US	8821 Pulaski Highway	Baltimore	21237	(410) 918-9344
1238	MD	West Marine	12638 Ocean Gateway, Units 1-5	Ocean City	21842	(410) 213-7543
561	MD	West Marine	105 Chesapeake Center Ct	Glen Burnie	21060	(410) 590-6556
1243	MD	West Marine	4195 Mountain Road	Pasadena	21122	(410) 437-2617
1222	MD	West Marine	164 Carroll Island Rd	Bowley’s Quarters	21220-2208	(410) 335-7896
537	MD	West Marine	475 N. Mauldin Ave	North East	21901	(410) 287-6600

Page 8 of Schedule 5.4

#	ST	LOCATION	ADDRESS	CITY	ZIP	PHONE #
41	MD	West Marine	113 Hillsmere Dr	Annapolis	21403	(410) 268-0129
84	ME	West Marine	127 Marginal Wy	Portland	04101	(207) 761-7600
541	ME	West Marine	11 Apple Lane	Southwest Harbor	04679	(207) 244-0300
140	MI	West Marine	3750 Pine Grove Ave	Ft Gratiot	48060	(810) 984-5041
78	MI	West Marine	2492 Henry St. #B	Muskegon	49441	(231) 759-7709
151	MI	West Marine	G-3302 Miller Rd	Flint	48507	(810) 230-8930
79	MI	West Marine	789 E Big Beaver Rd	Troy	48083	(248) 528-2112
1245	MI	West Marine	127 Anchors Way	Saint Joseph	49085	(262) 982-1739
57	MI	West Marine	30060 S River Rd	Harrison Township	48045	(586) 465-5401
5549	MI	West Marine Express	503 S. Rath Avenue, Unit 102	Ludington	49431	(231) 845-8501
1234	MI	West Marine	401 Michigan St.	Algonac	48001	(810) 794-2874
77	MI	West Marine	25050 Jefferson Ave	St. Clair Shores	48080	(586) 771-4700
1770	MI	Boat US	38989 Jefferson Ave	Mt. Clemens	48045	(586) 468-0366
74	MI	West Marine	12513 James St	Holland	49424	(616) 399-0099
184	MI	West Marine	2840 East Saginaw #1	Lansing	48912	(517) 485-2406
526	MI	West Marine	105 West Mitchell St	Petoskey	49770	(231) 348-7558
1233	MI	West Marine	810 Jackson St.	Grand Haven	49417	(616) 842-8960
543	MI	West Marine	3500 Market Place Circle	Traverse City	49684	(231) 922-2300
168	MI	West Marine	22311 Eureka Rd	Taylor	48180	(734) 374-8855
96	MI	West Marine	4128 Wilder Rd	Bay City	48708	(989) 667-2100
1713	MI	Boat US	2212 E. 14 Mile Road	Warren	48092	(586) 939-5050
1756	MI	Boat US	10610 Telegraph Road	Taylor	48180	(313) 295-7220
154	MI	West Marine	2975 28th St, SE	Grand Rapids	49512	(616) 954-9822
194	MN	West Marine	13889 Ridgedale Dr	Minnetonka	55305	(952) 545-5540
1737	MN	Boat US	8537 Lyndale Avenue South	Bloomington	55420	(952) 885-0661
190	MO	West Marine	1355 South 5th St. #150	St. Charles	63301	(636) 949-8866
182	MO	West Marine	3872 Hwy 54, Lake Ozark	Osage Beach	65065	(573) 302-0552
529	MO	West Marine	13840 Manchester Rd	Manchester	63011	(636) 207-1191

Page 9 of Schedule 5.4

#	ST	LOCATION	ADDRESS	CITY	ZIP	PHONE #
554	MS	West Marine	6351 I55 North # #151	Jackson	39213	(601) 956-4053
174	MS	West Marine	2404 Pass Rd	Biloxi	39531	(228) 388-9090
5503	NC	West Marine Express	1401 N. Lake Park Blvd., Suite 64	Carolina Beach	28428-3905	(910) 458-5712
138	NC	West Marine	5000 So. Croatan Hwy., Units 30-32	Nags Head	27959	(252) 441-1101
527	NC	West Marine	3027 Capital Blvd #111	Raleigh	27604	(919) 871-6384
1226	NC	West Marine	330 Bridge St.	Washington	27889	(252) 975-6688
5534	NC	West Marine Express	1104 Broad St Ext	Oriental	28571-9786	(252) 249-3200
136	NC	West Marine	3601 M. King, Jr. Blvd	New Bern	28562	(252) 636-0650
506	NC	West Marine	20420 West Catawba Ave.	Cornelius	28031-5255	(704) 895-5299
91	NC	West Marine	5215C South Blvd	Charlotte	28217	(704) 676-0133
90	NC	West Marine	1994 Eastwood Rd	Wilmington	28403	(910) 256-7878
97	NC	West Marine	4950 Arendell St	Morehead City	28557	(252) 240-2909
5532	NC	West Marine Express	407 Atlantic Beach Cswy: Ste 6-F	Atalntic Beach	28512-7361	(252) 247-3356
534	NH	West Marine	308 Lafayette Rd	Seabrook	03874	(603) 474-7997
153	NH	West Marine	775 Lafayette Rd #2	Portsmouth	03801	(603) 436-8300
1743	NH	Boat US	920 Layfayette Road, Unit 3	Seabrook	03874	(603) 474-7170
1229	NJ	West Marine	825 8th Ave.	Belmar	07719	(732) 280-1771
121	NJ	West Marine	2391 Hwy 36	Atlantic Highlands	07716	(732) 872-8100
130	NJ	West Marine	213 Route 37 East	Tom’s River	08753	(732) 341-0710
111	NJ	West Marine	Rt. 35 & 36 (Off Max Plaza)	Eatontown	07724	(732) 542-8282
106	NJ	West Marine	258 New Rd (Rte 9)	Somers Point	08244	(609) 601-0061
40	NJ	West Marine	990 Cedar Bridge Rd	Brick Township	08723	(732) 262-8899
101	NJ	West Marine	494 Market St	Perth Amboy	08861	(732) 442-5700
1764	NJ	Boat US	1618 North Kings Highway	Cherry Hill	08034	(856) 795-9191
188	NJ	West Marine	791 Route 109	Cape May	08204	(609) 898-8245
95	NJ	West Marine	1851 Hwy 35	South Amboy	08879	(732) 525-2221
148	NJ	West Marine	100 Route 17 South	Lodi	07644	(201) 712-1111
110	NJ	West Marine	1215 Route 73	Mt. Laurel	08054	(856) 231-4600

Page 10 of Schedule 5.4

#	ST	LOCATION	ADDRESS	CITY	ZIP	PHONE #
1721	NJ	Boat US	2145 Route 35 North	Holmdel	07733	(732) 739-8890
1748	NJ	Boat US	2770 Hooper Avenue	Brick Township	08723	(732) 477-9661
1219	NV	West Marine	2505 Mill St.	Reno	89502	(775) 329-2552
525	NV	West Marine	252 E. Lake Mead Dr.	Henderson	89015	(702) 567-1166
595	NY	West Marine Bargain Ctr	124 E. Main St.	Babylon	11702	(631) 669-0180
132	NY	West Marine	12 West 37th	New York City	10018	(212) 594-6065
82	NY	West Marine	101 East Main St	Riverhead	11901	(631) 369-2628
1769	NY	Boat US	1445 Niagara Falls Blvd.	Amherst	14228	(716) 803-1357
536	NY	West Marine	16 Soundview Marketplace	Port Washington	11050	(516) 944-1729
157	NY	West Marine	5000 Nesconset Hwy	Port Jefferson	11776	(631) 331-9280
5542	NY	West Marine Express	532 City Island Avenue	Bronx	10464	(718) 885-1469
1766	NY	Boat US	527 Montauk Highway	West Babylon	11704	(631) 422-9780
124	NY	West Marine	623 Stewart Ave	Garden City	11530	(516) 227-3450
1765	NY	Boat US	7909 1/2 Route 11	Cicero	13039	(315) 699-0001
72	NY	West Marine	131 Pattenwood Dr	Rochester	14617	(585) 266-0200
73	NY	West Marine	2192 Niagra St	Buffalo	14207	(716) 875-0500
80	NY	West Marine	3955 Long Beach Rd	Island Park	11558	(516) 431-0399
533	NY	West Marine	605 Troy Schenectady Rd	Latham	12110	(518) 783-7700
1207	NY	West Marine	56 New York Ave	Huntington	11743	(631) 427-4210
81	NY	West Marine	124 East Main St	Babylon	11702	(631) 422-3300
126	NY	West Marine	147 Sunrise Hwy	West Islip	11795	(631) 669-8585
571	NY	West Marine	55 E Merrick Rd	Freeport	11520-4035	(516) 771-8711
1763	NY	Boat US	1850 Ridge Road East	Irondequoit	14622	(585) 323-2040
125	NY	West Marine	90 W Jericho Turnpike	Huntington Station	11746	(631) 673-3910
517	NY	West Marine	21214 Pioneer Plaza Dr	Watertown	13601	(315) 788-8490
1232	NY	West Marine	91 S Route 9W, Ste 3	West Haverstraw	10993	(845) 429-7095
566	NY	West Marine	405 West Sunrise Highway	Patchogue	11772	(631) 289-7144
42	NY	West Marine	621 Jericho Turnpike	Syosset	11791	(516) 364-4330

Page 11 of Schedule 5.4

#	ST	LOCATION	ADDRESS	CITY	ZIP	PHONE #
1718	OH	Boat US	1577 St. Clair Avenue East	Cleveland	44114	(216) 781-6110
5537	OH	West Marine Express	2205 Lake Avenue	Ashtabula	44004	(440) 466-2136
55	OH	West Marine	207 E Water St	Sandusky	44870	(419) 621-4700
532	OH	West Marine	400 Boardman-Poland Rd	Boardman	44512	(330) 758-7171
161	OH	West Marine	24781 Lorain Rd	North Olmstead	44070	(440) 979-0795
522	OH	West Marine	2827 Festival Lane #405-6	Dublin	43017	(614) 336-4420
75	OH	West Marine	6176 N Summit Bldg. F	Toledo	43611	(419) 727-8989
578	OH	West Marine	7525 Mentor Avenue	Mentor	44060-5423	(440) 953-9900
5543	OH	West Marine Express	406 Cleveland Rd. E	Huron	44839	(419) 433-1800
1761	OH	Boat US	205 S.E. Catawba	Port Clinton	43452	(419) 734-7165
1736	OH	Boat US	4441 Summit Street North	Toledo	43611	(419) 729-5400
70	OH	West Marine	4036 E Harbor Rd	Port Clinton	43452	(419) 734-9122
1241	OH	West Marine	4721 Liberty Ave.	Vermillion	44089	(440) 963-2005
520	OK	West Marine	2727 N.W. Expwy St	Oklahoma City	73112	(405) 848-2634
528	OK	West Marine	4317-A South Sheridan Rd	Tulsa	74145	(918) 665-2101
1205	OR	West Marine	15230 SW Sequoia Pkwy., Suite 190	Tigard	97224	(503) 624-6090
21	OR	West Marine	1176 N Hayden Meadows Dr	Portland	97217	(503) 289-9822
133	PA	West Marine	1300 S Columbus Blvd	Philadelphia	19147	(215) 462-0900
1212	PA	West Marine	2126 Street Road	Bensalem	19020	(215) 245-0250
524	PA	West Marine	4885 McKnight Rd #19	Pittsburgh	15237	(412) 369-5800
49	RI	West Marine	199 Connell Hwy	Newport	02840	(401) 841-9880
545	RI	West Marine	91 Point Judith Rd	Narragansett	02882	(401) 788-9977
1772	RI	Boat US	545 Main St.	East Greenwich	02818	(401) 886-6790
44	RI	West Marine	1000 Division St	East Greenwich	02818	(401) 884-0900
192	SC	West Marine	975 Savannah Hwy	Charleston	29407	(843) 573-0123
1751	SC	Boat US	2049 Savannah Hwy #90	Charleston	29407	(843) 763-6360
567	SC	West Marine	890 William Hilton Pkwy, Unit 108	Hilton Head Island	29928-3422	(843) 686-5351
5547	SC	West Marine Express	1347 Ribaut Road, Suite G	Port Royal	29935	(843) 522-8297

Page 12 of Schedule 5.4

#	ST	LOCATION	ADDRESS	CITY	ZIP	PHONE #
134	SC	West Marine	5641 Rivers Ave	N. Charleston	29406	(843) 529-0094
518	SC	West Marine	900 B Hwy 17 North	N. Myrtle Beach	29582	(843) 280-1327
1208	SC	West Marine	12078 Highway 17 Bypass, Unit A	Murrells Inlet	29576	(843) 357-6208
511	SC	West Marine	3501 Clemson Blvd, #110	Anderson	29621	(864) 222-1676
197	SC	West Marine	Dutch Square Ctr, Unit 98	Columbia	29210	(803) 750-5034
538	TN	West Marine	5566 Old Hickory Blvd	Hermitage	37076	(615) 232-8911
50	TX	West Marine	9070 Research Blvd # 201	Austin	78758	(512) 302-1406
1732	TX	Boat US	18313 Egret Bay Blvd.	Houston	77058	(281) 333-9191
58	TX	West Marine	6999 Blanco Rd	San Antonio	78216	(210) 348-0770
1712	TX	Boat US	7280 Wynnwood	Houston	77008	(713) 880-2160
572	TX	West Marine	3101 NASA Road 1	Seabrook	775866436	(281) 326-1447
5523	TX	West Marine Express	1011 East Concho Street	Rockport	78382-2722	(361) 790-5501
580	TX	West Marine	3612 West FM 120	Denison	75020-1552	(903) 463-4223
198	TX	West Marine	349 West I30	Garland	75043	(972) 303-2948
52	TX	West Marine	10400 N Central Expwy #A	Dallas	75231	(214) 265-7776
195	TX	West Marine	5866 Eastex Fwy	Beaumont	77708	(409) 924-9343
199	TX	West Marine	5926 Broadway	Galveston	77551	(409) 741-8052
564	TX	West Marine	1401 Marina Bay Drive	Kemah	77565	(281) 535-0820
94	TX	West Marine	7625 S Padre Island Dr	Corpus Christi	78412	(361) 980-1765
196	TX	West Marine	132 FM1960 #E	Houston	77073	(281) 821-3132
5525	TX	West Marine Express	411 Sailfish LN STE 5	Freeport	77541	(979) 373-0177
539	UT	West Marine	23 West 7200 S. St	Midvale	84047	(801) 565-3615
85	VA	West Marine	2865 Lynnhaven Dr, #B4	Virginia Beach	23451	(757) 496-9996
1715	VA	Boat US	3750-B Virginia Beach Blvd,	Virginia Beach	23452	(757) 431-8127
183	VA	West Marine	13330 Gordon Blvd	Woodbridge	22191	(703) 492-6225
1710	VA	Boat US	890 S Pickett St.	Alexandria	22304	(703) 461-2850
5520	VA	West Marine Express	3841-G East Little Creek Road	Norfolk	23518	(757) 587-0088
105	VA	West Marine	5616 Virginia Beach Blvd	Norfolk	23502	(757) 466-1826

Page 13 of Schedule 5.4

#	ST	LOCATION	ADDRESS	CITY	ZIP	PHONE #
187	VA	West Marine	15758 General Puller Hwy.	Deltaville	23043-2032	(804) 776-0400
48	VA	West Marine	2121 W Mercury Blvd	Hampton	23666	(757) 825-4900
5545	VA	West Marine Express	1795 George Washington Memorial Hwy.	Gloucester Point	23062	(804) 642-3470
1777	VA	Boat US	34 Irma’s Lane	Deltaville	23043	(804) 776-8583
169	VA	West Marine	10819 W Broad St	Glen Allen	23060	(804) 346-9502
47	VA	West Marine	601 South Patrick St	Alexandria	22314	(703) 549-7020
185	VT	West Marine	861 Williston Rd	Burlington	05403	(802) 865-8064
27	WA	West Marine	5971 State Hwy 303 NE	Bremerton	98310	(360) 479-2200
531	WA	West Marine	2020 Harrison Ave NW #A16	Olympia	98502	(360) 352-1244
181	WA	West Marine	2428 Washington St	Port Townsend	98368	(360) 379-1612
177	WA	West Marine	5306 East Sprague Ave	Spokane	99212	(509) 533-5532
5508	WA	West Marine Express	439 Peace Portal Drive, Suite B	Blaine	982304014	(360) 332-1918
25	WA	West Marine	918 Commercial Ave	Anacortes	98221	(360) 293-4262
5514	WA	West Marine Express	451 S.E. Pioneer Way	Oak Harbor	982775719	(360) 675-1976
26	WA	West Marine	13211 Northup Wy	Bellevue	98005	(425) 641-4065
23	WA	West Marine	6317 Seaview Ave NW	Seattle	98107	(206) 789-4640
28	WA	West Marine	3560 Meridian St	Bellingham	98225	(360) 650-1100
29	WA	West Marine	1716 West Marine View Dr	Everett	98201	(425) 303-1880
1216	WA	West Marine	188 Sunset Ave	Edmonds	98020	(425) 670-2009
22	WA	West Marine	1000 Mercer	Seattle	98109	(206) 292-8663
5536	WA	West Marine Express	3119 Judson St.Suite A	Gig Harbor	98335	(253) 858-6250
24	WA	West Marine	3212 Twentieth St E	Tacoma	98424	(253) 926-2533
5505	WA	West Marine Express	313 Spring Street -PO Box 1742	Friday Harbor	98250-8056	(360) 378-1086
1773	WI	Boat US	2700 West College Ave #20	Appleton	54914-2918	(920) 731-0535
88	WI	West Marine	427 South Main St	Racine	53403	(262) 637-3500
1231	WI	West Marine	3220 Golf Rd.	Delafield	53018	(262) 646-2006
1735	WI	West Marine	4141 S. 76th Street	Greenfield	53220	(414) 543-8300
509	WI	West Marine	1690 South Koeller St	Oshkosh	54902	(920) 232-0898

Page 14 of Schedule 5.4

#	ST	LOCATION	ADDRESS	CITY	ZIP	PHONE #
1230	WI	West Marine	1449 Green Bay Rd.	Sturgeon Bay	54235	(920) 746-4520
189	WI	West Marine	2455 W Broadway St	Madison	53713	(608) 221-8708

Owned or Leased West Marine Puerto Rico, Inc. Stores

#	ST	LOCATION	ADDRESS	CITY	ZIP	PHONE #
544	PR	West Marine	4186 Carretera Estatal #3	Fajardo	00738	(787) 801-2700
574	PR	West Marine	197 Calle Federico Costa	San Juan	00918-1307	(787) 777-0814

Owned or Leased West Marine Canada Corp. Stores

#	ST	LOCATION	ADDRESS	CITY	ZIP	PHONE #
3901	BC	West Marine	2210 Beacon Avenue	Sidney	V8L1X1	(250) 654-0045
3902	BC	West Marine	1601 West 2nd Avenue	Vancouver	V6J1H3	(604) 730-4093
3904	BC	West Marine	2000 Island Highway North, Ste 120	Nanaimo	V9S 5W3	(250) 758-8048
3905	BC	West Marine	2929 Douglas Street	Victoria	V8T 4M8	(250) 380-4097
3903	ON	West Marine	143 Lake Shore Blvd. East	Toronto	M5A 1B7	(416) 203-2884
3906	ON	West Marine	900 King Street	Midland	L4R 4L1	(705) 526-2745
3907	ON	West Marine	2385 Kingston Rd.	Scarborough	M1N 1V4	(416) 261-5494
3908	ON	West Marine	321 Cornwall Rd.	Oakville	L6J 7Z5	(905) 339-2214
3909	ON	West Marine	1092 Princess Street, Unit D3	Kingston	K7L 1H2	(613) 549-3658

Leased Locations Subject to Collateral Access Agreement:

1.	Lease dated as of June 15, 1995, between John E. Van Valkenburgh and Carl D. Panattoni and West Marine Products, Inc., for the Hollister, California distribution facility, as amended by that certain Addendum dated as of June 3, 1996, that certain First Amendment dated as of March 3, 1999, that certain Second Amendment dated as of June 11, 2002, and that certain Third Amendment dated as of April 1, 2003.

2.	Net Lease Agreement dated as of May 2, 1997, between Cabot Industrial Venture A, LLC, a Delaware limited liability company, as successor to Cabot Industrial Properties, L.P., a Delaware limited partnership, as successor to W/H No. 31, L.L.C., a South Carolina limited liability company, and West Marine, Inc., for the Rock Hill, South Carolina distribution facility, as amended by that certain First Amendment dated as of August 11, 1998, that certain Second Amendment dated as of April 18, 2000, that certain Landlord Subordination dated as of February 11, 2003, and that certain Third Amendment dated as of July 26, 2004, and as assigned by West Marine, Inc. to West Marine Products pursuant to that certain Assignment and Assumption Agreement dated as of December 28, 2005.

Page 15 of Schedule 5.4

3.	Lease dated as of December 1, 1986, between SCP Green Hagerstown, LLC, a limited liability company, as successor to Indian Creek Company, L.P. and West Marine Products, Inc., as successor to Boat America Corporation, for the Hagerstown, MD Distribution Facility, as amended by that certain Lease Amendment I dated as of November 25, 1996, that certain Lease Amendment II dated as of June 25, 1998, that certain Landlord Subordination dated as of February 25, 2003, that certain Third Amendment of Lease dated as of April 23, 2004, and that certain Amended and Restated Lease dated as of November 30, 2005.

4.	Lease dated June 26, 1997, between Watsonville Freeholders, a California limited partnership, and West Marine Products, Inc., for the Watsonville, California corporate offices, as amended by that certain First Amendment of Lease, dated July 27, 2005, and that certain Second Amendment of Lease, dated December 22, 2005.

Page 16 of Schedule 5.4

Schedule 5.6

States of Organization, Chief Executive Offices, FEINS

The chief executive office for each of the Loan Parties is 500 Westridge Drive, Watsonville, California 95076

COMPANY NAME		FEIN	DATE OF FORMATION	JURISDICTION OF FORMATION	ORGANIZATIONAL ID
West Marine, Inc.	1	77-0355502	09/24/93	Delaware	2352363
West Marine Products, Inc.	2	94-2374523	11/17/76	California	C0803061
West Marine Puerto Rico, Inc.	2	77-0510676	04/05/99	California	C2159447
W Marine Management Company, Inc.	2	77-0464151	07/24/97	California	C2031344
West Marine LBC, Inc.	3	77-0463795	07/24/97	California	C2031365
West Marine IHC I, Inc.	4	77-0465103	07/24/97	California	C2031364
West Marine Canada Corp.	5	98-0359219 IRS, 3059505 CCRA	08/27/01	Nova Scotia

1 = Parent company

2 = Wholly owned subsidiary of West Marine, Inc.

3 = Wholly owned subsidiary of West Marine Products, Inc.

4 = Wholly owned subsidiary of West Marine LBC, Inc.

5 = Foreign Corporation, wholly owned subsidiary of W Marine Management Company, Inc.

Schedule 5.7(b)

Capitalization of Loan Parties’ Subsidiaries

West Marine Entity	Form of Entity; Jurisdiction of Organization	No. of Shares Issued and Outstanding	Owner of Issued and Outstanding Shares
West Marine Products, Inc.	California corporation	6,142,970 shares	West Marine, Inc. (100%)
West Marine Puerto Rico, Inc.	California corporation	1,000 shares	West Marine, Inc. (100%)
W Marine Management Company, Inc.	California corporation	1,000 shares	West Marine, Inc. (100%)
West Marine Canada Corp.	Nova Scotia unlimited company	1,000 shares	W Marine Management Company, Inc. (100%)
West Marine LBC, Inc.	California corporation	1,000 shares	West Marine Products, Inc. (100%)
West Marine IHC I, Inc.	California corporation	1,000 shares	West Marine LBC, Inc. (100%)

Schedule 5.9

Litigation

None.

Schedule 5.11

Entities Not Solvent

West Marine Puerto Rico, Inc.

West Marine Canada Corp.

Schedule 5.13

Environmental Matters

None.

Schedule 5.19

Credit Card Receipts

Credit Card Issuer: Juniper Bank

Credit Card Processors and Agreements:

1.	Visa and MasterCard Transactions: Processed by First National Bank of Omaha pursuant to Major Merchant Agreement dated May 23, 1997.

2.	Discover: Processed by Discover Card Services, Inc. pursuant to Agreement dated May 22, 1990.

3.	American Express: Processed by American Express pursuant to Acceptance Agreement dated October 2005.

4.	Visa (Canada): Processed by Moneris pursuant to Visa National Account Merchant Agreement dated June 1, 2002.

5.	Debit Card: Processed by Moneris pursuant to National Account Merchant Debit Card and Terminal Agreement dated June 1, 2002.

Schedule 5.25

Permitted Indebtedness

None.

SCHEDULE 6.2

Collateral Reporting

Borrowers shall provide Agent (and if so requested by Agent, with copies for each Lender) with the following documents at the following times in form satisfactory to Agent:

(a) Monthly Reporting. In respect of each Fiscal Month, Administrative Borrower shall provide to Agent original counterparts of (each in such form as Agent from time to time may specify):

(i) Borrowing Base Certificate. Prior to the occurrence of a Cash Dominion Event, Administrative Borrower shall provide to Agent, on or before the twelfth (12th) day of each Fiscal Month, a signed Borrowing Base Certificate in respect of the Borrowing Base as of the last day of the immediately preceding Fiscal Period; provided, however that during the continuance of a Cash Dominion Event, the Administrative Borrower shall provide to Agent, on or before Friday of each week, a signed Borrowing Base Certificate in respect of the Borrowing Base as of the close of business on the preceding Saturday. Such Certificate may be sent to Agent electronically (with an electronic signature) or by facsimile transmission, provided, further, that in each case, upon request by Agent, the original thereof is forwarded to Agent on the date of such transmission. No adjustments to the Borrowing Base Certificate may be made without supporting documentation and such other documentation as may be reasonably requested by Agent from time to time.

(ii) Notwithstanding the foregoing in clause (i) above, on or before January 27, 2006 Borrowers shall deliver a Borrowing Base Certificate in respect of the Borrowing Base as of the close of business on January 21, 2006.

(iii) Other Reports. Within 15 days after the end of each Fiscal Month for the immediately preceding Fiscal Month:

(1) purchases and accounts payable analysis report in Agent’s format;

(2) sales audit report and Inventory summary by location and merchandise class;

(3) inventory certificate in Agent’s format;

(4) rent, tax and insurance compliance certificate in Agent’s format;

(5) a Collateral activity summary or “roll forward” inventory report;

(6) a detailed aging, by total, of the Accounts of Borrowers, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Agent; and

(7) a detailed report regarding Borrowers’ cash and Cash Equivalents.

(b) Monthly Reconciliation Reports. Within 30 days of the end of each Fiscal Month for the immediately preceding month:

(1) reconciliation of the stock ledger to the general ledger and the calculation of availability; and

(2) statement of store activity in Agent’s format.

(c) For purposes of items (b)(1) and (b)(2) above, the first “preceding Fiscal Month” in respect of which the items required by that Section shall be provided shall be the Fiscal Month ending January 28, 2006.

In addition, each Borrower agrees to use its commercially reasonable efforts to assist Agent with the facilitation and implementation of a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.

2

Schedule 7.12

Loan Parties’ Affiliates

Randolf K. Repass individually and through the following entities:

•	Watsonville Freeholders, a California limited partnership (landlord of Watsonville, CA headquarters)

•	FBO Trust, Randolf K. Repass, as trustee (landlord of Palo Alto, CA store)

•	Corporate landlord of New Bedford, Massachusetts store

•	Partnership that is the landlord of Santa Cruz, CA store

•	Partnership that is the landlord of Braintree, MA store

•	New England Ropes, Inc. (supplier of West Marine)

See also Schedule 5.6.